     AS FILED WITH THE SECURITIES AND EXCHANGE COMMISSION ON JULY 31, 2001


                                                      REGISTRATION NO. 333-64116
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                       SECURITIES AND EXCHANGE COMMISSION
                             WASHINGTON, D.C. 20549
                            ------------------------


                                AMENDMENT NO. 2

                                       TO

                                    FORM S-3
                             REGISTRATION STATEMENT
                                     UNDER
                           THE SECURITIES ACT OF 1933
                            ------------------------

                                  EXULT, INC.
             (EXACT NAME OF REGISTRANT AS SPECIFIED IN ITS CHARTER)

                    DELAWARE                                        33-0831076
        (STATE OR OTHER JURISDICTION OF                          (I.R.S.
EMPLOYER
         INCORPORATION OR ORGANIZATION)                        IDENTIFICATION
NO.)

                            4 PARK PLAZA, SUITE 1000
                                IRVINE, CA 92614
                                 (949) 250-8002
  (ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE, OF
                   REGISTRANT'S PRINCIPAL EXECUTIVE OFFICES)

                             BRIAN W. COPPLE, ESQ.
                                GENERAL COUNSEL
                                  EXULT, INC.
                            4 PARK PLAZA, SUITE 1000
                                IRVINE, CA 92614
                                 (949) 250-8002
 (NAME, ADDRESS, INCLUDING ZIP CODE, AND TELEPHONE NUMBER, INCLUDING AREA CODE,
                             OF AGENT FOR SERVICE)

                                   COPIES TO:

                THOMAS D. MAGILL                                PATRICK T.
SEAVER
          GIBSON, DUNN & CRUTCHER LLP                            LATHAM &
WATKINS
                  4 PARK PLAZA                          650 TOWN CENTER DRIVE,
SUITE 2000
                IRVINE, CA 92614                               COSTA MESA, CA
92626
                 (949) 451-3800                                   (714) 540-1235

            APPROXIMATE DATE OF COMMENCEMENT OF PROPOSED SALE TO PUBLIC:

As soon as practicable after the effective date of this Registration Statement.

    If any of the securities being registered on this form are to be offered pursuant to dividend or interest reinvestment plans, please check the following box. [ ]

    If any of the securities being registered on this Form are to be offered on a delayed or continuous basis pursuant to Rule 415 under the Securities Act of 1933, other than securities offered only in connection with dividend or interest reinvestment plans, check the following box. [ ]

    If this Form is filed to register additional securities for an offering pursuant to Rule 462(b) under the Securities Act, please check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If this Form is a post-effective amendment filed pursuant to Rule 462(c) under the Securities Act, check the following box and list the Securities Act registration statement number of the earlier effective registration statement for the same offering. [ ] __________

    If delivery of the prospectus is expected to be made pursuant to Rule 434, please check the following box. [ ]
                            ------------------------

     THE REGISTRANT HEREBY AMENDS THIS REGISTRATION STATEMENT ON SUCH DATE OR DATES AS MAY BE NECESSARY TO DELAY ITS EFFECTIVE DATE UNTIL THE REGISTRANT SHALL FILE A FURTHER AMENDMENT WHICH SPECIFICALLY STATES THAT THIS REGISTRATION STATEMENT SHALL THEREAFTER BECOME EFFECTIVE IN ACCORDANCE WITH SECTION 8(a) OF THE SECURITIES ACT OF 1933, AS AMENDED, OR UNTIL THE REGISTRATION STATEMENT SHALL BECOME EFFECTIVE ON SUCH DATE AS THE COMMISSION, ACTING PURSUANT TO SAID
SECTION 8(a), MAY DETERMINE.
--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                EXPLANATORY NOTE

       This registration statement contains a preliminary prospectus relating to a public offering of common stock of Exult, Inc. in the United States and Canada together with separate preliminary prospectus pages relating to a concurrent public offering of common stock outside the United States and Canada. The complete preliminary prospectus for the United States offering follows immediately after this explanatory note. After the corresponding pages in the preliminary prospectus for the United States offering are the following alternate pages for the preliminary prospectus for the international offering: a front cover page, an "Underwriting" section and a back cover page. Each such page has been labeled "Alternative Page for International Prospectus." All other pages of the preliminary prospectus for the United States offering are to be used for both the United States offering and the international offering.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                             SUBJECT TO COMPLETION


                   PRELIMINARY PROSPECTUS DATED JULY 31, 2001


PROSPECTUS

                               10,000,000 SHARES

                                  [EXULT LOGO]

                                  COMMON STOCK
                             ----------------------

       Exult, Inc. is selling 6,666,667 shares and the selling stockholders are selling an additional 3,333,333 shares. The U.S. underwriters are offering 8,500,000 shares in the United States and Canada and the international managers are offering 1,500,000 shares outside the United States and Canada. Exult will not receive any proceeds from the shares of common stock sold by the selling stockholders.


       The shares are quoted on the Nasdaq National Market under the symbol "EXLT." On July 30, 2001, the last sale price of the shares as reported on the Nasdaq National Market was $13.85 per share.


       INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                             ----------------------

                                                              PER SHARE
      TOTAL
                                                              ---------
      -----
Public offering price.......................................      $
        $
Underwriting discount.......................................      $
        $
Proceeds, before expenses, to Exult.........................      $
        $
Proceeds, before expenses, to the selling stockholders......      $
        $


       The U.S. underwriters may also purchase up to an additional 1,275,000 shares from Exult and certain of the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The international managers may similarly purchase up to an additional 225,000 shares from Exult and certain of the selling stockholders.


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about             , 2001.

                             ----------------------

MERRILL LYNCH & CO.
                         GOLDMAN, SACHS & CO.
                                               SALOMON SMITH BARNEY
                             ----------------------

               The date of this prospectus is             , 2001.

The information in this prospectus is not complete and may be changed. We may not sell these securities until the registration statement filed with the Securities and Exchange Commission is effective. This prospectus is not an offer to sell these securities and it is not soliciting an offer to buy these securities in any state where the offer or sale is not permitted.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                             SUBJECT TO COMPLETION,

                   PRELIMINARY PROSPECTUS DATED JULY 31, 2001


PROSPECTUS

                               10,000,000 SHARES

                                  [EXULT LOGO]

                                  COMMON STOCK
                             ----------------------


       Exult, Inc. is selling 6,666,667 shares and the selling stockholders are selling an additional 3,333,333 shares. The international managers are offering 1,500,000 shares outside the United States and Canada and the U.S. underwriters are offering 8,500,000 shares in the United States and Canada. Exult will not receive any proceeds from the shares of common stock sold by the selling stockholders.



       The shares are quoted on the Nasdaq National Market under the symbol "EXLT." On July 30, 2001, the last sale price of the shares as reported on the Nasdaq National Market was $13.85 per share.


       INVESTING IN THE COMMON STOCK INVOLVES RISKS THAT ARE DESCRIBED IN THE "RISK FACTORS" SECTION BEGINNING ON PAGE 5 OF THIS PROSPECTUS.
                             ----------------------

                                                              PER SHARE
      TOTAL
                                                              ---------
      -----
Public offering price.......................................      $
        $
Underwriting discount.......................................      $
        $
Proceeds, before expenses, to Exult.........................      $
        $
Proceeds, before expenses, to the selling stockholders......      $
        $


       The international managers may also purchase up to an additional 225,000 shares from Exult and certain of the selling stockholders, at the public offering price, less the underwriting discount, within 30 days from the date of this prospectus to cover over-allotments. The U.S. underwriters may similarly purchase up to an additional 1,275,000 shares from Exult and certain of the selling stockholders.


       Neither the Securities and Exchange Commission nor any state securities commission has approved or disapproved of these securities or determined if this prospectus is truthful or complete. Any representation to the contrary is a criminal offense.

       The shares will be ready for delivery on or about             , 2001.

                             ----------------------

MERRILL LYNCH INTERNATIONAL
                         GOLDMAN SACHS INTERNATIONAL

                                               SALOMON SMITH BARNEY

                             ----------------------

               The date of this prospectus is             , 2001.

     Inside Front Cover:

The inside front cover contains graphics. The top of the page contains the following caption "COMPREHENSIVE eHR SOLUTION." There is a tan rectangle across the upper eighth of the page. Within the rectangle on the left is the word "Comprehensive" in white type within a smaller black rectangle, and to the right and slightly lower are the words "eHR Solutions" in black type within a similar sized white rectangle. Under the caption is the following table:


PAYROLL/PRODUCTION                      REWARDS
LIFE EVENTS

Payroll                                 Health & Welfare Benefits
Recruiting/Staffing
Data Administration                     Defined Benefits & Defined
Training Administration
Systems Administration                  Contributions
Expatriate Administration
Taxes                                   Compensation Administration
Domestic Relocation
Banking                                 Bonus/Incentive Administration
Severance Administration
Time & Attendance
Wage Attachments

ADVICE & INFORMATION                    FINANCE & ACCOUNTING

HRIS/Reporting                          Accounts Payable
Performance Management                  Travel & Expense Reporting
Employee Data Management                Payroll Accounting
Organization Development                Benefits Accounting
Employee Development                    Fixed Asset Accounting
HR Strategy
Labor Relations
Policy & Legal Compliance

Below the table, in the lower left hand third of the page is a picture of two Exult employees working in a client service center.

Below the table, in the lower right hand third of the page is a blue Exult "E" servicemark. Below the logo is the word "Exult(R)" in black type and below such word in smaller type are the words in grey "Process Excellence, Proven Results."

There is a blue rectangle across the lower fifth of the page. The blue rectangle runs behind the lower half of the picture of the Exult employees on the left hand side. On the right hand side of the blue rectangle, under the words "Process Excellence, Proven Results", is the following text in black: "Our mission is to be the leading provider of outsourced human resources (HR) services to Global 500 corporations. We design our services to enable Global 500 corporations to enhance human capital productivity, reduce HR costs, streamline HR processes and provide superior HR services to their employees."

                               TABLE OF CONTENTS

                                                              PAGE
                                                              ----
Prospectus Summary..........................................    1
Risk Factors................................................    5
Information Regarding Forward-Looking Statements and
  Industry Data.............................................   14
Use of Proceeds.............................................   15
Dividend Policy.............................................   15
Price Range of Our Common Stock.............................   15
Capitalization..............................................   16
Dilution....................................................   17
Selected Consolidated Financial Data........................   18
Management's Discussion and Analysis of Financial Condition
  and Results of Operations.................................   19
Business....................................................   25
Management..................................................   36
Selling Stockholders........................................   40
Shares Eligible for Future Sale.............................   42
Material United States Federal Tax Considerations for
  Non-United States Holders of Common Stock.................   43
Underwriting................................................   47
Legal Matters...............................................   50
Experts.....................................................   50
Where You Can Find Additional Information...................   50
Incorporation of Certain Documents By Reference.............   51
Index to Consolidated Financial Information.................  F-1

       YOU SHOULD RELY ONLY ON THE INFORMATION CONTAINED OR INCORPORATED BY REFERENCE IN THIS PROSPECTUS. NEITHER EXULT, INC. NOR ANY UNDERWRITER HAS AUTHORIZED ANYONE TO PROVIDE YOU WITH DIFFERENT OR ADDITIONAL INFORMATION. IF ANYONE PROVIDES YOU WITH DIFFERENT OR INCONSISTENT INFORMATION, YOU SHOULD NOT RELY ON IT. WE ARE NOT, AND THE UNDERWRITERS ARE NOT MAKING AN OFFER TO SELL OR SEEKING AN OFFER TO BUY THESE SECURITIES IN ANY JURISDICTION WHERE THE OFFER OR SALE IS NOT PERMITTED. YOU SHOULD ASSUME THAT THE INFORMATION APPEARING IN THIS PROSPECTUS IS ACCURATE ONLY AS OF THE DATE ON THE FRONT COVER OF THIS PROSPECTUS, REGARDLESS OF THE TIME OF DELIVERY OF THIS PROSPECTUS OR OF ANY SALE OF THESE SECURITIES. OUR BUSINESS, FINANCIAL CONDITION, RESULTS OF OPERATIONS AND PROSPECTS MAY HAVE CHANGED SINCE THAT DATE.

       Exult is our registered servicemark. We have applied for federal servicemark registration of the following servicemarks: E (the Exult logo), E-F & A, myHR, and Process Excellence, Proven Results. We intend to file for federal servicemark registration of Exult eHR. All other trademarks, servicemarks and tradenames referred to in this prospectus are the property of their respective owners.

                               PROSPECTUS SUMMARY

       This summary highlights information more fully described elsewhere in this prospectus. Because it is a summary, it is not complete and does not contain all the information you should consider before buying shares of our common stock in this offering. You should read the entire prospectus carefully, including the "Risk Factors" section and our consolidated financial statements and the related notes included elsewhere and incorporated by reference in this prospectus, before deciding to invest in our common stock. Except as otherwise noted, all information in this prospectus assumes that the underwriters' over-allotment option is not exercised.

                                  EXULT, INC.

OUR MISSION

       Our mission is to be the leading provider of outsourced human resources
(HR) services to Global 500 corporations. We design our services to enable Global 500 corporations to enhance human capital productivity, reduce HR costs, streamline HR processes and provide superior HR services to their employees. We provide comprehensive, integrated HR process management through our Exult eHR(SM) solution that includes:

       - HR best practices expertise;

       - shared client service centers;

       - expert HR process consulting capabilities; and

       - our myHR(SM) web-enabled applications.

       Our Exult eHR solution includes a broad spectrum of process management services grouped into five major categories:

       - payroll production;

       - rewards;

       - life events;

       - advice and information; and

       - finance and accounting.


       Our shared service centers operate in Texas, North Carolina and Scotland and house the personnel and systems that manage our clients' transaction, production and service center requirements. Our myHR applications are designed to enable our clients and their employees to access and manage their HR information via the Internet in a self-service environment. We have five HR outsourcing clients: Bank of America Corporation, BP p.l.c., Pactiv Corporation, Tenneco Automotive and Unisys Corporation. In addition, we have many HR process consulting clients, including Tupperware Corporation, Diageo PLC, UBS Warburg AG, Pechiney, Siemens AG, Unilever PLC and International Paper Company.


OUR MARKET OPPORTUNITY

       Many large companies outsource discrete, non-core functions, such as payroll processing, tax filings and benefits administration. According to Dataquest, the worldwide HR outsourcing market is projected to grow from approximately $26.2 billion in 1999 to approximately $76.4 billion in 2004. The market opportunity for multi-process HR outsourcing is new and is projected to grow from $2.5 billion in 2000 to over $21 billion by 2005 for United States companies.

       A typical Global 500 corporation has 30,000 or more employees in multiple locations and countries. This presents logistical complexities for HR organizations. These complexities are compounded by the tendency of many large corporations to maintain separate HR operations for each business unit without providing central information repositories or coordinated communications infrastructures. As a result, comprehensive HR outsourcing for large organizations is complex and we believe it requires an integrated service delivery model, technological expertise and expertise in implementing HR best practices across divisions, geographies and third-party vendors.

OUR STRATEGY

       Our Exult eHR solution enables us to assume broad responsibility for the management of our clients' human resources functions and is designed to deliver these services in a more efficient and productive manner. We believe that we are the leading provider of comprehensive outsourced human resources services to Global 500 corporations. Our strategy is to maintain and grow this leadership position as we take advantage of the growth in our target market. The principal elements of this strategy are:

       - target Global 500 corporations as clients;

       - establish long-term client relationships;

       - provide broadly integrated process management services;

       - increase efficiencies by sharing resources over a broad client base;
         and

       - use our myHR applications to enhance HR performance.

RECENT DEVELOPMENTS

       In June 2001, we entered into a relationship with Automatic Data Processing, Inc. ADP purchased approximately 1.5 million shares of our common stock for approximately $20 million. ADP may be obligated to purchase up to an additional $30 million of our common stock in installments over the next four years at purchase prices based upon then-current market trading prices if the amount of revenue we direct to ADP reaches specified levels. We anticipate using ADP's transactional and administrative services, on a non-exclusive basis, to supplement and enhance our service offering, including our payroll processing, benefits and systems integration components.

CORPORATE INFORMATION

       We were incorporated in Delaware as BPO-US, Inc. in October 1998. In August 1999, we changed our name to Exult, Inc. Our executive offices are located at 4 Park Plaza, Suite 1000, Irvine, CA 92614. Our telephone number is
(949) 250-8002.

                                  THE OFFERING

Common stock offered:

  By Exult:
     U.S. offering...........................  5,666,667 shares
     International offering..................  1,000,000 shares
       Total.................................  6,666,667 shares

  By the selling stockholders:
     U.S. offering...........................  2,833,333 shares
     International offering..................  500,000 shares
       Total.................................  3,333,333 shares

Shares outstanding after the offering........  100,417,024 shares

Use of proceeds..............................  We estimate that our net proceeds from this offering
                                               without exercise of the
over-allotment option will be
                                               approximately $101.8 million. We
intend to use these
                                               net proceeds for working capital
and general corporate
                                               purposes.
                                               We will not receive any proceeds
from the sale of
                                               shares by the selling
stockholders.

Risk factors.................................  See the "Risk Factors" section and other information
                                               included in this prospectus for a
discussion of
                                               factors you should carefully
consider before deciding
                                               to invest in shares of our common
stock.

Nasdaq National Market symbol................  EXLT

       The number of shares outstanding after the offering is based on the number of shares of common stock outstanding as of June 30, 2001 and excludes:

       - 20,431,832 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2001, at a weighted average exercise price of $7.23 per share (11,633,435 were exercisable as of June 30, 2001 and the balance become exercisable in the future based upon continued employment); and

       - 5,023,885 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001, at a weighted average exercise price of $10.96 per share.

                      SUMMARY CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

       We commenced operations in October 1998. The summary consolidated financial information below should be read together with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the financial statements and the related notes included elsewhere in this prospectus.

                                            OCTOBER 29,
                                           1998 (DATE OF        YEAR ENDED
  SIX MONTHS ENDED
                                           INCEPTION) TO       DECEMBER 31,
      JUNE 30,
                                           DECEMBER 31,    --------------------
 -------------------
                                               1998          1999       2000
   2000       2001
                                           -------------   --------   ---------
 --------   --------

     (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS
  DATA:
Revenue..................................    $     --      $  4,857   $  66,661
 $ 13,749   $107,782
Cost of revenue..........................          --         4,498      93,195
   18,143    127,616
                                             --------      --------   ---------
 --------   --------
Gross profit (loss)......................          --           359     (26,534)
   (4,394)   (19,834)
                                             --------      --------   ---------
 --------   --------
Expenses:
  Product development....................          --           368       6,674
    2,363      2,986
  Selling, general and
     administrative(1)...................         187         9,976      28,207
   16,628     19,904
  Depreciation and amortization..........          --           943       8,811
    3,563      6,128
  Warrant charges........................          --         4,547      29,900
       --         --
                                             --------      --------   ---------
 --------   --------
     Total expenses......................         187        15,834      73,592
   22,554     29,018
                                             --------      --------   ---------
 --------   --------
Loss from operations.....................        (187)      (15,475)   (100,126)
  (26,948)   (48,852)
Interest income, net.....................           3           263       5,306
    2,244      1,744
                                             --------      --------   ---------
 --------   --------
Net loss.................................    $   (184)     $(15,212)  $ (94,820)
 $(24,704)  $(47,108)
                                             ========      ========   =========
 ========   ========
Net loss per share:
  Basic and diluted(2)...................    $(140.48)     $  (2.20)  $   (1.74)
 $  (1.11)  $  (0.51)
                                             ========      ========   =========
 ========   ========
Weighted average number of common shares
  outstanding, basic and diluted(2)......           1         6,906      54,491
   22,248     91,693
                                             ========      ========   =========
 ========   ========

                                                     AS OF DECEMBER 31,      AS
OF JUNE 30, 2001
                                                     ------------------
-------------------------
                                                      1999       2000
ACTUAL    AS ADJUSTED(3)
                                                     -------   --------
--------   --------------

(UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments.............  $39,199   $ 99,890   $
82,637      $184,420
Working capital....................................   31,957     93,185
69,405       171,188
Total assets.......................................   58,767    204,181
192,646       294,429
Long-term obligations, net of current portion......    4,304        152
--            --
Convertible preferred stock........................   58,768         --
--            --
Total stockholders' equity.........................   46,110    171,429
148,676       250,459

------------
(1) Includes $7,334 of business optimization costs in the 2001 period.

(2) Please refer to note 2 and note 9 of the notes to our consolidated financial statements for information regarding the method used to compute our basic and diluted net loss per share and our basic and diluted weighted average shares outstanding.

(3) The "As Adjusted" column reflects the sale by us of 6,666,667 shares in this offering at an assumed offering price of $16.20 per share after deducting the estimated underwriting discount and offering expenses payable by us.

                                  RISK FACTORS

       Before you invest in our common stock you should carefully consider the following risks, as well as the other information set forth in this prospectus and the information incorporated by reference. If any of the following risks actually occur, our business, financial condition or results of operations may suffer. As a result, the trading price of our common stock could decline, and you could lose all or part of your investment.

WE HAVE A LIMITED OPERATING HISTORY AND UNPROVEN BUSINESS MODEL.

       We entered into our first process management contract in December 1999. We have five clients under contract for our HR business process management services, and we are still transitioning the HR processes of the three largest of these clients. While we are ahead of our planned rate of client acquisition and overall transition, our business model is unproven. Our success depends on our ability to develop and implement a high quality, cost-effective service offering, operate it profitably, produce satisfactory results for our clients and attract new clients. While we have met our development objectives to date and we believe our current clients have perceived our services as beneficial, we have not been in operation long enough to judge whether we can accomplish these objectives. Accordingly, our revenue and income potential and future operating results are uncertain.

WE CURRENTLY DEPEND ON A SMALL NUMBER OF CLIENTS FOR SUBSTANTIALLY ALL OF OUR REVENUE. IF ANY OF THESE CLIENTS WERE TO SUBSTANTIALLY REDUCE OR STOP USING OUR SERVICES, OR IF WE EXPERIENCE SIGNIFICANT, REPEATED PERFORMANCE FAILURES IN PROVIDING SERVICES TO THESE CLIENTS, OUR REPUTATION AND FUTURE REVENUES WOULD BE SERIOUSLY IMPAIRED.


       Bank of America Corporation, BP p.l.c., and Unisys Corporation are the first clients for which we are offering a comprehensive HR process management solution, and we anticipate revenue from each of these contracts will represent a substantial portion of our revenue through 2001 and possibly in future periods. In the first six months of fiscal 2001 these three customers accounted for approximately 90.1% of our revenues. Our contracts with these clients are still relatively new and our service offering is not yet fully implemented for these clients. We believe our ability to secure future clients and revenues will be largely dependent upon our ability to perform and achieve the contracted service levels and cost savings for these clients. Each of our process management contracts can be terminated for material breach, significant or repeated performance failures or in certain instances for convenience upon required notice and payment of specified early termination penalties. In addition, Bank of America has the right to terminate its agreement with us if our current Chief Executive Officer or our current Chief Operating Officer ceases to be employed by us (other than due to non performance, death or disability) within one year after specified contract milestones are met. The early termination penalties may not cover our termination costs and are not intended to replace profits we might have earned. If any of these clients were to substantially reduce or stop using our services, or if we experience significant, repeated performance failures, our reputation and future revenues would be seriously impaired. We expect to face similar risks with other significant clients until our business model and service offering are more firmly established.


OUR CLIENT CONTRACTS MAY NOT YIELD THE RESULTS WE EXPECT.

       We may from time to time provide estimates of revenues we expect to receive from our significant contracts. These estimates are subject to reduction based upon a number of factors, including those discussed above and as a result of a reduction in contract scope due to client downsizing or partial termination, refusal of some of the clients' third-party vendors to perform their services within the scope of our contract, client retention of specific functions that are expected to be transferred to us and other circumstances within the client's organization. In addition, our receipt of revenue under any particular contract may be delayed if transition of the client's processes to our infrastructure takes longer than anticipated. While our contracts with our clients may contemplate further expansion, this may not occur, and if it does occur, significant additional expenditures by us may be required to fund such expansion. In addition, our process management contracts generally permit our clients to impose financial penalties against us for specified material performance failures.


       A significant part of our revenue is attributable to services we offer to our clients through third-party vendors that provide specialized services, such as benefits administration and relocation services. We select some of these vendors and assume others from relationships established by our clients before contracting with us. These vendors may act as subcontractors or vendors to us or provide services directly to our clients under our management; in either case, we are responsible for the delivery and acceptability of these services and errors or omissions by our vendors could cause us to have liability to our clients in excess of the limits of liability the vendors negotiate with us. If our clients are not satisfied with the services provided by these third-party vendors, they may be entitled to recover penalties or to terminate their agreements with us, which could seriously harm our business. In many cases our initial cost of paying these vendors is equal to our revenue attributable to their services. In order to realize a profit from revenue received in connection with these third-party vendor contracts we must reduce these vendor costs by improving efficiencies, obtaining more favorable pricing, or performing the services ourselves at a lower cost. We plan to achieve these efficiencies and cost reductions through vendor management and consolidation, but this may involve delay as existing contracts run their course and we attempt to renegotiate with or replace these vendors. At the conclusion of these third-party contracts we must negotiate new third-party contracts, or provide these services ourselves, at the same or more favorable rates or our operating results could be seriously harmed because we may not be able to adjust our contracts with our clients to offset an increase in the cost of these specialized services.


WE MIGHT NOT BE ABLE TO ACHIEVE THE COST SAVINGS REQUIRED TO BECOME PROFITABLE UNDER OUR CONTRACTS.

       We provide our services for fixed fees that are generally equal to or less than our clients' historical costs to provide for themselves the services we contract to deliver. Additionally, our contracts generally require a percentage reduction of this fixed fee after a specified period of time, irrespective of our cost of providing these services. As a result, our profitability will depend on our ability to provide services cost-effectively. Achieving the efficiency we need to operate profitably depends upon our ability to develop our process operations and our Exult eHR solution into a standardized management system that can be operated from our client service centers and extended to multiple clients with limited client-specific adaptation and modification. The actual cost reductions we are able to achieve will vary by client for a variety of reasons, including the scope of services we agree to provide, the existing state of our clients' HR departments and processes, and our ability to standardize, centralize, and simplify their processes, notwithstanding the complexity of their existing systems and potential resistance by some parts of the client organization to change. If we miscalculate the resources or time we need to perform under any of our contracts, the costs of providing our services could exceed the fees we receive from our clients, and we would lose money.

OUR EXULT eHR SOLUTION IS EVOLVING AND REQUIRES ONGOING DEVELOPMENT.

       We are still developing our service delivery infrastructure, and our ability to continue to deliver and expand our broad process management solution depends upon continued success in assembling and managing our own systems and capabilities and third-party vendors into an integrated and efficient delivery platform. Our clients use disparate information systems and operating methods, and transitioning their processes to our operating platforms requires significant technology and process integration. We often must adapt or develop new systems and processes to accommodate various clients' needs. Clients' employees may access and utilize our web-enabled Exult eHR solution and systems through interfaces that require significant development and integration of many independent programs and complex functions, as well as ongoing revision, adaptation and maintenance. If we fail to develop a client's service delivery infrastructure in accordance with the specifications and delivery milestones agreed upon, or if we are unable to complete development of scalable systems and achieve the functionality we expect, our ability to deliver our services and achieve our business objectives in general could be seriously impeded.

WE MUST ANTICIPATE AND CONFORM TO THE NEW AND EVOLVING MARKET IN WHICH WE
OPERATE.

       Our business model is based on integrated management of a variety of client HR and finance processes. Based on client reaction to date, we believe there is significant market demand for this service, but our ability to satisfy this demand depends upon our ability to anticipate market developments. If we are unable to react quickly to changes in the market, if the market fails to develop in the ways we expect, or if our services do not achieve additional market acceptance, then we are unlikely to maintain our leadership position or become or remain profitable. Our ability to be successful in this regard may be impaired because the market is new.

CAPACITY CONSTRAINTS AND THE LENGTH OF OUR NEW CLIENT SALES AND INTEGRATION CYCLES MAY LIMIT OUR REVENUE GROWTH.

       We expect most of our future revenue growth in 2002 and beyond to come from new client engagements. However, because we are a new company and are still creating the components of our service offering, we plan to limit the number of additional client engagements we accept over the near term. This strategy may negatively affect our revenue growth until we have developed our services to the point that they can be extended more rapidly across a greater number of clients.

       Our client contracts involve significant commitments and cannot be made without a lengthy, mutual due diligence process during which we identify the potential client's service needs and costs, and our ability to meet those needs and provide specified cost savings. While we may receive some fees for conducting due diligence, we will not recover all our costs from conducting the due diligence unless it results in a client engagement. We must devote significant management time and other resources to each due diligence process over a period of four to six months or more, and we can conduct at most only a few of these due diligence undertakings at one time. This lengthy due diligence process limits our revenue growth, and we have invested significant time in some potential client relationships that have not resulted in contracts. It is possible that any potential client due diligence process could result in a decision by us or the potential client not to enter into a contract after we have made significant investments of time and resources.


       After a new client contract is signed, we typically convert the client's HR processes to our systems and infrastructure in stages. This transition period can take from six months to over one year and may involve unanticipated difficulties and delays. We cannot realize the full efficiencies of providing services to the client through our infrastructure until this transition is complete. Therefore, any increase in our earnings that could be expected from our agreements can be delayed for at least several months after the contract is signed, and it could take a significant amount of time for our agreements to contribute significantly to profits or cash flow. The transition of HR processes under our existing contracts with BP, Unisys, and Bank of America to our systems and infrastructure is not scheduled to be complete until various times later in 2001, and could be delayed. We attempt to negotiate long-term contracts in order to give us time to complete the transition and earn a profit, but if implementation of our service model is delayed, or if we do not meet our service commitments under any particular contract and the client terminates our engagement early as a result, we might experience no return on our substantial investment of time and resources in that client.


WE EXPECT TO INCUR SIGNIFICANT NET OPERATING LOSSES AND WE MAY NEED TO RAISE ADDITIONAL CAPITAL.

       Since our formation, we have not had a profitable quarter. We incurred a net loss of $64.9 million, exclusive of a non-cash warrant charge of $29.9 million, for the year ended December 31, 2000, and a net loss of $47.1 million for the six months ended June 30, 2001. For the year ended December 31, 2000 and the six-month period ended June 30, 2001, we used cash of $60.7 million and $26.1 million, respectively, in operating activities and $23.8 million and $10.6 million, respectively, in investing activities. Expansion of our infrastructure and service capacity, acquiring new client contracts and transitioning their services requires significant capital investment. We may also need cash to make acquisitions and develop new service offerings and technologies. As a result, we expect to incur net losses in 2001 and potentially in future years, and we will need to generate significant revenues to achieve profitability. While we do not enter into contracts for which we expect to incur a loss, and although we estimate and model each of our client contracts to be individually profitable, due to our rapid growth, the expense of creating our company, and other factors described in this prospectus, we cannot be certain that we will ever operate profitably, or that we can sustain or increase profitability on a quarterly or annual basis in the future.

       We anticipate rapid growth and until our operating income covers our cash needs we may need to raise additional funds through public or private debt or equity financings in order to address unanticipated operating issues, finance acquisitions, new client contracts with capital investment requirements, and other strategic opportunities, and maintain adequate cash balances to satisfy the expectations of prospective clients. We expect the funds raised in the current offering will satisfy our working capital needs for the next 12 months. We are unable to predict our working capital requirements beyond 12 months because our capital needs will vary depending upon obtaining new client contracts or expansion of relationships with existing clients, business opportunities and potential acquisitions, among other factors. If we are required to raise additional funds through the issuance of equity securities, the percentage ownership of our existing stockholders would be reduced. Further, such equity securities may have rights, preferences or privileges senior to those of our common stock. We cannot be certain that we will be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we may be unable to fund our operations or strategic initiatives.

TO SUCCEED WE MUST HIRE, ASSIMILATE AND RETAIN KEY MANAGEMENT PERSONNEL AND LARGE NUMBERS OF NEW EMPLOYEES, OPEN NEW CLIENT SERVICE CENTERS, ASSIMILATE OUR CLIENTS' PERSONNEL AND SYSTEMS AND EXPAND OUR OWN SYSTEMS AND CONTROLS.

       To achieve sustainable profitability, we must extend our service model across many client organizations and gain critical mass in the size and breadth of our operations. Our ability to achieve rapid growth depends upon the following essential elements:

       - Current markets for skilled employees are competitive, and we must be able to hire, train and retain key management personnel and large numbers of human resources specialists, web and Internet technologists and programmers, business development and process management specialists and technical and customer support personnel.

       - We currently operate three large-scale client service centers, in North Carolina, Scotland and Texas. We also manage more limited service center operations in the Los Angeles, California area. These centers are designed to handle our existing client demands, but we must open new client service centers in new geographic locations to handle significant additional growth in our business. We must devote substantial financial and management resources to launch and operate these centers successfully, and we may not select appropriate locations for these centers, open them in time to meet our client service commitments or manage them profitably.

       - As we assume responsibility for the existing HR departments of our clients, we must be able to assimilate HR personnel from these clients and integrate disparate systems, procedures, controls and infrastructures.

       - We will need to improve our financial and management controls, reporting systems and operating systems to accommodate growth. If we do not manage growth effectively, our ability to perform under our contracts may be jeopardized and our reputation may be harmed.

OUR QUARTERLY REVENUES AND OPERATING RESULTS ARE VOLATILE AND MAY CAUSE OUR STOCK PRICE TO FLUCTUATE.

       Our quarterly operating results have varied in the past and are likely to vary significantly in the future. It is possible that in some future quarter or quarters our operating results will be below the expectations of public market analysts or investors. If so, the market price of our common stock may decline significantly. Factors that may cause our results to fluctuate include:

       - the growth of the market for our HR services and our ability to obtain new client contracts;

       - our ability to continue to execute successfully on client contracts;

       - the length of the sales and integration cycle for our new clients;

       - cancellations or reductions in the scope of our contracts;

       - delays in transitioning various client processes to our infrastructure;

       - our ability to develop and implement additional service offerings and technologies;

       - the introduction of comprehensive HR services by new and emerging competitors;

       - changes in our pricing policies or those of our competitors;

       - our ability to manage costs, including personnel costs, support services costs and third party vendor costs; and

       - the timing and cost of anticipated openings or expansions of client service centers.

       We have in the past acquired assets and hired personnel from our clients and issued securities in connection with new contract signings. We expect to continue these practices in the future. Client asset acquisitions and securities issuances may result in amortization expense. In addition, rationalizing headcount following transition of client processes to our systems may result in severance expense. As our business evolves we may from time to time incur "business optimization costs" relating to the implementation of new organization structures, technologies, processes and other changes in our business. These expenses will reduce our reported earnings.

WE COULD EXPERIENCE DAMAGES, SERVICE INTERRUPTIONS OR FAILURES AT OUR CLIENT SERVICE CENTERS OR IN OUR COMPUTER AND TELECOMMUNICATIONS SYSTEMS.

       Our business could be interrupted by damage to or disruption of our client service centers, computer and telecommunications equipment and software systems from fire, power loss, hardware or software malfunctions, penetration by computer hackers, computer viruses, natural disasters and other causes. Our clients' businesses may be harmed by any system or equipment failure we experience. As a result of any of the foregoing, our relationship with our clients may be adversely affected, we may lose clients, our ability to attract new clients may be adversely affected and we could be exposed to liability. We cannot be certain that we will be able to route calls and other operations from an affected center to another in the event service is disrupted. In addition, in the event of widespread damage or failures at our facilities, we cannot guarantee that the disaster recovery plans we have in place will protect our business.

WE ARE SUBJECT TO RISKS ASSOCIATED WITH OUR INTERNATIONAL OPERATIONS.

       Our business strategy requires us to expand internationally as we broaden the geographic scope of services we deliver to our clients from United States and United Kingdom operations to foreign operations and as we take on additional large, multinational clients. We will face risks in doing business abroad that include the following:

       - changing regulatory requirements;

       - legal uncertainty regarding foreign laws, tariffs and other trade barriers;

       - political instability;

       - international currency issues, including fluctuations in currency exchange rates;

       - cultural differences;

       - designing and operating web sites and other service delivery components in foreign languages; and

       - differing technology standards and Internet regulations that may affect access to and operation of our web sites and our clients' web sites.

       In the future, we expect to use overseas vendors to assist in our business, including to provide services to our clients overseas and to take advantage of lower overseas labor costs for some support functions. It may be difficult for us to manage overseas vendors and enforce our rights against them in any disputes, and replacing overseas vendors may involve delay and expense.

WE DEPEND ON OUR SENIOR MANAGEMENT TEAM, A NUMBER OF MEMBERS OF WHICH HAVE RECENTLY JOINED US, AND IF THEY ARE UNABLE OR UNWILLING TO CONTINUE IN THEIR PRESENT POSITIONS, THESE EXECUTIVES WOULD BE DIFFICULT TO REPLACE AND OUR BUSINESS COULD BE HARMED.

       We believe that our success is dependent upon our senior management team and our senior executives' leadership skills. The loss of any of these individuals or an inability to attract, retain and maintain qualified personnel could adversely effect us. A number of our senior management, including our Chief Financial Officer and Chief Operating Officer, joined us in 2000 or 2001. Due to the competitive nature of our industry, we may not be able to retain all of our senior managers. If one or more members of our senior management team were unable or unwilling to continue in their present positions, these executives would be difficult to replace and our business could be harmed.

       Each of our senior executive's employment is "at will," which means that the executive's employment with us may be terminated by either us or the executive at any time, for any reason without cause or advance notice.

THE MARKET FOR OUR SERVICES AND OUR REVENUE GROWTH DEPENDS ON OUR ABILITY TO USE THE INTERNET AS A MEANS OF DELIVERING HUMAN RESOURCES SERVICES.

       We rely on the Internet as a mechanism for delivering our services to our clients and achieving efficiencies in our service model, and this reliance exposes us to various risks.

       - We use public networks to transmit and store extremely confidential information about our clients and their employees, such as compensation, medical information and social security numbers. We may be required to expend significant capital and other resources to address security breaches. We cannot be certain that our security measures will be adequate and security breaches could disrupt our operations, damage our reputation and expose us to litigation and possible liability.

       - Our target clients may not be receptive to human resources services delivered over the Internet because of concerns over transaction security, user privacy, the reliability and quality of Internet service and other reasons. In addition, growth in Internet traffic may cause performance and reliability to decline. Interruptions in Internet service and infrastructure delays could interfere with our ability to use the Internet to support our Exult eHR service, which would impair our revenue growth and results of operations.

       - Laws and regulations may be adopted relating to Internet user privacy, pricing, usage fees and taxes, content, distribution and characteristics and quality of products and services. This could decrease the popularity or impede the expansion of the Internet and decrease demand for our services. Moreover, the applicability of existing laws to the Internet is uncertain with regard to many important issues, including property ownership, intellectual property, export of encryption technology, libel and personal privacy. The application of laws and regulations from jurisdictions whose laws do not currently apply to our business, or the application of existing laws and regulations to the Internet and other online services, could also harm our business.

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

WE MUST KEEP OUR COMPUTING AND COMMUNICATIONS INFRASTRUCTURE ON PACE WITH CHANGING TECHNOLOGIES.

       Our success depends on our sophisticated computer, Internet and telecommunications systems. We have invested significantly in our technological infrastructure and anticipate that it will be necessary to continue to do so in the future to remain competitive. These technologies are evolving rapidly and are characterized by short product life cycles, which require us to anticipate technological changes and developments. Our success in delivering services cost-effectively and creating processes that are consistent with HR best practices for our clients depends, in part, upon our ability to adapt our processes to incorporate new and improved software applications, communications systems and other technologies and devices. If we fail to adapt to technological developments, our clients may experience service implementation delays or our services may become non-competitive or obsolete.

WE RELY ON THIRD-PARTY VENDORS FOR SOFTWARE. IF THEIR PRODUCTS ARE NOT AVAILABLE OR ARE INADEQUATE, OUR BUSINESS COULD BE SERIOUSLY HARMED.

       Our service delivery capability incorporates and relies on software owned by third parties that we license directly or use through existing license arrangements between our clients and the vendor. If these vendors change or fail to maintain a product that we are using, or if these agreements are terminated or not renewed, we might have to delay or discontinue our services until equivalent technology can be found, licensed and installed.

THE MARKETS WE SERVE ARE HIGHLY COMPETITIVE AND OUR COMPETITORS MAY HAVE MUCH GREATER RESOURCES TO COMMIT TO GROWTH, NEW TECHNOLOGY AND MARKETING.

       Our current and potential competitors include in-house HR departments of large multinational corporations, as well as other third parties that provide discrete or combined HR and information technology functions, including consulting and process outsourcing divisions of Big Five accounting firms and other consulting firms, information technology outsourcing companies and transaction processing companies such as benefits administrators. In addition, we expect that the predicted growth of the HR outsourcing market will attract other consulting firms, transaction processing companies and outsourcers and motivate competitors to assume responsibility for broad integration of HR processes.

       Several of our competitors have substantially greater financial, technical and marketing resources, larger customer bases, greater name recognition and more established relationships with their customers and key product and service suppliers than we do. Our competitors may be able to:

       - develop and expand their delivery infrastructure and service offerings more quickly;

       - adapt better to new or emerging technologies and changing client needs;

       - take advantage of acquisitions and other opportunities more readily;

       - devote greater resources to the marketing and sale of their services;
         and

       - adopt more aggressive pricing policies.

       Some of our competitors may also be able or willing to provide clients with additional benefits at lower overall costs. In addition, we believe there will be future consolidation in our market, which could increase competition in ways that may be adverse to us.

WE OPERATE IN A COMPLEX REGULATORY ENVIRONMENT, AND FAILURE TO COMPLY WITH APPLICABLE LAWS AND REGULATIONS COULD ADVERSELY AFFECT OUR BUSINESS.

       Corporate human resources operations are subject to a number of laws and regulations, including those applicable to payroll practices, benefits administration, employment practices and data privacy. Because our clients have employees in states across the United States and in various countries around the world, we must perform our services in compliance with the legal and regulatory requirements of multiple jurisdictions. Some of these laws and regulations may be difficult to ascertain or interpret, may change, and may be inconsistent with our business practices. Violation of laws and regulations could subject us to fines and penalties, damage our reputation, constitute breach of our client contracts and impair our ability to do business in various jurisdictions or according to our established processes.

       The European Commission's Directive on Data Privacy limits transfer of personal data outside the European Union. In order to receive personal data about our clients' European employees and fulfill our service commitments, we have elected to comply with the Safe Harbor Principles established by the United States Department of Commerce, in collaboration with the European Commission, to provide "adequate protection" for personal data about European Union residents. Because we process HR data, we are required by the Safe Harbor Principles to submit to the jurisdiction of the European Union Data Protection Authorities
(DPAs). Specifically, we must cooperate with the DPAs in the investigation and resolution of complaints brought under the Safe Harbor Principles by European citizens and comply with any corrective advice and remedial or compensatory measures they dictate. In addition, operation under the Safe Harbor Principles subjects us to the jurisdiction of the Federal Trade Commission. If we fail to process personal data in accordance with these principles, we could be subject to legal penalties under the Federal Trade Commission Act and foreign privacy laws. We could also lose our ability to move personal data from the European Union to the United States, which would significantly impair our ability to fulfill our contractual commitments to our clients. We expect to have to comply with similar laws of other foreign jurisdictions in which we do business in the future.

WE MAY UNDERTAKE ACQUISITIONS WHICH MAY LIMIT OUR ABILITY TO MANAGE AND MAINTAIN OUR BUSINESS, MAY RESULT IN ADVERSE ACCOUNTING TREATMENT AND MAY BE DIFFICULT TO INTEGRATE INTO OUR BUSINESS.

       We expect to pursue acquisitions under appropriate circumstances. We cannot provide any assurance that we will be able to complete any acquisitions, or that any acquisitions we may complete will enhance our business. Any acquisition we do complete could subject us to a number of risks, including:

       - diversion of our management's attention;

       - amortization of intangible assets adversely affecting our reported results of operations;

       - inability to integrate the acquired company and its employees into our organization effectively, and to retain key personnel of the acquired business;

       - inability to retain the acquired company's customers; and

       - exposure to legal claims for activities of the acquired business prior to acquisition.

       Client satisfaction or performance problems with an acquired business also could affect our reputation as a whole. In addition, any acquired business could significantly underperform relative to our expectations.

WE MUST PROTECT OUR INTELLECTUAL PROPERTY AND AVOID INFRINGING UPON THE INTELLECTUAL PROPERTY RIGHTS OF OTHERS.

       We may not be able to detect or deter unauthorized use of our intellectual property. If third parties infringe upon or misappropriate our trade secrets, copyrights, trademarks, service marks, trade names or proprietary information, our business could be seriously harmed. In addition, although we believe that our proprietary rights do not infringe upon the intellectual property rights of others, other parties may assert that we have violated their intellectual property rights. These claims, even if not true, could result in significant legal and other costs and may be a distraction to management. In addition, protection of intellectual property in many foreign countries is weaker and less reliable than in the United States. If our business expands into foreign countries, risks associated with protecting our intellectual property will increase.

OUR EXECUTIVE OFFICERS, DIRECTORS AND THEIR AFFILIATES CONTROL THE COMPANY.

       Our executive officers, directors and their respective affiliates will beneficially own approximately 67% of our outstanding common stock after the issuance of shares in this offering. As a result, these stockholders, acting together, have the ability to control matters requiring stockholder approval, including the election of directors and mergers, consolidations and sales of all or substantially all of our assets. These stockholders may have interests that differ from other investors and they may approve actions that other investors vote against or reject actions that other investors have voted to approve. In addition, this concentration of ownership may also have the effect of preventing, discouraging or deferring a change in control of Exult, which, in turn, could depress the market price of our common stock.

OUR STOCK PRICE IS LIKELY TO BE HIGHLY VOLATILE. THE PRICE OF OUR COMMON STOCK MAY DECREASE AND YOU COULD LOSE SOME OR ALL OF YOUR INVESTMENT.


       The price at which our common stock trades has fluctuated significantly and is likely to continue to be highly volatile. From our IPO in June 2000 through July 30, 2001, the sales price of our stock price, as reported on the Nasdaq National Market, has ranged from a low of $7.00 to a high of $19.85. We are a relatively new company with no record of profits, and we utilize the Internet and a technology infrastructure to deliver our services. The share prices for other companies with similar characteristics have at times increased to levels that bore no relationship to their operating performance, and at other times have declined dramatically, even without apparent changes in their business. If our share price decreases you could lose some or all of your investment.


       In addition, the stock market in general has from time to time experienced significant price and volume fluctuations that have affected the market prices for companies like ours. In the past, this kind of market price volatility has often resulted in securities class action litigation against companies comparable to ours. Securities litigation could result in substantial costs and divert our management's attention and resources.

SUBSTANTIAL SALES OF OUR COMMON STOCK BY OUR EXISTING INVESTORS COULD CAUSE OUR STOCK PRICE TO DECLINE.


       Prior to this offering, of our 93,750,357 outstanding shares, only 6,300,000 have been sold publicly by the company, and our stockholders have sold only a relatively small number of privately issued shares. Upon completion of the offering, we will have 100,417,024 shares of common stock outstanding, assuming no exercise of options after June 30, 2001. Of this amount, 20,369,177 shares, including the 10,000,000 shares offered by this prospectus, will be freely tradable without restriction in the public market unless purchased by "affiliates" of Exult as that term is defined in Rule 144 under the Securities Act. Following the expiration of the 90-day lockup agreements between the underwriters for this offering and Exult, our directors, our executive officers and the selling stockholders, 98,878,563 shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.


       The vast majority of our outstanding shares are in the hands of their original purchasers. These investors may seek to sell their shares, and sales of large numbers of shares in the same time period could cause the market price of our common stock to decline significantly. These sales also might make it more difficult for us to sell securities in the future at a time and price that we deem appropriate.

OUR CHARTER DOCUMENTS AND DELAWARE LAW COULD DETER A TAKEOVER EFFORT.

       Provisions of our certificate of incorporation and bylaws, including those that provide for a classified board of directors, authorized but unissued shares of common and preferred stock and notice requirements for stockholder meetings, and Delaware law regarding the ability to conduct specific types of mergers within specified time periods, could make it more difficult for a third party to acquire us, even if doing so would provide our stockholders with a premium to the market price of their common stock. A classified board of directors may inhibit acquisitions in general, and a tender offer not endorsed by our board of directors in particular, since only one-third of our directors are reelected annually, thereby requiring two annual meetings before a majority of our directors could be replaced. The authorization of undesignated preferred stock gives our board of directors the ability to issue preferred stock with voting or other rights or preferences that could impede the success of any attempt to change control of the company. If a change in control or change in management is delayed or prevented, the market price of our common stock could decline.

       INFORMATION REGARDING FORWARD-LOOKING STATEMENTS AND INDUSTRY DATA

       This prospectus contains forward-looking statements that are based on our current expectations, assumptions, estimates and projections about our company and our industry. When used in this prospectus, the words "may," "will," "should," "predict," "continue," "plans," "expects," "anticipates," "estimates," "intends" and similar expressions are intended to identify forward-looking statements. These statements include, but are not limited to, statements under the captions "Risk Factors," "Management's Discussion and Analysis of Financial Condition and Results of Operations," "Business" and elsewhere in this prospectus concerning, among other things, our goals and strategies, the anticipated scope and result of our business operations, and our ability to:

       - complete development of our service delivery infrastructure;
       - obtain new comprehensive process management contracts;
       - successfully implement our comprehensive Exult eHR solutions for our existing clients and scale our service offering across a broad client base;
       - establish new client service centers;
       - increase revenue, control expenditures, recognize economies of scale and achieve profitability; and
       - expand our sales and marketing capabilities and our technology and general operating infrastructure.

       These forward-looking statements are subject to risks and uncertainties that could cause actual results to differ materially from those projected. We have not yet proven our business model and must invest substantial resources to build our service capabilities. It is not certain that our Exult eHR solution will perform as anticipated. The market in which we operate is competitive and other service providers may be more effective at selling or delivering human resources process management services. These and other risks and uncertainties are described in this prospectus under the heading "Risk Factors" and in our other filings made from time to time with the Securities and Exchange Commission. The cautionary statements made in this prospectus should be read as being applicable to all related forward-looking statements wherever they appear in this prospectus. These statements are only predictions. We cannot guarantee future results, levels of activity, performance or achievements. We assume no obligation to publicly update or revise these forward-looking statements for any reason, or to update the reasons actual results could differ materially from those anticipated in these forward-looking statements, even if new information becomes available in the future.

       This prospectus contains estimates of market size and growth related to the human resources business process outsourcing market, the use of the Internet, the Global 500 and other industry data. These estimates have been included in studies published by Dataquest, a division of GartnerGroup, International Data Corporation, The Hunter Group and Fortune Magazine. These estimates contain certain assumptions regarding current and future events, trends and activities. Although we believe that these estimates are generally indicative of the matters reflected in those studies, these estimates are inherently imprecise, and we caution you to read these estimates in conjunction with the rest of the disclosure in this prospectus, particularly the "Risk Factors" section.

                                USE OF PROCEEDS

       We estimate that the net proceeds from the sale of the 6,666,667 shares of common stock offered by us will be approximately $101.8 million to us, based upon an assumed public offering price per share of $16.20. "Net proceeds" is what we expect to receive after paying the underwriting discounts and the estimated offering expenses payable by us. We will not receive any proceeds from the sale of the shares by the selling stockholders.

       We expect to use the net proceeds for working capital and general corporate purposes. We also may use a portion of the net proceeds to acquire or invest in businesses, technologies, products or services that are complementary to our business. From time to time we have discussed potential strategic acquisitions and investments with third parties, and we expect this type of discussion to continue. However, we currently have no agreements or commitments to complete any such transaction, and we cannot provide any assurance that we will be able to complete any acquisitions or investments, or that any acquisitions or investments we may complete will enhance our business. Pending their use, we intend to invest the net proceeds of this offering primarily in short-term, investment-grade, interest-bearing instruments.

                                DIVIDEND POLICY

       We have never declared or paid any cash dividends on our common stock. We currently intend to retain any future earnings to finance the growth and development of our business. Therefore, we do not anticipate that we will declare or pay any cash dividends on our common stock in the foreseeable future. Any future determination to pay cash dividends will be at the discretion of our board of directors and will be dependent upon our financial condition, results of operations, capital requirements, restrictions under any existing indebtedness and other factors the board of directors deems relevant.

                        PRICE RANGE OF OUR COMMON STOCK

       Our common stock has been quoted on the Nasdaq National Market under the symbol "EXLT" since our initial public offering at $10 per share on June 2, 2000. Prior to that time, there had not been a market for our common stock. The following table shows the high and low per share intra-day sales prices of our common stock as reported on the Nasdaq National Market for the calendar quarters indicated:


                                                               HIGH      LOW
                                                              ------    ------
YEAR ENDED DECEMBER 31, 2000
  Second Quarter............................................  $12.00    $ 9.69
  Third Quarter.............................................  $19.00    $ 7.00
  Fourth Quarter............................................  $17.88    $ 8.38

YEAR ENDING DECEMBER 31, 2001
  First Quarter.............................................  $14.13    $ 9.19
  Second Quarter............................................  $19.85    $ 8.40
  Third Quarter (through July 30, 2001).....................  $17.00    $13.77



       On July 30, 2001 the last reported sale price of our common stock on the Nasdaq National Market was $13.85 per share. As of June 30, 2001, there were 76 holders of record of our common stock.

                                 CAPITALIZATION

       The following table sets forth our capitalization as of June 30, 2001 (1) on an actual basis, and (2) on an as adjusted basis, to reflect the sale of 6,666,667 shares of common stock offered by us in this offering at an assumed offering price of $16.20 per share, less the estimated underwriting discount and offering expenses payable by us. You should read the following table along with the "Management's Discussion and Analysis of Financial Condition and Results of Operations" section and the financial statements and notes included in this prospectus.


                                                                AS OF JUNE 30,
2001

------------------------
                                                               ACTUAL      AS
ADJUSTED
                                                              ---------
-----------
                                                                   (IN
THOUSANDS)
Cash, cash equivalents and investments......................  $  82,637     $
184,420
                                                              =========
=========
Total short-term debt and capital lease obligations.........      4,833
4,833
Total long-term debt and capital lease obligations..........         --
  --
Stockholders' equity:
  Common stock, $0.0001 par value, 500,000,000 shares
     authorized, actual and as adjusted; 93,750,357 shares
     issued and outstanding, actual; and 100,417,024 shares
     issued and outstanding as adjusted.....................          9
  10
  Additional paid-in capital................................    308,762
410,544
  Deferred compensation.....................................     (2,186)
(2,186)
  Cumulative translation adjustments........................       (585)
(585)
  Accumulated deficit.......................................   (157,324)
(157,324)
                                                              ---------
---------
     Total stockholders' equity.............................    148,676
250,459
                                                              ---------
---------
       Total capitalization.................................  $ 153,509     $
255,292
                                                              =========
=========


       This table excludes:

       - 20,431,832 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2001, at a weighted average exercise price of $7.23 per share (11,633,435 were exercisable as of June 30, 2001 and the balance become exercisable in the future based upon continued employment); and

       - 5,023,885 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001, at a weighted average exercise price of $10.96 per share.

                                    DILUTION

       The net tangible book value of our common stock on June 30, 2001 was $117.3 million, or approximately $1.25 per share. Net tangible book value per share represents the amount of our total tangible assets, less our total liabilities, divided by the total number of shares of our common stock outstanding. Dilution in net tangible book value per share to new investors represents the difference between the amount per share paid by purchasers of shares of our common stock in this offering and the net tangible book value per share of our common stock immediately afterwards. Without taking into account any other changes in net tangible book value after June 30, 2001, other than to give effect to the sale of 6,666,667 shares of common stock offered by us at an assumed public offering price of $16.20 per share and after deducting the underwriting discount and estimated offering expenses payable by us, our net tangible book value would have been $219.1 million, or approximately $2.18 per share. This represents an immediate increase in net tangible book value of $0.93 per share to existing stockholders and an immediate dilution in net tangible book value of $14.02 per share to new investors.

Assumed public offering price per share.....................  $16.20
Net tangible book value per share as of June 30, 2001.......  $ 1.25
Increase per share attributable to new investors............  $ 0.93
                                                              ------
As adjusted net tangible book value per share after the
  offering..................................................  $ 2.18
                                                              ======
Dilution in net tangible book value per share to new
  investors.................................................  $14.02

       This table excludes:

       - 20,431,832 shares of common stock issuable upon exercise of stock options outstanding as of June 30, 2001, at a weighted average exercise price of $7.23 per share (11,633,435 were exercisable as of June 30, 2001 and the balance become exercisable in the future based upon continued employment); and

       - 5,023,885 shares of common stock issuable upon exercise of warrants outstanding as of June 30, 2001, at a weighted average exercise price of $10.96 per share.

                      SELECTED CONSOLIDATED FINANCIAL DATA
                     (IN THOUSANDS, EXCEPT PER SHARE DATA)

       The following selected consolidated financial data should be read in conjunction with "Management's Discussion and Analysis of Financial Condition and Results of Operations" and the consolidated financial statements and related notes included elsewhere in this prospectus. The consolidated statements of operations data for the period from October 29, 1998 (date of inception) to December 31, 1998 and the consolidated balance sheet data as of December 31, 1998 is derived from our audited consolidated financial statements not included in this prospectus. Our consolidated statement of operations data for the years ended December 31, 1999 and 2000, and our consolidated balance sheet data as of December 31, 1999 and 2000 are derived from our audited consolidated financial statements included elsewhere in this prospectus. Our consolidated statement of operations data for the six months ended June 30, 2000 and 2001, and our consolidated balance sheet data as of June 30, 2001, are derived from our unaudited consolidated financial statements included elsewhere in this prospectus.

                                                     OCTOBER 29,         YEAR
ENDED         SIX MONTHS ENDED
                                                       1998 TO          DECEMBER
31,            JUNE 30,
                                                     DECEMBER 31,
--------------------   -------------------
                                                         1998         1999
2000        2000       2001
                                                     ------------   --------
---------   --------   --------

              (UNAUDITED)
CONSOLIDATED STATEMENTS OF OPERATIONS DATA:
Revenue............................................    $     --     $  4,857   $
 66,661   $ 13,749   $107,782
Cost of revenue....................................          --        4,498
 93,195     18,143    127,616
                                                       --------     --------
---------   --------   --------
Gross profit (loss)................................          --          359
(26,534)    (4,394)   (19,834)
                                                       --------     --------
---------   --------   --------
Expenses:
  Product development..............................          --          368
  6,674      2,363      2,986
  Selling, general and administrative(1)...........         187        9,976
 28,207     16,628     19,904
  Depreciation and amortization....................          --          943
  8,811      3,563      6,128
  Warrant charges..................................          --        4,547
 29,900         --         --
                                                       --------     --------
---------   --------   --------
     Total expenses................................         187       15,834
 73,592     22,554     29,018
                                                       --------     --------
---------   --------   --------
Loss from operations...............................        (187)     (15,475)
(100,126)   (26,948)   (48,852)
Interest income, net...............................           3          263
  5,306      2,244      1,744
                                                       --------     --------
---------   --------   --------
Net loss...........................................    $   (184)    $(15,212)  $
(94,820)  $(24,704)  $(47,108)
                                                       ========     ========
=========   ========   ========
Net loss per share:
  Basic and diluted(2).............................    $(140.48)    $  (2.20)  $
  (1.74)  $  (1.11)  $  (0.51)
                                                       ========     ========
=========   ========   ========
Weighted average number of common shares
  outstanding, basic and diluted(2)................           1        6,906
 54,491     22,248     91,693
                                                       ========     ========
=========   ========   ========

                                                         AS OF DECEMBER 31,
  AS OF JUNE 30, 2001
                                                         -------------------
--------------------------
                                                          1999        2000
ACTUAL     AS ADJUSTED(3)
                                                         -------    --------
--------    --------------

      (UNAUDITED)
CONSOLIDATED BALANCE SHEET DATA:
Cash, cash equivalents and investments.................  $39,199    $ 99,890
$ 82,637       $184,420
Working capital........................................   31,957      93,185
 69,405        171,188
Total assets...........................................   58,767     204,181
192,646        294,429
Total short-term debt and capital lease obligations....    4,630       4,267
  4,833          4,833
Long term obligations, net of current portion..........    4,304         152
     --             --
Convertible preferred stock............................   58,768          --
     --             --
Total stockholders' equity.............................   46,110     171,429
148,676        250,459

------------
(1) Includes $7,334 of business optimization costs in the 2001 period.

(2) Please refer to note 2 and note 9 of the notes to our consolidated financial statements for information regarding the method used to compute our basic and diluted net loss per share and our basic and diluted weighted average shares outstanding.

(3) The "As Adjusted" column reflects the sale by us of 6,666,667 shares in this offering at an assumed offering price of $16.20 per share after deducting the estimated underwriting discount and offering expenses payable by us.

          MANAGEMENT'S DISCUSSION AND ANALYSIS OF FINANCIAL CONDITION
                           AND RESULTS OF OPERATIONS

       The following discussion of our financial condition and results of operations should be read in conjunction with our selected consolidated financial data and the consolidated financial statements and related notes included elsewhere in this prospectus.

       Our primary source of revenue is fees we earn for providing our HR business process management services under long-term contracts. We also receive additional revenue from our consulting services. We recognize revenue for our services as the services are performed. Some of the services that we are obligated to provide to our clients are provided by third-party vendors. We may continue to use these vendors, hire replacement vendors, or provide some of these services directly; in any case, we are responsible for the delivery and acceptability of these services. We include in revenue all charges for services that we are contractually obligated to provide to our clients, whether we provide these services directly using our own personnel or through third-party vendors. We pay the costs of these services to the third-party vendors, and such costs are included in our cost of revenue. In many cases our initial cost of paying these vendors is equal to our revenue attributable to their services. In order to realize a profit from revenue received in connection with these third-party vendor contracts we must reduce these vendor costs by improving efficiencies, obtaining more favorable pricing, or performing the services ourselves at a lower cost.

       To date, we have typically generated leads for potential process management clients through our management, existing consulting relationships, our board of directors, third-party consultants, contact with key executives at Global 500 corporations or direct communication from such companies. After initial discussions with and qualification of the potential client, we typically enter into a letter of intent with the client which establishes a framework for due diligence and contract negotiations. Our letter of intent may provide for reimbursement of some or all of our direct and indirect costs incurred during this process. To the extent such costs are guaranteed by the letter of intent regardless of whether a contract is ultimately signed, reimbursements of costs are included in revenue as the costs are incurred. To the extent reimbursements are guaranteed only if a contract is not signed, such amounts are included in revenue once invoiced and collection is reasonably assured. All direct and indirect costs arising from the due diligence and contract negotiation process are expensed as incurred.

       Our contracts are generally structured so that we receive a fee that is no greater than our client's historical cost of operating the functions assumed by us. After we achieve a minimum cost reduction, we may be required to share further savings with our clients in negotiated gain sharing arrangements. The amount of minimum cost reduction is determined in accordance with the terms of the applicable contracts. Once we have signed a contract with a client, we transition its HR processes to our facilities and control. After we have transitioned a client's processes, we work to transform these processes in order to increase efficiencies and reduce costs. Typically the costs we incur during the transition period for the services provided and the transitioning of the client's processes have exceeded the revenue received from the client during the transition period. During the transformation period, we seek to reduce our costs sufficiently to permit us to provide services at or below the minimum cost reduction provided in the contract and recover the excess costs incurred during the transition period to realize a profit for the contract period.

       We incurred a net loss of $10.7 million in 1999, exclusive of a non-cash warrant charge of $4.5 million, and $64.9 million in 2000, exclusive of a non-cash warrant charge of $29.9 million, and expect to incur a net loss in 2001 and potentially in future years. In the next two years, we anticipate making large expenditures to build additional client service centers, to expand our sales and marketing capabilities, and to fund the development and expansion of our technology and general operating infrastructures. To the extent that revenue does not increase at a rate commensurate with our increasing costs and expenditures, our future operating results and liquidity could be materially and adversely affected.

RESULTS OF OPERATIONS

       The following table sets forth statement of operations data expressed as a percentage of revenue for the periods indicated:


                                                              YEAR ENDED
SIX MONTHS ENDED
                                                             DECEMBER 31,
  JUNE 30,
                                                           ----------------
-----------------
                                                            1999      2000
2000       2001
                                                           ------    ------
-------    ------
Revenue..................................................   100.0%    100.0%
100.0%    100.0%
Cost of revenue..........................................    92.6     139.8
132.0     118.4
                                                           ------    ------
------     -----
Gross profit (loss)......................................     7.4     (39.8)
(32.0)    (18.4)
                                                           ------    ------
------     -----
Expenses:
  Product development....................................     7.6      10.0
17.2       2.8
  Selling, general and administrative(1).................   205.4      42.3
120.9      18.4
  Depreciation and amortization..........................    19.4      13.2
25.9       5.7
  Warrant charges........................................    93.6      44.9
  --        --
                                                           ------    ------
------     -----
     Total expenses......................................   326.0     110.4
164.0      26.9
                                                           ------    ------
------     -----
Loss from operations.....................................  (318.6)   (150.2)
(196.0)    (45.3)
Interest income, net.....................................     5.4       8.0
16.3       1.6
                                                           ------    ------
------     -----
Net loss.................................................  (313.2)%  (142.2)%
(179.7)%   (43.7)%
                                                           ======    ======
======     =====


---------------
(1)Includes $7.3 million of business optimization costs in the 2001 period. Excluding such costs, selling, general and administrative expense was 11.7% of revenue.

       Our primary activities during the period we existed in 1998 were organization and planning. During this time we generated no revenue and only minimal interest income. We hired a few employees and incurred associated selling, general and administrative expenditures.

       In view of the rapidly evolving nature of our business and our limited operating history, we believe that period to period comparisons of our operating results, including our revenue, gross profit (loss) and expenses as a percentage of revenue, should not be relied upon as an indication of our future performance.

SIX MONTHS ENDED JUNE 30, 2000 AND 2001

       REVENUE. Revenue for the six months ended June 30, 2001 was $107.8 million as compared to $13.7 million for the six-month period ended June 30, 2000. We began to provide services under our process management contracts during the first six months of 2000, generating $7.9 million, or 57.4% of revenue from three process management clients. With the addition of two new process management clients during the latter half of 2000, revenue from our five process management clients was $99.6 million, or 92.4% of revenue, for the six months ended June 30, 2001. The balance of revenue for the 2000 and 2001 periods was derived primarily from consulting clients. As our process management business expands, we expect the relative contribution of revenue derived from consulting clients to continue to decrease.

       The revenue increase for the six months ended June 30, 2001 principally resulted from the continued transition of service responsibility to Exult under our initial three process management contracts, as well as revenue generated from the addition of two new process management clients. For the six months ended June 30, 2000 and 2001, one process management client accounted for 21.6% and 51.0%, respectively, of revenue. A second process management client accounted for no revenue in the 2000 period and 36.3% of revenue in the 2001 period. For the six months ended June 30, 2001, no other client accounted for more than 10.0% of revenue.

       COST OF REVENUE. Our cost of revenue for the six months ended June 30, 2000 and 2001, was $18.1 million, or 132.0% of revenue, and $127.6 million, or 118.4% of revenue, respectively. Cost of revenue consists primarily of expenses associated with third-party vendors that we manage who provide services for our clients within the scope of our contracts, compensation and benefits paid to our employees who are directly involved in providing our services, computer and communications equipment costs and services, and facilities costs. The increase in the cost of revenue for the six months ended June 30, 2001 principally resulted from the continued transition of service responsibility to Exult under our five process management contracts and the continuing expansion of our infrastructure and service capacity. We operated one client service center during the first six months of 2000, opened a second in the latter half of 2000 and began operating our third center during the first quarter of 2001. We have incurred, and may continue to incur, negative gross margins as we continue to transition and transform our clients' HR processes.

       PRODUCT DEVELOPMENT EXPENSE. Product development expense for the six months ended June 30, 2000 and 2001, was $2.4 million, or 17.2% of revenue, and $3.0 million, or 2.8% of revenue, respectively. Product development expense consists primarily of consultant costs and the compensation of our employees who are directly associated with the development of our product features and Internet software and capabilities. The increase in product development expense was primarily related to the hiring of consultants and employees.


       SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. Selling, general and administrative expense for the six months ended June 30, 2000 and 2001, was $16.6 million, or 120.9% of revenue, and $19.9 million, or 18.4% of revenue, respectively. Selling, general and administrative expense generally consists of compensation for employees engaged in marketing, promoting and selling our services, and for management and administrative personnel. Selling, general and administrative expense also includes third-party consulting and marketing expenditures, as well as facilities and office costs, and legal, accounting and recruiting fees and expenses. Also included in selling, general and administrative expense for the six months ended June 30, 2001 were business optimization costs, consisting of severance charges of $3.4 million (including non-cash option acceleration charges of $2.2 million), certain wind-up costs resulting in a $1.7 million charge (including severance costs of $1.0 million) associated with the consolidation of a secondary processing center into our primary operating centers and a $2.2 million non-cash charge arising from the write-off of an intangible asset acquired from Gunn Partners, Inc. We call these charges "business optimization costs" because they reflect our pursuit of enhanced efficiency and profitability as our operating scale increases and our business progresses toward operational maturity. We may incur similar business optimization costs from time to time as we implement new organization structures, technologies, processes and other changes in our business.


       Exclusive of these charges of $7.3 million, selling, general and administrative expense for the six months ended June 30, 2001 was $12.6 million, or 11.7% of revenue. Excluding these charges, the decrease in amount and percentage of revenue for the six months ended June 30, 2001 primarily resulted from the deployment of personnel and other resources to direct client activities, at which time the costs associated with such employees were included in cost of revenue.

       DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the six months ended June 30, 2000 and 2001, was $3.6 million, or 25.9% of revenue, and $6.1 million, or 5.7% of revenue, respectively. Included in the 2000 and 2001 amounts was $836,000 and $3.7 million, respectively, of depreciation and amortization expense from property and equipment. Also included in the 2000 and 2001 amounts was intangible asset amortization of $2.1 million and $1.8 million, respectively, and $600,000 and $571,000, respectively, of deferred compensation amortization. The increase in depreciation and amortization from property and equipment reflects the continuing build out of our infrastructure and service delivery capabilities.

       INTEREST INCOME, NET. Interest income, net for the six months ended June 30, 2000 and 2001 consisted of interest income of $2.6 million and $2.1 million, respectively, partially offset by interest expense of $408,000 and $378,000, respectively. Interest income is generated primarily from short-term investing of cash in excess of current requirements. Interest expense is associated with certain capitalized leases and the debt incurred to purchase the Gunn Partners, Inc. assets in November 1999.

       INCOME TAXES. We have incurred losses since we were founded in 1998, resulting in federal and state net operating loss carryforwards which expire beginning in 2020 and 2008, respectively. A full valuation allowance has been provided against the tax benefit generated by the net operating losses because of the uncertainty of realizing the deferred tax assets.

       NET LOSS. The foregoing resulted in a net loss for the six-month periods ended June 30, 2000 and 2001, of $24.7 million, or $1.11 per basic and diluted share, and $47.1 million, or $0.51 per basic and diluted share, respectively. For the six months ended June 30, 2000, the loss per basic and diluted share, assuming the conversion of all of the then outstanding shares of preferred stock, would have been $0.34. For the six months ended June 30, 2001, the net loss, exclusive of the $7.3 million of severance, wind-up and intangible asset write-off charges discussed in the selling, general and administrative expenses section above, was $39.8 million, or $0.43 per basic and diluted share. We expect to continue to incur losses until at least the first half of 2002.

YEARS ENDED DECEMBER 31, 1999 AND 2000

       Our primary activities during 1999 were organization, planning and certain work performed for our first business process management client prior to entering into the related long-term contract. We did not generate any process management revenues from long-term contracts during 1999. At December 31, 1999, we had approximately 75 employees. As of December 31, 2000, we had five business process management clients and approximately 634 employees. Due to the early stage of our business during 1999, our operating results for this period do not bear significant relationship to our operating results for the year ended December 31, 2000.


       REVENUE. Revenue for the years ended December 31, 1999 and 2000, was $4.9 million and $66.7 million, respectively. The 1999 amount primarily consisted of approximately $4.1 million billed to our first business process management client, BP p.l.c., for work performed before we entered into a long-term contract with this client in December 1999. The balance of our 1999 revenue primarily consisted of consulting revenue generated from various clients. The 2000 amount consisted of $54.9 million of contract revenue derived from four business process management clients and $11.8 million of consulting and related revenue from various clients.


       COST OF REVENUE. Our cost of revenue for the years ended December 31, 1999 and 2000, was $4.5 million and $93.2 million, respectively, and our gross margin (loss) for the same periods was 7.4% and (39.8)% as a percentage of revenue, respectively. We expect to incur a net loss in 2001 and may have negative gross profit for that period depending upon our rate of growth and commensurate expenditures.

       PRODUCT DEVELOPMENT EXPENSE. Product development expense for the years ended December 31, 1999 and 2000, was $368,000, or 7.6% as a percentage of revenue, and $6.7 million, or 10.0% as a percentage of revenue, respectively. We increased our overall spending for product development throughout 2000. We cannot be certain that our product development efforts will provide us with the desired results or will be economically feasible.

       SELLING, GENERAL AND ADMINISTRATIVE EXPENSE. For the years ended December 31, 1999 and 2000, selling, general and administrative expense was $10.0 million, or 205.4% as a percentage of revenue, and $28.2 million, or 42.3% as a percentage of revenue, respectively.

       DEPRECIATION AND AMORTIZATION EXPENSE. Depreciation and amortization expense for the years ended December 31, 1999 and 2000, was $943,000 and $8.8 million, respectively. The 1999 amount included amortization of intangibles associated with the November 1999 acquisition of certain assets of Gunn Partners, Inc. of $357,000 and amortization of deferred compensation of $479,000. Similarly, the 2000 amount included $4.2 million of intangibles amortization associated with the acquisition of certain assets of Gunn Partners, Inc. and $1.2 million of deferred compensation amortization. The balance of depreciation and amortization expense for each period arose from property and equipment depreciation and amortization.

       WARRANT CHARGES. Warrant charges were $4.5 million and $29.9 million for the years ended December 31, 1999 and 2000, respectively. The 1999 amount included a $3.3 million charge for warrants issued in connection with a business process management contract and a $1.2 million charge for warrants issued in exchange for consulting and recruiting services. The 2000 amount consisted of a charge for warrants issued in connection with the sale of common stock.

       INTEREST INCOME, NET. Interest income, net for the year ended December 31, 1999 was approximately $263,000, which consisted primarily of interest income of $334,000 generated from short-term investments raised from private equity placements, offset in part by interest associated with the Gunn

Partners acquisition debt and certain capitalized leases. Interest income, net for the year ended December 31, 2000 was $5.3 million, which consisted primarily of interest income of $6.7 million generated from short-term investments, offset in part by interest expense of $1.4 million associated with the Gunn Partners acquisition debt and certain capitalized leases.

       INCOME TAXES. We incurred losses in 1999 and 2000, resulting in federal and state net operating loss carryforwards which expire beginning in 2020 and 2008, respectively.

       NET LOSS. The foregoing expenses resulted in a net loss for the years ended December 31, 1999 and 2000 of $15.2 million, or $2.20 per basic and diluted share, and $94.8 million, or $1.74 per basic and diluted share, respectively. Excluding warrant charges of $4.5 million and $29.9 million for the years ended December 31, 1999 and 2000, and reflecting the conversion of all of the outstanding shares of our preferred stock during 1999 and 2000, the net losses would have been $10.7 million, or $0.14 per share, and $64.9 million, or $0.81 per share, respectively. We expect to continue to incur net losses for at least the year 2001.

YEAR ENDED DECEMBER 31, 1998

       We were formed in October 1998, and did not enter into our first process management contract until December 1999. During 1998, we hired our Chief Executive Officer and one other employee. Selling, general and administrative expense for 1998 consisted primarily of the salary and benefits for these two employees. Due to the early stage of our company during the year ended December 31, 1998, our operating results for this period did not bear any significant relationship to our operating results for the year ended December 31, 1999.

LIQUIDITY AND CAPITAL RESOURCES

       Since our inception in October 1998, we have financed our operations primarily with equity contributions including private placement sales of our capital stock for consideration of approximately $1.0 million in 1998, $55.1 million in 1999, $161.3 million in 2000 and $20.0 million in the six months ended June 30, 2001; the net proceeds from our initial public offering of $56.7 million in June 2000; and, to a lesser extent, by cash generated from our business and the exercise of stock options and warrants. The $161.3 million from equity contributions in 2000 included non-cash items of $29.9 million from warrants issued in connection with the sale of common stock and $44.0 million of indebtedness owed to us that was subsequently satisfied with prepaid rent and an intangible asset in connection with one of our business process management contracts. The intangible asset is being amortized as a reduction of revenue over the life of the contract.

       Net cash used in operating activities was $21.5 million and $26.1 million for the six months ended June 30, 2000 and 2001, respectively. We obtained our first three process management contracts in December 1999 and January 2000 and began generating revenue from these contracts during the first quarter of 2000. We obtained two additional process management contracts during the second half of 2000 and began generating revenue from both of these agreements by the first quarter of 2001. During the six-month periods ended June 30, 2000 and 2001, we continued using operating cash to pursue additional business opportunities and the development of our corporate infrastructure. We also expended operating cash in support of revenue generated by our process management contracts and to fund the transition and transformation costs associated with these process management contracts. Cash used in investing activities was $12.6 million in the 2000 period and $10.6 million in the 2001 period and was used to construct and expand our client service centers and our internal systems. We generated $130.7 million in cash from financing activities during the six months ended June 30, 2000 primarily from private placements of our stock and the initial public offering of our common stock. During the six months ended June 30, 2001, we generated $22.1 million in cash primarily from the private placement of our stock and the exercise of stock options and purchases of common stock under our employee stock purchase plan.

       We expect to generate negative operating cash flow for at least the remainder of 2001 as we continue to incur losses from operations. We expect to continue our investments in property and equipment to support the expansion and renovation of our facilities, including our existing client service centers, and to purchase related computer and other equipment necessary to support our client contracts and growth. In

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

addition, from time to time in the ordinary course of business, we evaluate potential acquisitions of related businesses, assets, services and technologies. Such acquisitions, if completed, may require significant cash expenditures.

       We believe that the funds generated from this offering, together with our current cash on hand will be sufficient to satisfy our working capital requirements for at least the next 12 months. We anticipate rapid growth and we may need to raise additional funds through public or private debt or equity financings in order to address unanticipated operating issues, finance acquisitions, obtain new client contracts with capital investment requirements, finance other strategic opportunities, and maintain adequate cash balances to satisfy the expectations of prospective clients. We cannot be certain that we will be able to raise additional funds on favorable terms, or at all. If we are unable to obtain additional funds, we may be unable to fund our operations or strategic initiatives.

RECENT ACCOUNTING PRONOUNCEMENTS

       In March 1998, the American Institute of Certified Public Accountants (AICPA) issued Statement of Position (SOP) 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on our consolidated financial position or results of operations.

       In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. We adopted SOP 98-5 on January 1, 1999, which requires costs of start-up activities and organization costs to be expensed as incurred. The adoption of SOP 98-5 did not have a material effect on our consolidated financial position or results of operations.

       In June 1998, the Financial Accounting Standards Board issued Statement of Financial Accounting Standards (SFAS) No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133 is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income (loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on our consolidated financial position or results of operations as we do not currently hold any derivative financial instruments.

       On December 3, 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. While SAB No. 101 provides a framework by which to recognize revenue in the financial statements, we believe that adherence to this SAB will not have a material impact on our financial statements.

       In March 2000, the Financial Accounting Standards Board issued Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25. FIN No. 44 clarifies (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 became effective July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN No. 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. Such effects are considered by management to be immaterial to our financial position and results of operations.

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

                                    BUSINESS

OVERVIEW

       Our mission is to be the leading provider of outsourced HR services to Global 500 corporations. We design our services to enable Global 500 corporations to enhance human capital productivity, reduce HR costs, streamline HR processes and provide superior HR services to their employees. We provide comprehensive, integrated HR process management through our Exult eHR solution that includes:

       - HR best practices expertise;

       - shared client service centers;

       - expert HR process consulting capabilities; and

       - our myHR web-enabled applications.

       Our Exult eHR solution includes a broad spectrum of process management services grouped into five major categories:

       - payroll production;

       - rewards;

       - life events;

       - advice and information; and

       - finance and accounting.


       Our shared service centers operate in Texas, North Carolina and Scotland and house the personnel and systems that manage our clients' transaction, production and service center requirements. Our myHR applications are designed to enable our clients and their employees to access and manage their HR information via the Internet in a self-service environment. We have five HR outsourcing clients: Bank of America Corporation, BP p.l.c., Pactiv Corporation, Tenneco Automotive and Unisys Corporation. In addition, we have many HR process consulting clients, including Tupperware Corporation, Diageo PLC, UBS Warburg AG, Pechiney, Siemens AG, Unilever PLC and International Paper Company.


INDUSTRY BACKGROUND

       HUMAN RESOURCES DEPARTMENTS IN THE GLOBAL 500. According to the Global 500 List for the Year 2000 published by Fortune Magazine, Global 500 corporations employed more than 37 million people in 1999, and a typical Global 500 corporation has 30,000 or more employees in multiple locations and countries. An employee base of this magnitude presents logistical complexities, and the human resources functions of Global 500 corporations are often complicated by multiple human resources groups for different business units and the lack of central information repositories and coordinated communications infrastructures. As a result, the HR processes of large, multinational corporations often are redundant and inefficient. In addition, the large number of third-party vendors typically used by a human resources department to handle discrete functions complicates HR process management. By necessity, HR departments typically devote most of their resources to administrative functions rather than strategic planning and initiatives. At the same time, corporations that extend cost-cutting to their HR departments often focus more on reducing staff than on reengineering service delivery.

       THE EMERGENCE OF HR PROCESS OUTSOURCING. Many large corporations outsource discrete, non-core functions of their operations, such as payroll, tax filings and benefits administration. According to Dataquest, the worldwide HR outsourcing market is projected to grow from approximately $26.2 billion in 1999 to approximately $76.4 billion in 2004. However, the market for multi-process HR outsourcing is relatively new. Dataquest estimates the market for multi-process HR outsourcing will grow from over $2.5 billion in 2000 to more than $21 billion by 2005 for United States companies. Comprehensive HR process outsourcing for

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

large multinational corporations is difficult and requires a well-developed service delivery infrastructure and significant expertise in analyzing, providing and managing HR best practices across many divisions and third-party vendors. HR best practices refer to those HR policies, procedures, operations and technologies that yield superior performance as measured by productivity, cost, quality and customer satisfaction metrics.

       EXPANSION OF THE INTERNET. The Internet facilitates interactive communications among large groups of individuals in multiple geographic locations. The Hunter Group estimates that by using the functionality of the Internet to move HR delivery to a largely self-service mode, organizations can achieve annual HR cost reductions of approximately 25% to 30%. To date, however, we believe that HR organizations have not fully utilized the Internet and web-enabled processes and systems because they have not broadly implemented any mechanism for effectively centralizing and organizing the large amount of information and electronic transmissions generated by processes within the HR organization. Accordingly, we believe the Internet's use in HR departments has been largely limited to one-on-one e-mail communications or process-specific internal networks, often provided by third parties which do not integrate into a seamless information source for the company or its employees.

OUR STRATEGY

       Our Exult eHR solution enables us to assume broad responsibility for management of our clients' human resources people, processes, technologies and third-party vendors, and is designed to deliver our clients increased human capital productivity at reduced cost. The following are the key elements of our strategy:

       - TARGET GLOBAL 500 CORPORATIONS AS CLIENTS. Global 500 corporations generally have operations spread across multiple business units and locations. We believe the magnitude and complexity of these corporations and their resulting HR needs make them ideal candidates for our comprehensive, web-enabled Exult eHR process management services.

       - ESTABLISH LONG-TERM CLIENT RELATIONSHIPS. We pursue long-term contracts to reengineer and manage our clients' HR processes. We believe long-term contracts foster mutual commitment and shared goals with our clients, and best enable us to transform client HR processes to our infrastructure and best practices. The long-term nature of our contracts also gives us greater visibility of future revenue streams and better information for determining future investment decisions.

       - PROVIDE BROADLY INTEGRATED PROCESS MANAGEMENT SERVICES. We have designed a service offering that covers more than 25 specific human resources and related processes in the areas of payroll production, rewards, life events, advice and administration, and finance and accounting. This enables us to offer clients a comprehensive service for integrated management of many or all HR processes, which we believe enhances the efficiency and effectiveness of our clients' HR operations.

       - INCREASE EFFICIENCIES BY SHARING RESOURCES OVER A BROAD CLIENT BASE. We combine shared service centers, internal process capabilities, and alliances with selected vendors into an integrated service delivery infrastructure that enables us to deliver efficient, large-scale HR process management services to multiple clients. Our shared client service centers in North Carolina, Scotland and Texas are designed to handle multiple clients and utilize automated processes and technology to provide efficient client service and achieve economies of scale. We also use our internal process capabilities, including payroll and HR information systems, to deliver core processes. We believe that our strategic relationships with third-party providers make our integrated service offering comprehensive and efficient.

       - USE OUR myHR APPLICATIONS TO ENHANCE HR PERFORMANCE. We use emerging technologies and our myHR systems and applications to connect the people, processes, technologies and third-party vendors involved in our clients' HR organizations and to provide a comprehensive central repository of company and employee data. We help our clients implement database and

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

interconnectivity tools to easily access, evaluate and use HR information to further their strategic business objectives. Our myHR applications operate behind secure Internet firewalls and are designed to enable our clients'
        personnel to access information and employee productivity tools and communicate freely with other people throughout the organization. myHR is designed to enable our clients' employees to perform both HR and non-HR tasks and encourage employees to become more self-sufficient in handling many day-to-day HR functions, while enhancing communication and efficiency throughout our clients' global organizations.

OUR EXULT eHR SOLUTION

       Our Exult eHR solution combines a broad process management services offering, shared service center resources and service delivery, and strategic consulting expertise designed to simplify and standardize our clients' HR practices and procedures, and deliver improved management information and employee communications at significant cost savings.

       SERVICES

       Our Exult eHR solution includes a broad spectrum of process management services grouped into five major categories, as follows:

       Payroll Production

       We manage clients' payroll processes and related production requirements that are designed to reduce our clients' investment of internal resources in transaction processing. Our payroll and production services include:

       - Payroll disbursements and reporting;
       - Related systems and data administration;
       - Tax withholding and reporting;
       - Banking interfaces;
       - Time and attendance administration; and
       - Wage attachments.

       Rewards

       We manage compensation and benefit programs that are designed to reduce our clients' internal process and administration burdens. Our services in this area include:

       - Benefits enrollment and administration;
       - Pension plan administration;
       - 401(k) plan administration;
       - Salary review planning;
       - Performance management; and
       - Compensation and bonus administration.

       Life Events

       We process and manage clients' workforce changes that are designed to help our clients effectively develop and deploy their human capital. Our services in this area include:

       - Recruiting and staffing functions;
       - Training administration;
       - Expatriation and repatriation administration;
       - Domestic relocation; and
       - Severance administration.

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

       Advice and Information

       We manage HR information for our clients which enables us to capture, track, modify and report large amounts of employee-related data. We use this data to help our clients manage various HR functions, including:

       - HRIS reporting;
       - Performance management;
       - Employee data and records management;
       - Organization development;
       - Employee development;
       - HR strategy;
       - Labor relations and employee relations; and
       - Policy and legal compliance.

       Finance and Accounting

       We manage accounts payable processes, including disbursements and reconciliation. These services are designed to streamline our clients' back office transaction processing, and include:

       - Accounts payable;
       - Travel and entertainment expense reimbursements;
       - Payroll accounting;
       - Benefits accounting; and
       - Fixed asset accounting.

       SHARED RESOURCES AND SERVICE DELIVERY

       We deliver our process management services through an infrastructure of client service centers, web-enabled technology systems, functional applications, and third-party service providers. Our model involves leveraging shared resources to provide HR best practices while achieving economies of scale, which we believe enables us to deliver improved HR services at a reduced cost.

       Client Service Centers


       We operate three principal client service centers, in North Carolina, Scotland and Texas, and we are managing a fourth center in the Los Angeles, California area in connection with our contract with BP p.l.c. and related entities. These centers house the personnel and systems we use to manage our clients' transaction, production and service center requirements, including customer service representatives and production operations staff for functions such as payroll processing, benefits administration, training administration, and information technology support and maintenance. These client service centers also contain systems and technology, such as contact/case management systems, imaging and workflow, and HR application software and databases. Our clients' employees can communicate with the client service centers online through myHR or by phone, fax, or e-mail.



       We established the Scotland center specifically to accommodate our United Kingdom service center requirements. We selected Scotland because of its accessibility, educated English-speaking workforce, relatively low cost of doing business, and European Union membership. The Scotland center currently manages the processes we provide to BP in the United Kingdom, as well as our own United Kingdom internal processing requirements. We expect management of HR processes for BP in continental Europe and other parts of the world outside North America also to be serviced through this center. In addition to BP, the Scotland center can accommodate additional client demands, and we anticipate that it will play a significant role in service delivery to future European clients.


       We acquired the Texas center at the end of 1999. This center had been providing payroll and related services for Tenneco Automotive and Pactiv Corporation, and we entered into agreements to continue to provide those services to Tenneco and Pactiv when we acquired the center. We have invested
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


heavily in developing this center into a broad platform from which we can deliver process management services to other clients. This center currently provides services for BP in the United States, as well as Unisys, Tenneco and Pactiv, and also fulfills our own United States internal processing requirements. We believe that this center can accommodate growth in our United States client base.


       We acquired the North Carolina facility at the time we signed our process management contract with Bank of America Corporation. This was a facility that Bank of America was then using to provide for itself some of the HR process management services we have agreed to handle. We are adapting this facility to our own systems. We believe our ability to retain key managers and operate the center during conversion has contributed to our ability to transition Bank of America's HR processes relatively quickly. Process management for Bank of America will occupy approximately half of this center's capacity, leaving room for additional client expansion.


       The Los Angeles area center operated as a full employee information services facility for ARCO, which was acquired by BP in 1999. We are using this facility to manage payroll, benefits and HRIS functions for the ARCO workforce under our BP contract.


       Each of our client service centers, except Scotland, was previously operated by our clients, and therefore has an experienced workforce. All of these centers are designed to give us efficiencies and economies of scale by leveraging the functionality, staff and technology of centralized processes and services across many business units for multiple clients. They also provide important redundancies for service continuity purposes.

       In the aggregate, we expect our current client demands to occupy approximately half of our current centers' capacity. Therefore, while we plan to continue to develop additional centers, in particular through facility and workforce acquisitions from new clients that had previously consolidated HR services to some degree, the facilities and workforce of which we can assume, our existing service centers can accommodate significant expansion of our client base from client opportunities with companies that have not consolidated their HR services.

       Systems, Production Applications and myHR

       In order to deliver comprehensive, integrated HR process management, we have developed a service infrastructure that relies upon third-party vendors, licensed components, and our own intellectual property.

       Performance under our process management contracts requires sophisticated information technology capabilities. All of our clients utilize database tools for their HR information systems, including programs licensed from PeopleSoft USA, Inc. and SAP AG, and some legacy systems. Some of these systems must be replaced and others require substantial integration work. In most cases, significant systems interface work is required to enable the client's systems to be integrated and to communicate with our systems. We assist in these processes, both directly and through vendors we supervise, so that the client's internal HR information systems provide an adequate platform for integrated HR process management.

       Many of our process management capabilities are based upon third-party software that we have selected as "best in class" and compatible with our infrastructure. For example, we rely upon sophisticated tax and process management software licensed from Deloitte & Touche LLP to provide our expatriate administration services, and we use an open web platform for workforce planning, hiring and deployment licensed from Deploy Solutions in our delivery of strategic resourcing management.

       In general, we manage all of the essential back-end systems, such as HR application management, in order to provide full service accountability and control. Application server management and hosting is generally provided by our information technology infrastructure partners, principally Unisys, and backed-up by their business continuity and disaster recovery systems.

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

       Our Exult eHR services integrate software applications and business processes with a client's own internal information and communications systems to compile and centralize a wealth of HR information. Our myHR applications are designed to enable our clients and their employees to access and use that information.

       Third-Party Service Providers

       Our Exult eHR solution incorporates the services of third-party vendors in two important ways. First, our process management contracts may include certain services being provided to the client by third party vendors. At the time we become responsible for a client's HR organization, we generally assume responsibility for administration of these vendors, either by assignment of their contracts to us or through management arrangements. Depending upon a number of factors, including the type of services involved, terms of the vendors' contracts, and client preferences, over time we may retain the vendor as a service provider to the client within the scope of our contract and under our management, replace the vendor with a new third-party provider under our management, or take over provision of the services ourselves.

       Second, in addition to management of third-party vendors who had preexisting relationships with our clients, we also utilize selected third parties to complement our integrated service offering with specialized HR services that can be more effectively and efficiently provided by third-party vendors and subcontractors than by our internal resources. The components of our solution that we currently intend to outsource include pension management and some elements of relocation administration. Over time, we may outsource additional elements of our service offering, or bring some elements "in house," depending upon the availability of appropriately skilled third parties in various areas, competition, the development of our own capabilities, client demands, acquisition opportunities, capital availability and requirements, and other factors.

       We believe our familiarity and experience with HR best practices and with the market for third-party HR vendors enables us to evaluate whether the services being provided by a third party meet the needs of a given client and comply with HR best practices. In addition, we believe we will be able to provide improved service levels and greater cost savings on behalf of our clients through negotiation and management of these third-party vendor contracts.

       In June 2001, we entered into a relationship with Automatic Data Processing, Inc. ADP purchased approximately 1.5 million shares of our common stock for approximately $20 million. ADP may be obligated to purchase up to an additional $30 million of our common stock in installments over the next four years at purchase prices based upon then-current market trading prices, if the amount of revenue we direct to ADP reaches specified levels. We anticipate using ADP's transactional and administrative services to supplement and enhance our service offering, including our payroll processing, benefits and systems integration components. These ADP services include domestic and international payroll services including payroll processing and related printing, tax filing, wage garnishment, unemployment compensation, COBRA, and flexible-spending account services. We also anticipate using ADP's Professional Services Group, AG Consulting, to assist with systems integration work required to implement process management services for our clients. In addition, for selected client engagements, we may market jointly with ADP to promote a combined comprehensive suite of services including HR, benefits, and payroll administrative and processing services, and finance and accounting management services. Our relationship is intended to enhance our capabilities to scale rapidly and provide best-in-class services to our existing and future clients. The relationship with ADP is non-exclusive, and there is no requirement that we or our clients use ADP. No revenue level or services scope is guaranteed, and future investments by ADP in our common stock are contingent upon the volume of business derived by ADP from the relationship.

     Strategic Consulting Expertise

       In November 1999, we acquired the business of Gunn Partners, Inc., a business process improvement consulting company with operations in the United States and Europe. Gunn Partners has been consulting with Global 500 corporations since 1991 on administrative staff functions such as human

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

resources and finance and accounting, as well as procurement, information technology, and customer service. Gunn Partners generates revenue through its own consulting activities, provides strategic assistance in structuring our client relationships, assists in cross-marketing, and provides us with a service offering for potential clients that are not yet ready for our full Exult eHR solution. Gunn Partners has provided consulting services to some of the largest companies in the Global 500.

BUSINESS PROCESS MANAGEMENT CLIENTS


       BP



       In December 1999, we entered into a seven-year Framework Agreement with BP p.l.c. (NYSE: BP), a leading international energy and petrochemicals company, to create a comprehensive eHR services organization and provide a broad range of human resources management services to BP and its affiliates. BP currently operates in more than 40 countries and has approximately 100,000 employees.



       Our initial contracts under the Framework Agreement cover approximately 60,000 BP employees in the United Kingdom and the United States. We have worked with BP to identify separate processes involved in BP's HR organization:


       - training;
       - organization development;
       - HR strategy;
       - labor relations;
       - compliance;
       - expatriate relocation and administration;
       - information services;
       - benefits;
       - compensation;
       - employee relations;
       - vendor administration;
       - payroll;
       - employee development;
       - recruiting;
       - severance;
       - performance management;
       - domestic relocation; and
       - information technology.


       Each of these processes is divided into component tasks or functions and responsibility for each is allocated either to BP or to us. In general, we are responsible for systems design and implementation, routine employee communications, data gathering, processing and retrieval, management reporting, vendor management, and overall administration of related HR functions. BP remains responsible for strategic planning, policy decisions, employee relations, legal compliance, and professional resources.



       As of the date of this prospectus, we have nearly completed all the transition of BP's HR transactional activity in the United Kingdom and in the United States. BP is requesting the expansion of our services into additional countries where they operate, and we anticipate that selected processes and countries will be transitioned during 2001 and 2002. We continue to make arrangements with BP to assume or administer BP's contracts with third party vendors that provide discrete services that constitute a part of our integrated service offering.



       We are obligated to provide our services to BP in the United Kingdom and the United States for fixed fees that are generally equal to or less than BP's historical costs incurred in connection with the services that we are assuming. After we have achieved a negotiated minimum return from provision of our services, we are required to share further savings with BP in a negotiated gain-sharing arrangement that is intended to motivate us and BP to maximize efficiency in the provision of our services.

       The Framework Agreement contemplates extending our arrangement with BP beyond the United Kingdom and the United States to provide human resources management services for BP in other countries. However, BP is not obligated to retain us to provide services for additional countries and we must demonstrate our ability to meet their service needs and provide specified cost savings in other countries to expand the arrangement.



       The Framework Agreement has a term of seven years and the United States and United Kingdom country agreements entered into under the Framework Agreement have a minimum five year term, subject to BP's right to terminate in the event of our insolvency or material breach by us or performance failure, or if we are taken over by an entity that is a competitor of BP or that is financially weaker than we are, or that, through control of Exult, could adversely affect BP's reputation. In addition, starting in December 2002, BP may terminate the Framework Agreement or the United States or United Kingdom country agreements upon giving us 12 months' advance notice and by making termination payments designed to defray our costs and give us a specified return on our investment in the contract for the remaining term of the agreement but not to exceed two years. After December 2004, BP may terminate a country agreement at any time upon 12 months' advance notice without the obligation to make such termination payments. Termination of the Framework Agreement causes termination of the United States and United Kingdom agreements and any other country service arrangements that are in effect at that time. We expect to rely upon BP for a significant portion of our revenue for the foreseeable future. If BP were to substantially reduce or stop the use of our services, our reputation and future revenues would be seriously impaired. Short of terminating an entire country agreement, BP may also terminate our rights to provide particular services in a country if we are unable to meet performance standards for those services in that country. All BP agreements terminate in December 2006 if not renewed by mutual agreement. Any termination involves a winding-down period during which we will continue to be paid for providing services while transferring back to BP or to a new service provider the HR processes for which we have been responsible.


       BANK OF AMERICA CORPORATION

       In November 2000, we entered into a ten-year Master Services Agreement with Bank of America Corporation (NYSE: BAC) to provide human resources and specified finance and accounting services. The agreement involves services applicable to approximately 150,000 employees of Bank of America and its affiliates, primarily in the United States. Our contract with Bank of America covers the following processes:
       - benefits;
       - payroll;
       - employee data and records management;
       - expatriate relocation and administration;
       - information technology and information services;
       - policy and legal compliance administration;
       - accounts payable;
       - travel and expense claim processing; and
       - asset accounting services.

       Each of these processes is divided into component tasks or functions and responsibility for each is allocated either to Bank of America or to us. In general we are responsible for systems and process design and implementation, routine employee communications, data gathering, processing and retrieval, management reporting, vendor management, transaction processing, and overall administration of related HR functions. Bank of America remains responsible for strategic planning, policy decisions, employee relations, certain legal compliance, and transaction initiation and approval.

       We are obligated to provide our services to Bank of America for fixed fees that are generally equal to or less than the bank's historical costs incurred in connection with the services that we are assuming. In addition, we are obligated to share with Bank of America any savings we achieve through management of third-party vendors providing services within the scope of the contract.

       Our transition plans call for us to assume management of all processes that are within the scope of the Master Services Agreement by the third quarter of 2001, and as of the date of this prospectus, we are on schedule. We are also making arrangements to assume or administer Bank of America's contracts with third parties providing discrete services that constitute a part of our integrated service offering.

       Bank of America has the right to terminate the agreement in the event of our insolvency or material breach or material repeated performance failure, upon the change in control of our business. In addition, due to certain unique and established relationships, Bank of America has the right to terminate the agreement if our current Chief Executive Officer or our current Chief Operating Officer ceases to be employed by us, other than due to nonperformance, death or disability, within one year after specific contract milestones are met. Bank of America may also terminate the agreement for convenience upon 12 months advance notice. If Bank of America terminates the agreement for convenience during years two through seven of the contract term, or terminates the agreement for change in control or if our Chief Executive Officer or Chief Operating Officer ceases to be employed by us, it is obligated to make a termination payment to us. The amount of the termination payment is designed to defray certain costs, not to approximate our total revenue or profit under the agreement. Any termination involves a winding-down period during which we would continue to be paid for providing services while transferring back to Bank of America or to a new service provider the processes for which we have been responsible. We expect to rely upon Bank of America for a significant portion of our revenue for the foreseeable future. If Bank of America were to substantially reduce or stop the use of our services, our reputation and future revenues would be seriously impaired.

       In connection with the Master Services Agreement, we took over Bank of America's HR processing center in North Carolina. In this transaction, Bank of America transferred to us a paid-up lease on approximately 96,000 square feet of office space and related assets in partial payment of indebtedness Bank of America had incurred to us in connection with its earlier purchase from us of 5 million shares of our common stock and three-year warrants to purchase an additional 5 million shares of common stock at $11 per share. We also hired approximately 600 people who had previously been employed by the bank in roles now within the scope of our responsibilities under the agreement.

       UNISYS CORPORATION

       In August 2000, we entered into a seven-year Master Services Agreement with Unisys Corporation (NYSE: UIS) to provide human resources processes and vendor management services. In November 2000, we expanded this contract to include training administration services. The agreement involves services applicable to approximately 39,000 employees of Unisys Corporation and its affiliates in the United States, United Kingdom and other countries.

       Our contract with Unisys covers the following processes:

       - compensation;

       - benefits and payroll processes;

       - employee data management processes, including employee data and records management and information technology and information services;

       - workforce planning processes, including resourcing, expatriate and domestic relocation and administration, and severance;

       - organization and people development processes, including performance management, training and policy and legal compliance; and

       - workforce services processes, including HR strategy and labor and employee relations.

       Each of these processes is divided into component tasks or functions and responsibility for each is allocated either to Unisys or to us. In general we are responsible for systems and process design and implementation, routine employee communications, data gathering, processing and retrieval, management reporting, vendor management, transaction processing, and overall administration of related HR functions. Unisys remains responsible for strategic planning, policy decisions, employee relations, legal compliance, and transaction initiation and approval.

       We are obligated to provide our services to Unisys for fixed fees that are generally equal to or less than the historical costs Unisys incurred in connection with the services that we are assuming. In addition, we are obligated to share with Unisys any savings we achieve through management of third-party vendors providing services within the scope of the contract.

       Our transition plans call for completion of the transition of all processes within the scope of the Master Services Agreement to our systems and infrastructure by the end of 2001, and as of the date of this prospectus, we are on schedule for completion within this timeframe. We are also making arrangements to assume or administer Unisys's contracts with third-party vendors that provide discrete services that constitute a part of our integrated service offering.

       Unisys has the right to terminate the agreement in the event of our insolvency or material breach or repeated material performance failure, or if a designated competitor of Unisys obtains control of our business. Unisys may also terminate the agreement for convenience upon making a specified termination payment to us. The amount of the termination payment is designed to defray certain costs, not to approximate our total revenue or profit under the agreement. Any termination may involve a winding-down period during which we would continue to be paid for providing services while transferring back to Unisys or to a new service provider the processes for which we have been responsible. Unisys also has the right to remove services from the contract by performing these functions internally or delegating them to third parties, subject to payment to us of contract minimums. We expect our contract with Unisys to provide significant revenue to us for the foreseeable future and if Unisys were to substantially reduce or stop the use of our services, our reputation and future revenues would be seriously impaired.

       PACTIV CORPORATION

       In January 2000, we entered into a three-year agreement with Pactiv Corporation (NYSE: PTV), a leading provider of advanced packaging solutions formerly known as Tenneco Packaging. Pactiv operates approximately 79 facilities in approximately 17 countries around the world. Under this agreement, we assumed management and accountability for Pactiv's North American payroll, employee expense reimbursement, and accounts payable processes.

       TENNECO AUTOMOTIVE

       In January 2000, we entered into a three-year agreement with Tenneco Automotive (NYSE: TEN), a large international manufacturer of ride management control and exhaust systems and products with approximately 23,000 employees worldwide. Under this agreement, we assumed management and accountability for Tenneco's North American payroll, employee expense reimbursement, and accounts payable processes.

SALES AND MARKETING

       Our sales efforts target senior executives of Global 500 corporations, largely through personal relationships and introductions. Due to the importance of these senior executive relationships, most of our selling efforts have been conducted by members of our executive management team. We have also maintained a small staff of dedicated sales professionals whose primary role has been to assess our compatibility with potential clients and negotiate and document our contracts. We employ a team approach to business development, working with colleagues in our information technology delivery, client services centers, strategy and other functional areas to identify, qualify and prioritize prospects, manage due diligence processes, negotiate contracts, and craft Exult eHR solutions for our clients.

       We have focused our marketing efforts on creating awareness of the comprehensive nature of our Exult eHR solution and establishing Exult as the leader in this new market primarily through market research, information pieces and written articles published for industry trade press, public relations activities, seminars, speaking engagements and relationships with industry analysts. The goal of these activities is to promote Exult as the leading provider of comprehensive HR services, and to publicize the advantages of integrated HR process management. We have also pursued client lead generation in a more targeted manner through direct sales contacts.

COMPETITION

       We believe our primary competitors are large human resource departments within Global 500 corporations who may be averse to outsourcing. This is another key reason why we focus our sales and client relationship efforts on senior executives, including those in charge of HR. We also believe we are in competition with third parties including:

       - the consulting divisions of the Big Five accounting firms;

       - companies that provide a selected transactional service, such as benefits administration, and aspire to provide additional services;

       - other consulting companies that perform individual projects, such as development of HR strategy and HR information systems; and

       - certain information technology outsourcers that aspire to provide business process outsourcing services and may seek to add selected HR offerings.

       Historically, most of these vendors have focused upon discrete processes, but many of them are now promoting integrated process management offerings that may be viewed as competitive with ours. We do not believe any competitor currently assumes responsibility for all of the human resources processes within a Global 500 HR department to the same degree that we do, but over time we expect competitors to develop broader service capabilities that match or exceed ours.

EMPLOYEES

       As of June 30, 2001, we employed 1,380 people -- 865 in our client service centers, 380 providing information technology and client transition services, 46 in consulting and 89 in sales and marketing and general and administrative roles.

LEGAL PROCEEDINGS

       From time to time, we may be involved in litigation relating to claims arising out of our operations in the normal course of business. As of the date of this prospectus, we are not a party to any material legal proceedings.

                                   MANAGEMENT


       The following table sets forth certain information regarding our executive officers, key employees and directors as of July 30, 2001:


               NAME                 AGE                            POSITION
               ----                 ----                           --------
James C. Madden, V................   40     Chairman of the Board, President and
Chief Executive
                                            Officer
Kevin M. Campbell.................   41     Chief Operating Officer
Michael F. Henn...................   53     Chief Financial Officer
Stephen M. Unterberger............   43     Chief of Service Delivery
Robert W. Gunn....................   53     Vice President, Executive Client
Lead
Bruce W. Ferguson.................   46     Chief People Officer
Richard H. Jones..................   49     Vice President, International
Operations
Brian W. Copple...................   40     General Counsel and Secretary
J. Michael Cline..................   41     Director
Steven A. Denning.................   52     Director
Mark F. Dzialga...................   36     Director
Michael A. Miles..................   62     Director
Thomas J. Neff....................   63     Director
John R. Oltman....................   56     Director
A. Michael Spence.................   57     Director
Josh S. Weston....................   72     Director

       JAMES C. MADDEN, V has been our President and Chief Executive Officer since November 1998 and the Chairman of the Board since February 2000. Mr. Madden served as the Corporate Chief Financial Officer at MCI Systemhouse, the outsourcing unit of MCI, from June 1997 to November 1998. From June 1995 to June 1997, Mr. Madden served as the President of the United States and Latin American Divisions, and from January 1994 to June 1995, he was the General Manager of MCI Systemhouse's Pacific Region. He first joined MCI Systemhouse in 1993 as Vice President and Managing Director of the Los Angeles office. Prior to joining MCI Systemhouse, Mr. Madden was a Principal at Booz-Allen & Hamilton from 1991 to 1993. Mr. Madden began his career with Andersen Consulting, where he created and led Andersen's first outsourcing practice on the West Coast. Mr. Madden received his B.B.A. degree in Finance and B.A. degree in Geology from Southern Methodist University. Mr. Madden was elected to the Board in 1998.

       KEVIN M. CAMPBELL joined us as Operations President on May 30, 2000, and became Chief Operating Officer in June 2001. Before joining Exult, Mr. Campbell was a partner with Ernst & Young, LLP from August 1999 to May 2000, and was Director of the Products Market for its Global Operate practice for business process and information technology outsourcing. Before joining Ernst & Young, Mr. Campbell was with Andersen Consulting for 17 years, including nine years as a partner. At Andersen Consulting, Mr. Campbell served at different times as the Global Managing Partner for business process management for the Resources Market Unit; America's managing partner for business process management for the manufacturing industry; and partner in charge of the northeast region's electronics and high-tech market. Mr. Campbell has a B.S. degree in Management from Boston College.

       MICHAEL F. HENN joined Exult as Chief Financial Officer in April 2001. From July 2000 through March 2001, Mr. Henn was President of The Meyers Group, a provider of information analysis and consulting services to the United States residential development industry. From 1994 to 2000, Mr. Henn served as Senior Vice President and Chief Financial Officer of KB Homes, formerly known as Kaufman and Broad Home Corporation. From 1985 to 1994, Mr. Henn was Executive Vice President, Chief Financial and Administrative Officer of the Vons Companies. Mr. Henn received an M.B.A. degree and a B.S. degree in Finance from Northern Illinois University.

       STEPHEN M. UNTERBERGER joined Exult as Executive Vice President and Chief Operating Officer in February 1999. He became Chief of Service Delivery in June 2001. Prior to joining Exult,

Mr. Unterberger served as the Vice President and Operating Executive of the United States Division of MCI Systemhouse from December 1997 to February 1999, and as its Vice President, Western Region from September 1996 to December 1997. From January 1994 to September 1996, Mr. Unterberger managed large consulting and outsourcing engagements for MCI Systemhouse. From September 1988 to January 1994, Mr. Unterberger served with Price Waterhouse in its information technology management consulting practice. Mr. Unterberger has a B.A. degree in Economics from the University of Pennsylvania.

       ROBERT W. GUNN founded Gunn Partners in 1991 and has served as our Vice President, Executive Client Lead since we acquired Gunn Partners in 1999. Prior to founding Gunn Partners, Mr. Gunn served as a partner at A. T. Kearney from 1981 to 1991 and launched Kearney's Administrative Practice in 1987. From 1978 to 1981, Mr. Gunn served as a consultant with William E. Hill. Mr. Gunn received an M.B.A. degree from the Wharton School of Management at the University of Pennsylvania and his A.B. degree in Political Science from Williams College.

       BRUCE W. FERGUSON joined Exult as our Chief People Officer in June 2000. Prior to joining Exult, Mr. Ferguson served as National Director of Recruiting for Ernst & Young LLP from 1998 to 2000 and as National Director of Human Resources from 1995 to 1998. Mr. Ferguson served as Director of Human Resources for Kenneth Leventhal & Company from 1990 to 1995. From 1978 to 1990, Mr. Ferguson served in various capacities at Arthur Andersen & Co., including Director of Human Resources and Director of Recruiting. Mr. Ferguson received his B.S. degree from the University of Wisconsin.

       RICHARD H. JONES joined our UK subsidiary, Exult Ltd., in September 2000 as its Vice President of International Operations. Prior to joining Exult, Mr. Jones served as Managing Partner, Business Process Management, of the Resources Industries Global Market Unit of Andersen Consulting from 1999 to 2000 and as the Chief Operations Officer of the United Kingdom Outsourcing Business of Andersen Consulting from 1997 to 1999. From 1994 to 1997, Mr. Jones served in various roles, including Managing Director, Sales and Marketing Director, Director of Commercial Business and Director of Finance Services, for Digital Equipment Company. From 1973 to 1994, Mr. Jones held various management positions at IBM. Mr. Jones received his degree in Pure Mathematics from the University of Southampton in England.

       BRIAN W. COPPLE joined Exult as our General Counsel and Secretary in February 2000. Prior to joining Exult, Mr. Copple served as a Senior Vice President and the General Counsel for EPS Solutions Corporation, a provider of outsourced executive search, performance learning and financial services from February 1999 to February 2000. From January 1988 to February 1999, Mr. Copple practiced corporate and securities law with Gibson, Dunn & Crutcher LLP, including as a partner for three years. Mr. Copple has a J.D. degree and an M.B.A. degree from the University of California, Los Angeles and an A.B. degree in Political Science from Stanford University.

       J. MICHAEL CLINE served as our Chairman of the Board until February 2000. Since December 1, 1999, Mr. Cline has been the Managing Partner of Accretive Technology Partners, LLC, a private investment company focused on building market leaders in the software, IT services and business process outsourcing markets. From 1989 to 1999, Mr. Cline served as a Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, communications and digital media investments on a global basis. From 1986 to 1989, Mr. Cline helped found AMC, a software company that was later sold to Legent Corporation. Prior to AMC, Mr. Cline was an associate at McKinsey & Company. Mr. Cline currently serves as a director of Manugistics Group, Inc., Brio Technology, Inc., FirePond, Inc., and EXE Technologies, Inc., as well as a number of private technology companies. Mr. Cline is also a Trustee of the Wildlife Conservation Society. Mr. Cline received an M.B.A. degree from Harvard Business School and a B.S. degree from Cornell University. Mr. Cline was elected to the Board in 1998 and is chairman of the compensation committee and a member of the nominating and governance committee.

       STEVEN A. DENNING is currently the Executive Managing Member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, communications and digital media investments on a global basis. He has been with General Atlantic Partners, LLC since 1980.

Mr. Denning is a director of Eclipsys Corporation, Manugistics Group, Inc., EXE Technologies, Inc., Infogrames, Inc. and two private information technology companies. Mr. Denning received an M.B.A. degree from Stanford Graduate School of Business, an M.S. degree from the Naval Graduate School in Monterey, California and a B.S. degree from the Georgia Institute of Technology. Mr. Denning was elected to the Board in 1998 and is a member of the compensation committee and the nominating and governance committee.

       MARK F. DZIALGA is currently a managing member of General Atlantic Partners, LLC, a private equity investment firm focused exclusively on information technology, communications and digital media investments on a global basis. Mr. Dzialga has been with General Atlantic Partners LLC since July 1998 and from 1990 to 1998 was with Goldman, Sachs & Co., most recently as the co-head of the Merger Technology Group. Mr. Dzialga is a director of several private information technology companies. Mr. Dzialga received an M.B.A. degree from the Columbia University School of Business and a B.S. degree in Accounting from Canisius College. Mr. Dzialga was elected to the Board in 2000 and is a member of the audit and finance committee.

       MICHAEL A. MILES is the former Chairman of the Board and Chief Executive Officer of Philip Morris Companies Inc., having served in that position from September 1991 to July 1994. Prior to assuming that position, Mr. Miles was Vice Chairman and a member of the Board of Directors of Philip Morris Companies Inc. and Chairman and Chief Executive Officer of Kraft Foods, Inc., positions he held from December 1989. Mr. Miles is also a Special Limited Partner of the investment firm of Forstmann Little & Co. He is also a member of the boards of directors of The Allstate Corporation, AMR Corporation, AOL Time Warner Inc., Dell Computer Corporation, Morgan Stanley Dean Witter & Co., and Sears, Roebuck and Co. Mr. Miles was elected to the Board in 1999 and is a member of the audit and finance committee.

       THOMAS J. NEFF has been the Chairman of Spencer Stuart, U.S., an executive search consulting firm, since October 1996, and has been employed with Spencer Stuart since 1976, including as President from 1979 until October 1996. Before joining Spencer Stuart, he was a principal with Booz, Allen & Hamilton, Inc. from 1974 to 1976, served as President of Hospital Data Sciences, Inc. from 1969 to 1974, and held a senior marketing position with TWA from 1966 to 1969. Earlier he was a management consultant with McKinsey & Company in New York and Australia. Mr. Neff is a director of ACE Limited and the Lord Abbett Mutual Funds. Mr. Neff received his M.B.A. degree from Lehigh University and a B.S. in Industrial Engineering from Lafayette College. Mr. Neff was elected to the Board in 2000 and is a member of the compensation committee.


       JOHN R. OLTMAN has served as the President of JRO Consulting Inc. since 1995, in which role he serves as director, advisor and investor in leading technology companies and investment firms. From February 1996 through August 1997, Mr. Oltman served as Executive Chairman and senior member of the Executive Committee of TSW International, a global leader in asset care software and services. From June 1991 to November 1995, Mr. Oltman served as the Chairman and Chief Executive Officer of SHL Systemhouse, a large provider of client/server systems integration and technology outsourcing. Before joining SHL Systemhouse, Mr. Oltman was the world-wide managing partner responsible for systems integration and outsourcing services for Andersen Consulting. Mr. Oltman serves as the Vice-Chairman of Lante Corporation and Chairman and Chief Executive Officer of XOR, Inc. and Chairman of Evolve Software, Inc., and served as a director for Alysis Technologies, Inc. and Premier Systems Integrators, Inc. Mr. Oltman received a B.S. degree from University of Illinois and an M.B.A. degree from Northwestern University's Kellogg School of Management. Mr. Oltman was elected to the Board in 1999 and is a member of the audit and finance committee.


       A. MICHAEL SPENCE has served as a partner of Oak Hill Venture Partners, a venture capital firm, since September 2000. Mr. Spence served as Dean of the Graduate School of Business at Stanford University from July 1990 until August 1999, and as a professor at the Graduate School of Business from August 1999 to August 2000. From 1975 to 1990, Mr. Spence served as a Professor of Economics and Business Administration at Harvard University. From 1984 to 1990, Mr. Spence served as the Dean of the

Faculty of Arts and Sciences at Harvard University. In 1983, he was named Chairman of the Department of Economics and Business Administration at Harvard University. From 1973 to 1975, Mr. Spence served as an Associate Professor of Economics at Stanford University. Mr. Spence currently serves on the Boards of Directors of Siebel Systems, Inc., General Mills, Inc., Nike, Inc., Blue Martini Software, and Torstar. Mr. Spence has a B.A. degree from Princeton University, a B.S. degree and an M.A. degree from Oxford University and a Ph.D. in Economics from Harvard University. Mr. Spence was elected to the Board in 1999 and is chairman of the audit and finance committee.

       JOSH S. WESTON was appointed to our Board of Directors on June 13, 2001, and has been the Honorary Chairman of Automatic Data Processing, Inc. since April 1998. Mr. Weston served as Chairman of the Board of ADP from August 1996 to April 1998, as Chief Executive Officer of ADP from 1982 through 1996 and as Chief Operating Officer of ADP from 1977 through 1982. Mr. Weston is currently also a director on the boards of ADP, Gentiva Health Services, J. Crew, Russ Berrie & Company, Inc., and Aegis Communications, Inc.

EXULT ADVISORY COUNCIL

       We formed the Exult Advisory Council in order to gain exposure to new ideas and market developments, including new standards for HR best practices, recommendations on the efficacy of new service offerings and service delivery approaches, outside review and oversight of client quality assurance programs, a better understanding of market requirements, and increased exposure in the marketplace. The council includes:

       - Naomi Bloom, Managing Partner of Bloom & Wallace, a consulting company focused on HR information technology and HR management systems;

       - Row Henson, Vice President, Human Resources Management Systems for PeopleSoft USA, Inc., a software provider of HR management systems;

       - Dave Ulrich, Professor of Business at the University of Michigan;

       - Jac Fitz-enz, Ph.D., Chairman and founder of the Saratoga Institute, an HR research and benchmarking firm;

       - John T. Phippen, former Chief Information Officer for Mattel, Inc.;

       - Sharron D. Garrett, Senior Vice President and Chief Information Officer for The Walt Disney Company, Inc.;

       - William J. Pade, Director of the high technology group of McKinsey & Company, a management consulting firm;

       - Patrick F. McNally, former Partner and Regional Managing Director, Andersen Consulting;

       - Steele Alphin, Executive Vice President, Personnel Group Executive, Bank of America;


       - J. N. Starritt, Group Vice President of HR, BP p.l.c.;


       - Dave Aker, Senior Vice President World Wide Human Relations, Unisys Corporation;

       - Lynda Gratton, Professor of Organizational Behavior and Associate Dean of the London Business School; and

       - Ed Lawler, the Director of the Center for Effective Organizations at the University of Southern California.

       We also intend to have one representative from each of our clients sit on this committee. We believe that the Exult Advisory Council will help ensure our alignment with the leaders in the HR field and our development of HR best practices.

                              SELLING STOCKHOLDERS

       The following table sets forth information with respect to the selling stockholders' beneficial ownership of our common stock as of June 30, 2001 and as adjusted to reflect the sale of the common stock offered by this prospectus.

       Beneficial ownership is determined in accordance with the rules of the Securities and Exchange Commission and includes voting and investment power with respect to shares. Applicable percentage of ownership is based on 93,750,357 shares of common stock outstanding as of June 30, 2001 and 100,417,024 shares of common stock outstanding after completion of this offering, together with applicable stock options, if any, for such stockholder. Shares of common stock subject to options currently exercisable or exercisable within 60 days after June 30, 2001 are deemed outstanding for computing the percentage of ownership of the person holding such stock options, but are not deemed outstanding for computing the percentage of any other person. Some options are exercisable before vesting.

                                  BENEFICIALLY OWNED             TO BE SOLD IN
          BENEFICIALLY OWNED
                                PRIOR TO THIS OFFERING           THIS OFFERING
         AFTER THIS OFFERING
                              --------------------------
-------------------------   --------------------------
                                           PERCENTAGE OF
PERCENTAGE                  PERCENTAGE OF
NAME OF BENEFICIAL OWNERS(1)    SHARES      OUTSTANDING     SHARES      OF
HOLDINGS      SHARES      OUTSTANDING
----------------------------  ----------   -------------   ---------
-------------   ----------   -------------
James C. Madden, V(2)......    9,250,909        9.8%         355,673        3.8%
       8,895,236        8.8%
Kevin M. Campbell(3).......      821,000          *           50,000        6.1%
         771,000          *
Stephen M. Unterberger(4)...   2,489,160        2.6%         130,000        5.2%
       2,359,160        2.3%
John R. Oltman(5)..........      245,150          *           35,000       14.3%
         210,150          *
General Atlantic Partners
  54, L.P.(6)..............   25,186,335       26.9%       1,044,026        4.1%
      24,142,309       24.0%
General Atlantic Partners
  57, L.P.(6)..............    6,025,715        6.4%         249,779        4.1%
       5,775,936        5.8%
General Atlantic Partners
  60, L.P.(6)..............   11,689,365       12.5%         484,549        4.1%
      11,204,816       11.2%
GAP Coinvestment Partners,
  L.P.(6)..................    4,191,300        4.5%         173,739        4.1%
       4,017,561        4.0%
GAP Coinvestment Partners
  II, L.P.(6)..............    5,606,030        6.0%         232,381        4.1%
       5,373,649        5.4%
BP International
  Limited(7)...............    8,607,465        9.2%         385,740        4.5%
       8,221,725        8.2%
DB Capital Investors,
  L.P.(8)..................    2,295,160        2.4%          96,223        4.2%
       2,198,937        2.2%
GS Capital Partners III,
  L.P.(9)..................    1,650,475        1.8%          69,195        4.2%
       1,581,280        1.6%
GS Capital Partners III
  Offshore, L.P.(9)........      453,735          *           19,023        4.2%
         434,712          *
Goldman, Sachs & Co.
  Verwaltungs GmbH(9)......       76,194          *            3,194        4.2%
          73,000          *
Stone Street Fund 2000
  L.P.(9)..................      114,757          *            4,811        4.2%
         109,946          *

------------
*  Less than one percent.

(1) Unless otherwise indicated, and subject to applicable community property laws, each stockholder listed below has sole voting power and sole investment power with respect to shares shown as owned by such stockholder. Unless otherwise indicated, information as to beneficial ownership is based upon statements furnished to Exult by such persons.


(2) Shares owned by the James C. Madden, V Living Trust, of which Mr. Madden is trustee. Also includes, 238,177 shares subject to vested stock options and 529,058 shares subject to stock options that are exercisable but not yet vested. If stock options are exercised before they vest, the underlying shares will be subject to repurchase if Mr. Madden's employment with Exult terminates before the vesting date. Mr. Madden has been our President and Chief Executive Officer since November 1998 and the Chairman of the Board since February 2000.

(3) Shares subject to stock options that are currently exercisable or will become exercisable within 60 days after June 30, 2001. Includes 254,333 shares subject to vested stock options and 566,667 shares subject to stock options that are exercisable but not yet vested. If stock options are exercised before they vest, the underlying shares will be subject to repurchase if Mr. Campbell's employment with Exult terminates before the vesting date. Mr. Campbell joined us as Operations President on May 30, 2000, and became Chief Operating Officer in June 2001.

(4) Shares subject to stock options that are currently exercisable or will become exercisable within 60 days after July 10, 2001. Includes 1,588,140 shares subject to vested stock options and 901,020 shares subject to stock options that are exercisable but not yet vested. If stock options are exercised before they vest, the underlying shares will be subject to repurchase if Mr. Unterberger's employment with Exult terminates before the vesting date. Mr. Unterberger joined Exult as Executive Vice President and Chief Operating Officer in February 1999. He became Chief of Service Delivery in June 2001.


(5) Includes 235,150 shares and options owned by JRO Consulting, Inc., which is affiliated with Mr. Oltman. Also includes 11,041 shares subject to vested stock options and 33,959 shares subject to stock options that are exercisable but not yet vested. If stock options are exercised before they vest, the underlying shares will be subject to repurchase if Mr. Oltman ceases to be a director of Exult before the vesting date. Also includes 56,157 shares acquired upon exercise of an option exercisable but not yet vested. The shares are subject to repurchase if Mr. Oltman ceases to be a director of Exult before the vesting date. Mr. Oltman has been a member of our board of directors since 1999.


(6) The general partner of General Atlantic Partners 54, L.P., General Atlantic Partners 57, L.P. and General Atlantic Partners 60, L.P. is General Atlantic Partners, LLC. The general partners of GAP Coinvestment Partners, L.P. and GAP Coinvestment Partners II, L.P. are also managing members of General Atlantic Partners, LLC. Each of Messrs. Steven A. Denning and Mark F. Dzialga is a director of Exult, a managing member of General Atlantic Partners, LLC, and a general partner of each of GAP Coinvestment Partners L.P. and GAP Coinvestment Partners II, L.P. Each of Messrs. Denning and Dzialga disclaims beneficial ownership of the shares held by the General Atlantic partnerships, except to the extent of his pecuniary interest in such partnerships.


(7) As reported on Schedule 13G, filed with the Securities and Exchange Commission on June 12, 2000. For a discussion of the services provided by Exult to BP International Limited and its affiliates, see
    "Business -- Business Process Management Clients -- BP" beginning at page
    31.


(8) These shares are owned by DB Capital Investors, L.P., an indirect wholly-owned subsidiary of Deutsche Bank AG.

(9) An affiliate of The Goldman Sachs Group, Inc. of which Goldman, Sachs & Co. is an indirect wholly-owned subsidiary, and is either a general partner, managing general partner or investment manager of this entity. An investment committee of Goldman, Sachs & Co. (which committee is currently composed of 15 members) has voting and dispositive authority over the shares held by this entity. The Goldman Sachs Group, Inc. and Goldman, Sachs & Co. each disclaim beneficial ownership of the shares owned by such investment partnerships, except to the extent of their pecuniary interest in such partnerships. Goldman, Sachs & Co. is an underwriter in this offering.

                        SHARES ELIGIBLE FOR FUTURE SALE


       Upon completion of the offering, we will have 100,417,024 shares of common stock outstanding, assuming no exercise of options after June 30, 2001. Of this amount, 21,716,032 shares, including the 10,000,000 shares offered by this prospectus, will be freely tradable without restriction in the public market unless purchased by "affiliates" of Exult as that term is defined in Rule 144 under the Securities Act. Any shares purchased by an affiliate may not be resold except pursuant to an effective registration statement or an applicable exemption from registration, including an exemption under Rule 144 of the Securities Act.


       Exult, our directors, our executive officers and the selling stockholders have agreed that we and they will not sell any common stock without the prior written consent of Merrill Lynch for a period of 90 days from the date of this prospectus, except that we may, without consent, grant options and sell shares under our stock plans and issue shares in connection with acquisitions and strategic transactions. Following the expiration of the 90-day lockup agreements, 98,878,563 shares will be available for sale in the public market, subject in some cases to compliance with the volume and other limitations of Rule 144.

       In general, under Rule 144 as currently in effect, a person who has beneficially owned shares for at least one year is entitled to sell, within any three-month period, a number of shares that does not exceed the greater of:

       - 1% of the then outstanding shares of common stock, which will be approximately 1,004,170 shares after this offering; or

       - the average weekly trading volume during the four calendar weeks preceding the sale.

       A person who is not deemed to have been an affiliate of ours at any time during the 90 days immediately preceding the sale and who has beneficially owned his or her shares for at least two years is entitled to sell his or her shares under Rule 144(k) without regard to the volume limitations described above. Persons deemed to be affiliates are always subject to the volume limitations, even after the applicable holding periods have been satisfied. We are unable to estimate the number of shares that will be sold under Rule 144 because this will depend on the market price for our common stock, the personal circumstances of the sellers and other factors. Any future sale of substantial amounts of our common stock in the open market may adversely affect the market price of our common stock.


       At June 30, 2001, options to purchase 20,369,177 shares of our common stock were outstanding under our stock option plans, 7,458,087 of which were exercisable. We have filed registration statements under the Securities Act covering 24,548,000 shares of common stock reserved for issuance under our stock option plans. Accordingly, upon exercise the shares of our common stock issued under these plans to non-affiliates will be eligible for immediate sale in the public markets, subject to the 90 day lock-up agreements.


       In addition, holders of 74,380,264 shares of common stock have registration rights with respect to their shares. Registration of these securities would enable these shares to be freely tradable without restriction under the Securities Act. See "Risk Factors -- Substantial sales of our common stock by our existing investors could cause our stock price to decline."

        MATERIAL UNITED STATES FEDERAL TAX CONSIDERATIONS FOR NON-UNITED
                         STATES HOLDERS OF COMMON STOCK

GENERAL

       This section summarizes the material United States tax consequences to a holder of shares that is a "Non-U.S. Holder" (as defined below). However, the discussion is limited in the following ways:

       - The discussion only covers you if you hold your shares as a capital asset (that is, for investment purposes), and if you do not have a special tax status.

       - The discussion does not cover tax consequences that depend upon your particular tax situation in addition to your ownership of shares, such as the tax consequences to insurance companies, tax-exempt organizations, financial institutions, dealers in securities or currencies, holders whose "functional currency" is not the U.S. dollar, holders of securities held as part of a straddle, hedge or conversion transaction, U.S. expatriates, controlled foreign corporations, passive foreign investment companies, foreign personal holding companies, traders in securities who elect to use the mark-to-market method of accounting, and holders subject to the alternative minimum tax. We suggest that you consult your tax advisor about the consequences of holding shares in your particular situation.

       - The discussion is based on current law. Changes in the law may change the tax treatment of the shares.

       - The discussion does not cover state, local or foreign law.

       - We have not requested a ruling from the IRS on the tax consequences of owning the shares. As a result, the IRS could disagree with portions of this discussion.

       If you are considering buying shares, we suggest that you consult your tax advisor about the tax consequences of holding the shares in your particular situation.

       For the purposes of this discussion, a "Non-U.S. Holder" is:

       - an individual that is a nonresident alien;

       - a corporation -- or entity taxable as a corporation for United States federal income tax purposes -- created under non-United States law; or

       - an estate or trust that is not taxable in the United States on its worldwide income.

       If a partnership holds shares, the tax treatment of a partner will generally depend upon the status of the partner and upon the activities of the partnership. If you are a partner of a partnership holding shares, we suggest that you consult your tax advisor.

WITHHOLDING TAXES IN GENERAL

       Unless an exception applies, all dividends paid to a Non-U.S. Holder will be subject to United States withholding tax at a rate of 30%. These taxes will be withheld either by the paying agent or by the bank, broker, or other intermediary through which you hold your shares.

       In general, the entire dividend we pay is subject to withholding tax. However, special rules apply if we make a distribution that is greater than our current or accumulated "earnings and profits" as calculated for United States federal income tax purposes. In that case, either:

       - We (or the intermediary) may elect to withhold only on the portion of the distribution that is out of our earnings and profits. In this case, the remainder of the distribution would generally not be subject to withholding tax.

       - We (or the intermediary) may withhold on the entire distribution. In that case, you would generally be entitled to obtain a refund from the IRS for the withholding tax on the portion of the distribution that exceeds our earnings and profits.

EXCEPTIONS TO 30% WITHHOLDING TAXES

       You may be entitled to a reduced rate of withholding taxes -- or exemption from withholding taxes -- if you are eligible for benefits under a tax treaty between the United States and your country of residence. The particular withholding tax rate that would apply to you depends on your tax status and on the particular tax treaty.

       To be eligible for benefits under a tax treaty, you generally must meet each of the following requirements:

       - You are the beneficial owner of the shares. That is, you are not holding the shares on behalf of someone else.

       - You are a resident of the tax treaty jurisdiction and you satisfy all the other requirements in the treaty.

       - You comply with the documentation requirements discussed below.

       - If you are treated as a partnership or other pass-through entity either for United States federal income tax purposes or under the tax laws of the treaty jurisdiction, you must satisfy additional requirements.

       In order to comply with the documentation requirements to claim tax treaty benefits, you must satisfy one of the following conditions. These conditions have been significantly changed for dividends paid on or after January 1, 2001.

       - You complete Form W-8BEN and provide it to the intermediary. The Form W-8BEN must contain your name and address, and you must fill out Part II of the form to state your claim for treaty benefits. As long as the shares remain actively traded, you are not required to obtain a Taxpayer Identification Number to claim treaty benefits.

       - You hold your shares directly through a "qualified intermediary." In this case, you need not file Form W-8BEN if the qualified intermediary has in its files, or obtains from you, certain information concerning your eligibility for treaty benefits. A qualified intermediary is an intermediary that (1) is either a United States or non-United States entity, (2) is acting out of a non-United States branch or office and
         (3) has signed an agreement with the IRS providing that it will administer all or part of the United States tax withholding rules under specified procedures.

       - In some limited circumstances, you may be permitted to provide documentary evidence in lieu of Form W-8BEN even if you hold your shares through an intermediary that is not a qualified intermediary.

       Alternatively, dividends paid to you will be exempt from United States withholding tax if the dividend income is effectively connected with the conduct of your trade or business in the United States, and is not exempt from or subject to a reduced rate of United States tax under a tax treaty. To claim this exemption, you must generally complete Form W-8ECI.

       Even if you meet one of the above requirements, you will not be entitled to the reduction in -- or exemption from -- withholding tax on dividends paid to you under any of the following circumstances:

       - The withholding agent or an intermediary knows or has reason to know that you are not entitled to the reduction in rate or the exemption from withholding tax. Specific rules apply for this test.

       - The IRS notifies the withholding agent that information that you or an intermediary provided concerning your status is false.

       - An intermediary through which you hold the shares fails to comply with the necessary procedures. In particular, an intermediary is generally required to forward a copy of your Form W-8BEN (or other documentary information concerning your status) to the withholding agent for the shares. However, if you hold your shares through a qualified intermediary -- or if there is a qualified intermediary in the chain of title between yourself and the withholding agent for the shares -- the qualified intermediary will not generally forward this information to the withholding agent.

       The amount of dividends paid to you, and the amount withheld from the dividends, will generally be reported to the IRS and to you on Form 1042-S. However, this reporting does not apply to you if you hold your shares directly through a qualified intermediary and the applicable procedures are complied with.

       The rules regarding withholding are complex and vary depending on your individual situation. They are also subject to change, and certain transition rules apply for calendar year 2001. In addition, special rules apply to certain types of non-United States holders of shares, including partnerships, trusts, and other entities treated as pass-through entities for United States federal income tax purposes. We suggest that you consult with your tax advisor regarding the specific methods for satisfying these requirements.

SALE OF SHARES

       If you sell a share, you will not be subject to federal income tax on any gain unless one of the following applies:

       - The gain is effectively connected with a trade or business that you conduct in the United States.

       - You are an individual, you are present in the United States for at least 183 days during the year in which you dispose of the share, and certain other conditions are satisfied.

       - You are subject to certain United States federal income taxes on U.S. expatriates.

       - You hold (or held at any time within the shorter of the five-year period before the sale or the period you held the share) more than 5% of our shares and we are (or have been at any such time) a "U.S. real property holding corporation" as defined for United States federal income tax purposes. We do not believe that we are currently a U.S. real property holding corporation or that we will become one in the future.

UNITED STATES TRADE OR BUSINESS

       If you hold your shares in connection with a trade or business that you are conducting in the United States:

       - Any dividends on the shares, and any gain from disposing of the shares, generally will be subject to income tax at the usual United States rates applicable to United States persons.

       - If you are a corporation, you may be subject to the "branch profits tax" on your earnings that are effectively connected with your United States trade or business, including earnings from the shares. This tax is 30%, but may be reduced or eliminated by an applicable income tax treaty.

ESTATE TAXES

       If you are an individual, your shares will be subject to United States estate tax when you die unless you are entitled to the benefits of an estate tax treaty.

INFORMATION REPORTING AND BACKUP WITHHOLDING

       Under the United States information reporting rules, when a shareholder receives dividends or proceeds of the sale of stock, the appropriate intermediary must report to the IRS and to the shareholder the amount of the dividends or sale proceeds. Some shareholders, including all corporations, are exempt from these rules.

       In addition, a nonexempt shareholder is required to provide the intermediary with certain identifying information. If this information is not supplied, or if the intermediary knows or has reason to know that it is not true, dividends or sale proceeds are subject to "backup withholding" at a rate of up to 31%. Backup withholding is not an additional tax, and the shareholder may use the tax as a credit against the tax it otherwise owes.

       These rules apply to Non-U.S. Holders of shares as follows:

       - Dividends paid to you will be exempt from the usual information reporting rules if you are eligible for a reduced withholding rate under a tax treaty as discussed above. However, as described above, dividends paid to you may be reported to the IRS on Form 1042-S.

       - If you are not eligible for benefits under a tax treaty and do not provide information to the intermediary identifying yourself as a Non-U.S. Holder, in some cases you may be subject to backup withholding at the rate of up to 31% instead of regular dividend withholding at the rate of 30%. If necessary, you may provide the intermediary with Form W-8BEN, without claiming treaty benefits, in order to claim the 30% rate.

       - Sale proceeds you receive on a sale of your shares through a broker may be subject to information reporting and/or backup withholding if you are not eligible for an exemption. In particular, information reporting and backup withholding may apply if you use the United States office of a broker, and information reporting (but not backup withholding) may apply if you use the foreign office of a broker that has certain connections to the United States. In general, you may file Form W-8BEN, without claiming treaty benefits, to claim an exemption from information reporting and backup withholding on sale proceeds. We suggest that you consult your tax advisor concerning information reporting and backup withholding on a sale.

                                  UNDERWRITING

       We intend to offer the shares in the United States and Canada through the U.S. underwriters and elsewhere through the international managers. Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co. and Salomon Smith Barney Inc. are acting as U.S. representatives of the U.S. underwriters named below. Subject to the terms and conditions described in a U.S. purchase agreement among us, the selling stockholders and the U.S. underwriters, and concurrently with the sale of 1,500,000 shares to the international managers, we and the selling stockholders have agreed to sell to the U.S. underwriters, and the U.S. underwriters severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.


                                                               NUMBER
                      U.S. UNDERWRITER                        OF SHARES
                      ----------------                        ---------
Merrill Lynch, Pierce, Fenner & Smith Incorporated..........  3,080,000
Goldman, Sachs & Co. .......................................  3,080,000
Salomon Smith Barney Inc. ..................................  1,540,000
Bank of America Securities LLC..............................    100,000
Bear, Stearns & Co., Inc. ..................................    100,000
Lazard Freres & Co. LLC.....................................    100,000
Robertson Stephens, Inc. ...................................    100,000
U.S. Bancorp Piper Jaffray Inc. ............................    100,000
Robert W. Baird & Co. Inc. .................................     50,000
Jolson Merchant Partners....................................     50,000
Neuberger Berman, LLC.......................................     50,000
Roth Capital Partners, Inc. ................................     50,000
C.E. Unterburg, Towbin......................................     50,000
Utendahl Capital Partners...................................     50,000
                                                              ---------
             Total..........................................  8,500,000
                                                              =========


       We and the selling stockholders have also entered into an international purchase agreement with the international managers for sale of the shares outside the United States and Canada, for whom Merrill Lynch International, Goldman Sachs International and Salomon Brothers International Limited are acting as lead managers. Subject to the terms and conditions in the international purchase agreement, and concurrently with the sale of 8,500,000 shares to the U.S. underwriters pursuant to the U.S. purchase agreement, we and the selling stockholders have agreed to sell to the international managers and the international managers severally have agreed to purchase 1,500,000 shares from us and the selling stockholders. The public offering price per share and the total underwriting discount per share are identical under the U.S. purchase agreement and the international purchase agreement.

       The U.S. underwriters and the international managers have agreed to purchase all of the shares sold under the U.S. and international purchase agreements if any of these shares are purchased. If an underwriter defaults, the U.S. and international purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the U.S. underwriters and the international managers are conditioned on one another.

       We and the selling stockholders have agreed to indemnify the U.S. underwriters and the international managers against specified liabilities, including liabilities under the Securities Act, or to contribute to payments the U.S. underwriters and international managers may be required to make in respect of those liabilities.

       The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The U.S. representatives have advised us and the selling stockholders that the U.S. underwriters propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers
at that price less a concession not in excess of $     per share. The U.S.
underwriters may allow, and the dealers may reallow, a discount not in excess of $ per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

       The following table shows the public offering price, underwriting discount and proceeds before expenses to Exult and the selling stockholders. The information assumes either no exercise or full exercise by the U.S. underwriters and the international managers of their over-allotment options.

                                           PER SHARE    WITHOUT OPTION    WITH
OPTION
                                           ---------    --------------
-----------
Public offering price....................      $              $                $
Underwriting discount....................      $              $                $
Proceeds, before expenses, to Exult......      $              $                $
Proceeds, before expenses, to the selling
  stockholders...........................      $              $                $

       The expenses of the offering, not including the underwriting discount,
are estimated at $          and are payable by Exult.

OVER-ALLOTMENT OPTION


       Exult and certain of the selling stockholders have granted an option to the U.S. underwriters to purchase up to 1,275,000 additional shares at the public offering price less the underwriting discount. The U.S. underwriters may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the U.S. underwriters exercise their option, each U.S. underwriter will be obligated, subject to conditions contained in the U.S. purchase agreement, to purchase a number of additional shares proportionate to that U.S. underwriter's initial amount reflected in the above table.



       Exult and certain of the selling stockholders have also granted an option to the international managers, exercisable for 30 days from the date of this prospectus, to purchase up to 225,000 additional shares to cover any over-allotments on terms similar to those granted to the U.S. underwriters.


INTERSYNDICATE AGREEMENT

       The U.S. underwriters and the international managers have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the U.S. underwriters and the international managers may sell shares to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons or to persons they believe intend to resell to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons or to persons they believe intend to resell to United States or Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

       We, the selling stockholders and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

       - offer, pledge, sell, or contract to sell any common stock;

       - sell any option or contract to purchase any common stock;

       - purchase any option or contract to sell any common stock;

       - grant any option, right or warrant for the sale of any common stock;

       - lend or otherwise dispose of or transfer any common stock;

       - request or demand that we file a registration statement related to the common stock; or

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

       This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

       The shares are quoted on the Nasdaq National Market under the symbol "EXLT."

PRICE STABILIZATION AND SHORT POSITIONS

       Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

       If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

       Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

PASSIVE MARKET MAKING

       In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

       Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., some of the U.S. underwriters, Merrill Lynch International, Salomon Brothers International Limited and some of the international managers were engaged by us to offer the sale of our common stock in our initial public offering in June 2000. In addition, certain affiliates of Goldman, Sachs & Co. are selling stockholders in this offering.

                                 LEGAL MATTERS

       Gibson, Dunn & Crutcher LLP, Irvine, California, will pass upon the validity of the issuance of shares of common stock offered hereby for Exult. Latham & Watkins, Costa Mesa, California will pass upon certain legal matters in connection with this offering for the representatives of the underwriters.

                                    EXPERTS

       The financial statements and schedules included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                                   Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

       You may obtain information on the operation of the Public Reference Rooms by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that website is www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Securities and Exchange Commission permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission automatically updates and supersedes this information. Specifically, we incorporate by reference:

       1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

       2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

       3. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 21, 2000; and

       4. All documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

       We have also filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act that registers the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

       We will provide a copy of all documents incorporated by reference into the registration statement to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings by writing or telephoning us at the following address or telephone number:

                              Corporate Secretary
                                  Exult, Inc.
                            4 Park Plaza, Suite 1000
                                Irvine, CA 92614
                                 (949) 250-8002

       You should rely only on the information contained in this prospectus directly or by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

                                  UNDERWRITING

       We intend to offer the shares outside the United States and Canada through the international managers and in the United States and Canada through the U.S. underwriters. Merrill Lynch International, Goldman Sachs International and Salomon Brothers International Limited are acting as lead managers for the international managers named below. Subject to the terms and conditions described in an international purchase agreement among us, the selling stockholders and the international managers, and concurrently with the sale of 8,500,000 shares to the U.S. underwriters, we and the selling stockholders have agreed to sell to the international managers, and the international managers severally have agreed to purchase from us and the selling stockholders, the number of shares listed opposite their names below.


                                                               NUMBER
                   INTERNATIONAL MANAGER                      OF SHARES
                   ---------------------                      ---------
Merrill Lynch International.................................    600,000
Goldman Sachs International.................................    600,000
Salomon Brothers International Limited......................    300,000
                                                              ---------
             Total..........................................  1,500,000
                                                              =========


       We and the selling stockholders have also entered into a U.S. purchase agreement with the U.S. underwriters for sale of the shares in the U.S. and Canada for whom Merrill Lynch, Pierce, Fenner & Smith Incorporated, Goldman, Sachs & Co., and Salomon Smith Barney Inc. are acting as U.S. representatives. Subject to the terms and conditions in the U.S. purchase agreement, and concurrently with the sale of 1,500,000 shares to the international managers pursuant to the international purchase agreement, we and the selling stockholders have agreed to sell to the U.S. underwriters and the U.S. underwriters severally have agreed to purchase 8,500,000 shares from us and the selling stockholders. The public offering price per share and the total underwriting discount per share are identical under the international purchase agreement and the U.S. purchase agreement.

       The international managers and the U.S. underwriters have agreed to purchase all of the shares sold under the international and U.S. purchase agreements if any of these shares are purchased. If an underwriter defaults, the international and U.S. purchase agreements provide that the purchase commitments of the nondefaulting underwriters may be increased or the purchase agreements may be terminated. The closings for the sale of shares to be purchased by the international managers and the U.S. underwriters are conditioned on one another.

       We and the selling stockholders have agreed to indemnify the international managers and the U.S. underwriters against certain liabilities, including liabilities under the Securities Act, or to contribute to payments the international managers and the U.S. underwriters may be required to make in respect of those liabilities.

       The underwriters are offering the shares, subject to prior sale, when, as and if issued to and accepted by them, subject to approval of legal matters by their counsel, including the validity of the shares and other conditions contained in the purchase agreements, such as the receipt by the underwriters of officer's certificates and legal opinions. The underwriters reserve the right to withdraw, cancel or modify offers to the public and to reject orders in whole or in part.

COMMISSIONS AND DISCOUNTS

       The lead managers have advised us and the selling stockholders that the international managers propose initially to offer the shares to the public at the public offering price on the cover page of this prospectus and to dealers at that price less a concession not in excess of $ per share. The international managers may allow, and the dealers may reallow, a discount not in excess of
$ per share to other dealers. After the public offering, the public offering price, concession and discount may be changed.

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

       The following table shows the public offering price, underwriting discount and proceeds before expenses to Exult and the selling stockholders. The information assumes either no exercise or full exercise by the international managers and the U.S. underwriters of their over-allotment options.

                                          PER SHARE    WITHOUT OPTION    WITH
OPTION
                                          ---------    --------------
-----------
Public offering price...................     $              $                $
Underwriting discount...................     $              $                $
Proceeds, before expenses, to Exult.....     $              $                $
Proceeds, before expenses, to the
  selling stockholders..................     $              $                $

       The expenses of the offering, not including the underwriting discount,
are estimated at $          and are payable by Exult.

OVER-ALLOTMENT OPTION


       Exult and certain of the selling stockholders have granted an option to the international managers to purchase up to 225,000 additional shares at the public offering price less the underwriting discount. The international managers may exercise this option for 30 days from the date of this prospectus solely to cover any over-allotments. If the international managers exercise their option, each international manager will be obligated, subject to conditions contained in the international purchase agreement, to purchase a number of additional shares proportionate to that international managers' initial amount reflected in the above table.



       Exult and certain of the selling stockholders have also granted an option to the U.S. underwriters, exercisable for 30 days from the date of this prospectus, to purchase up to 1,275,000 additional shares to cover any over-allotments on terms similar to those granted to the international managers.


INTERSYNDICATE AGREEMENT

       The international managers and the U.S. underwriters have entered into an intersyndicate agreement that provides for the coordination of their activities. Under the intersyndicate agreement, the international managers and the U.S. underwriters may sell shares to each other for purposes of resale at the public offering price, less an amount not greater than the selling concession. Under the intersyndicate agreement, the international managers and any dealer to whom they sell shares will not offer to sell or sell shares to U.S. or Canadian persons, except in the case of transactions under the intersyndicate agreement. Similarly, the U.S. underwriters and any dealer to whom they sell shares will not offer to sell or sell shares to persons who are non-U.S. or non-Canadian persons, except in the case of transactions under the intersyndicate agreement.

NO SALES OF SIMILAR SECURITIES

       We, the selling stockholders and our executive officers and directors have agreed, with exceptions, not to sell or transfer any common stock for 90 days after the date of this prospectus without first obtaining the written consent of Merrill Lynch. Specifically, we and these other individuals have agreed not to directly or indirectly:

       - offer, pledge, sell, or contract to sell any common stock;

       - sell any option or contract to purchase any common stock;

       - purchase any option or contract to sell any common stock;

       - grant any option, right or warrant for the sale of any common stock;

       - lend or otherwise dispose of or transfer any common stock;

       - request or demand that we file a registration statement related to the common stock; or

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

       - enter into any swap or other agreement that transfers, in whole or in part, the economic consequence of ownership of any common stock whether any such swap or transaction is to be settled by delivery of shares or other securities, in cash or otherwise.

       This lockup provision applies to common stock and to securities convertible into or exchangeable or exercisable for or repayable with common stock. It also applies to common stock owned now or acquired later by the person executing the agreement or for which the person executing the agreement later acquires the power of disposition.

QUOTATION ON THE NASDAQ NATIONAL MARKET

       The shares are quoted on the Nasdaq National Market under the symbol "EXLT."

PRICE STABILIZATION AND SHORT POSITIONS

       Until the distribution of the shares is completed, Securities and Exchange Commission rules may limit underwriters and selling group members from bidding for and purchasing our common stock. However, the U.S. representatives may engage in transactions that stabilize the price of the common stock, such as bids or purchases to peg, fix or maintain that price.

       If the underwriters create a short position in the common stock in connection with the offering, i.e., if they sell more shares than are listed on the cover of this prospectus, the U.S. representatives may reduce that short position by purchasing shares in the open market. The U.S. representatives may also elect to reduce any short position by exercising all or part of the over-allotment option described above. Purchases of the common stock to stabilize its price or to reduce a short position may cause the price of the common stock to be higher than it might be in the absence of such purchases.

       Neither we nor any of the underwriters makes any representation or prediction as to the direction or magnitude of any effect that the transactions described above may have on the price of our common stock. In addition, neither we nor any of the underwriters makes any representation that the U.S. representatives or the lead managers will engage in these transactions or that these transactions, once commenced, will not be discontinued without notice.

UNITED KINGDOM SELLING RESTRICTIONS

       Each international manager has agreed that:

       - it has not offered or sold and will not offer or sell any shares of common stock to persons in the United Kingdom, except to persons whose ordinary activities involve them in acquiring, holding, managing or disposing of investments, as principal or agent, for the purposes of their businesses or otherwise in circumstances which do not constitute an offer to the public in the United Kingdom within the meaning of the Public Offers of Securities Regulations 1995;

       - it has complied and will comply with all applicable provisions of the Financial Services Act 1986 with respect to anything done by it in relation to the common stock in, from or otherwise involving the United Kingdom; and

       - it has only issued or passed on and will only issue or pass on in the United Kingdom any document received by it in connection with the issuance of common stock to a person who is of a kind described in
         Article 11(3) of the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1996 as amended by the Financial Services Act 1986 (Investment Advertisements) (Exemptions) Order 1997 or is a person to whom such document may otherwise lawfully be issued or passed on.

NO PUBLIC OFFERING OUTSIDE THE UNITED STATES

       No action has been or will be taken in any jurisdiction (except in the United States) that would permit a public offering of the shares of common stock, or the possession, circulation or distribution of this

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

prospectus or any other material relating to our company, the selling stockholder(s) or shares of our common stock in any jurisdiction where action for that purpose is required. Accordingly, the shares of our common stock may not be offered or sold, directly or indirectly, and neither this prospectus nor any other offering material or advertisements in connection with the shares of common stock may be distributed or published, in or from any country or jurisdiction, except in compliance with any applicable rules and regulations of any such country or jurisdiction.

       Purchasers of the shares offered by this prospectus may be required to pay stamp taxes and other charges in accordance with the laws and practices of the country of purchase in addition to the offering price on the cover page of this prospectus.

PASSIVE MARKET MAKING

       In connection with this offering, underwriters and selling group members may engage in passive market making transactions in the common stock on the Nasdaq National Market in accordance with Rule 103 of Regulation M under the Exchange Act during a period before the commencement of offers or sales of common stock and extending through completion of the distribution. A passive market maker must display its bid at a price not in excess of the highest independent bid of that security. However, if all independent bids are lowered below the passive market maker's bid, that bid must then be lowered when specified purchase limits are exceeded.

OTHER RELATIONSHIPS

       Some of the underwriters and their affiliates have engaged in, and may in the future engage in, investment banking and other commercial dealings in the ordinary course of business with us. They have received customary fees and commissions for these transactions. For example, Merrill Lynch, Pierce, Fenner & Smith Incorporated, Salomon Smith Barney Inc., some of the U.S. underwriters, Merrill Lynch International, Salomon Brothers International Limited, and some of the international managers were engaged by us to offer the sale of our common stock in our initial public offering in June 2000. In addition, certain affiliates of Goldman, Sachs & Co. are selling stockholders in this offering.

                                 LEGAL MATTERS

       Gibson, Dunn & Crutcher LLP, Irvine, California, will pass upon the validity of the issuance of shares of common stock offered hereby for Exult. Latham & Watkins, Costa Mesa, California will pass upon certain legal matters in connection with this offering for the representatives of the underwriters.

                                    EXPERTS

       The financial statements and schedules included and incorporated by reference in this prospectus and elsewhere in the registration statement have been audited by Arthur Andersen LLP, independent public accountants, as indicated in their reports with respect thereto, and are included herein in reliance upon the authority of said firm as experts in giving said reports.

                   WHERE YOU CAN FIND ADDITIONAL INFORMATION

       We file annual, quarterly and special reports, proxy statements and other information with the Securities and Exchange Commission under the Exchange Act. You may read and copy this information at the following location of the Securities and Exchange Commission:

                             Public Reference Room
                                   Room 1024
                             450 Fifth Street, N.W.
                             Washington, D.C. 20549

                 [ALTERNATE PAGE FOR INTERNATIONAL PROSPECTUS]

       You may obtain information on the operation of the Public Reference Rooms by calling the Securities and Exchange Commission at (800) SEC-0330. The Securities and Exchange Commission also maintains an internet world wide web site that contains reports, proxy statements and other information about issuers, like us, who file electronically with the Securities and Exchange Commission. The address of that website is www.sec.gov.

                INCORPORATION OF CERTAIN DOCUMENTS BY REFERENCE

       The Securities and Exchange Commission permits us to "incorporate by reference" the information and reports we file with it. This means that we can disclose important information to you by referring to another document filed separately with the Securities and Exchange Commission. The information that we incorporate by reference is considered to be part of this prospectus, and later information that we file with the Securities and Exchange Commission automatically updates and supersedes this information. Specifically, we incorporate by reference:

       1. Our Annual Report on Form 10-K for the fiscal year ended December 31, 2000;

       2. Our Quarterly Report on Form 10-Q for the fiscal quarter ended March 31, 2001;

       3. The description of our common stock contained in our Registration Statement on Form 8-A, filed with the Securities and Exchange Commission on March 21, 2000; and

       4. All documents we file with the Securities and Exchange Commission pursuant to Sections 13(a), 13(c), 14 and 15(d) of the Exchange Act after the date of this prospectus and prior to the termination of the offering of the shares offered by this prospectus.

       We have also filed a registration statement on Form S-3 with the Securities and Exchange Commission under the Securities Act that registers the shares we are offering. This prospectus does not contain all of the information set forth in the registration statement. You should read the registration statement for further information about us and our common stock.

       We will provide a copy of all documents incorporated by reference into the registration statement to each person, including any beneficial owner, to whom we deliver this prospectus, upon written or oral request. You may request a copy of these filings by writing or telephoning us at the following address or telephone number:

                              Corporate Secretary
                                  Exult, Inc.
                            4 Park Plaza, Suite 1000
                                Irvine, CA 92614
                                 (949) 250-8002

       You should rely only on the information contained in this prospectus directly or by reference. We have authorized no one to provide you with different information. We are not making an offer of these securities in any state where the offer is not permitted. You should not assume that the information in this prospectus is accurate as of any date other than the date on the front of this prospectus. Statements contained in this prospectus as to the contents of any contract or other documents are not necessarily complete, and in each instance investors are referred to the copy of the contract or other document filed as an exhibit to the registration statement, and each such statement being qualified in all respects by such reference and the exhibits and schedules thereto.

                   INDEX TO CONSOLIDATED FINANCIAL STATEMENTS

                                                              PAGE
                                                              ----
CONSOLIDATED FINANCIAL STATEMENTS
Report of Independent Public Accountants....................  F-2
Consolidated Balance Sheets.................................  F-3
Consolidated Statements of Operations.......................  F-4
Consolidated Statements of Stockholders' Equity.............  F-5
Consolidated Statements of Cash Flows.......................  F-6
Notes to Consolidated Financial Statements..................  F-7

                    REPORT OF INDEPENDENT PUBLIC ACCOUNTANTS

To the stockholders of Exult, Inc.:

       We have audited the accompanying consolidated balance sheets of Exult, Inc. (a Delaware corporation) and subsidiaries as of December 31, 1999 and 2000, and the related consolidated statements of operations, stockholders' equity and cash flows for the period from October 29, 1998 (Inception) to December 31, 1998, and for the years ended December 31, 1999 and 2000. These financial statements are the responsibility of the Company's management. Our responsibility is to express an opinion on these financial statements based on our audits.

       We conducted our audits in accordance with auditing standards generally accepted in the United States. Those standards require that we plan and perform the audit to obtain reasonable assurance about whether the financial statements are free of material misstatement. An audit includes examining, on a test basis, evidence supporting the amounts and disclosures in the financial statements. An audit also includes assessing the accounting principles used and significant estimates made by management, as well as evaluating the overall financial statement presentation. We believe that our audits provide a reasonable basis for our opinion.

       In our opinion, the financial statements referred to above present fairly, in all material respects, the consolidated financial position of Exult, Inc. and subsidiaries as of December 31, 1999 and 2000, and the results of their operations and their cash flows for the period from October 29, 1998 (Inception) to December 31, 1998, and for the years ended December 31, 1999 and 2000, in conformity with accounting principles generally accepted in the United States.

/s/  ARTHUR ANDERSEN LLP
ARTHUR ANDERSEN LLP
Orange County, California
February 6, 2001

                                  EXULT, INC.

                          CONSOLIDATED BALANCE SHEETS
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                     ASSETS


                                                               DECEMBER 31,
    JUNE 30,
                                                           ---------------------
   -----------
                                                             1999        2000
      2001
                                                           --------    ---------
   -----------

   (UNAUDITED)
Current Assets:
  Cash and cash equivalents..............................  $ 39,199    $  94,890
    $  80,013
  Investments............................................        --        5,000
        2,624
  Accounts receivable....................................       802       17,713
       21,467
  Other receivables......................................        22        2,418
        2,135
  Prepaid expenses and other current assets..............       287        5,764
        7,136
                                                           --------    ---------
    ---------
     Total Current Assets................................    40,310      125,785
      113,375
Property and equipment, net..............................     4,440       24,945
       31,927
Intangibles assets, net..................................    13,603       36,447
       31,374
Other assets.............................................       414       17,004
       15,970
                                                           --------    ---------
    ---------
     Total Assets........................................  $ 58,767    $ 204,181
    $ 192,646
                                                           ========    =========
    =========

                             LIABILITIES AND STOCKHOLDERS' EQUITY
Current Liabilities:
  Accounts payable.......................................  $  1,453    $   3,475
    $   7,923
  Accrued liabilities....................................     2,270       24,858
       31,214
  Current portion of long-term obligations...............     4,630        4,267
        4,833
                                                           --------    ---------
    ---------
     Total Current Liabilities...........................     8,353       32,600
       43,970
                                                           --------    ---------
    ---------
Long-Term Obligations, net of current portion............     4,304          152
           --
                                                           --------    ---------
    ---------
Commitments and Contingencies

Stockholders' Equity:
  Convertible preferred stock, $0.0001 par value;
     Authorized -- 15,000 shares; Issued and
     outstanding -- 6,191, 0 and 0 at December 31, 1999
     and 2000 and June 30, 2001 (unaudited),
     respectively, including additional paid-in
     capital.............................................    58,768           --
           --
  Common stock, $0.0001 par value; Authorized -- 500,000
     shares; Issued and outstanding -- 9,434, 90,956 and
     93,750 at December 31, 1999 and 2000 and June 30,
     2001 (unaudited), respectively......................         1            9
            9
  Additional paid-in capital.............................     5,971      284,393
      308,762
  Subscriptions receivable...............................      (100)          --
           --
  Deferred compensation..................................    (3,134)
(2,757)       (2,186)
  Cumulative translation adjustments.....................        --           --
         (585)
  Accumulated deficit....................................   (15,396)
(110,216)     (157,324)
                                                           --------    ---------
    ---------
     Total Stockholders' Equity..........................    46,110      171,429
      148,676
                                                           --------    ---------
    ---------
     Total Liabilities and Stockholders' Equity..........  $ 58,767    $ 204,181
    $ 192,646
                                                           ========    =========
    =========


   The accompanying notes are an integral part of these consolidated balance sheets.

                                  EXULT, INC.

                     CONSOLIDATED STATEMENTS OF OPERATIONS
                (AMOUNTS IN THOUSANDS EXCEPT PER SHARE AMOUNTS)

                                          OCTOBER 29,
                                              1998
                                          (INCEPTION)
        SIX MONTHS ENDED
                                               TO         YEAR ENDED     YEAR
ENDED    ---------------------
                                          DECEMBER 31,   DECEMBER 31,   DECEMBER
31,   JUNE 30,    JUNE 30,
                                              1998           1999           2000
        2000        2001
                                          ------------   ------------
------------   ---------   ---------

           (UNAUDITED)
Revenue.................................    $     --       $  4,857      $
66,661     $ 13,749    $107,782
Cost of revenue.........................          --          4,498
93,195       18,143     127,616
                                            --------       --------
---------     --------    --------
Gross profit (loss).....................          --            359
(26,534)      (4,394)    (19,834)
                                            --------       --------
---------     --------    --------
Expenses:
  Product development...................          --            368
6,674        2,363       2,986
  Selling, general and
     administrative(1)..................         187          9,976
28,207       16,628      19,904
  Depreciation and amortization.........          --            943
8,811        3,563       6,128
  Warrant charges.......................          --          4,547
29,900           --          --
                                            --------       --------
---------     --------    --------
     Total expenses.....................         187         15,834
73,592       22,554      29,018
                                            --------       --------
---------     --------    --------
Loss from operations....................        (187)       (15,475)
(100,126)     (26,948)    (48,852)
  Interest income, net..................           3            263
5,306        2,244       1,744
                                            --------       --------
---------     --------    --------
Net loss................................    $   (184)      $(15,212)     $
(94,820)    $(24,704)   $(47,108)
                                            ========       ========
=========     ========    ========
Net loss per common share:
  Basic and diluted.....................    $(140.48)      $  (2.20)     $
(1.74)    $  (1.11)   $  (0.51)
                                            ========       ========
=========     ========    ========
Weighted average number of common shares
  outstanding:
  Basic and diluted.....................           1          6,906
54,491       22,248      91,693
                                            ========       ========
=========     ========    ========

---------------
(1) Includes $7,334 of business optimization costs in the 2001 period.

  The accompanying notes are an integral part of these consolidated financial statements.

                                  EXULT, INC.

                CONSOLIDATED STATEMENTS OF STOCKHOLDERS' EQUITY
                             (AMOUNTS IN THOUSANDS)

                                         CONVERTIBLE              COMMON STOCK
                                       PREFERRED STOCK
--------------------------
                                     -------------------
ADDITIONAL                                  CUMULATIVE
                                               PREFERRED
PAID-IN     SUBSCRIPTIONS     DEFERRED     TRANSLATION
                                     SHARES      STOCK     SHARES   PAR
CAPITAL      RECEIVABLE     COMPENSATION   ADJUSTMENTS
                                     -------   ---------   ------   ----
----------   -------------   ------------   -----------
INCEPTION, October 29, 1998
 Issuance of common stock for
   cash............................       --   $      --       9    $ --    $
 --        $  --         $    --         $  --
 Issuance of Series A convertible
   preferred stock for cash........       25       1,000      --      --
 --           --              --            --
 Net loss..........................       --          --      --      --
 --           --              --            --
                                     -------   ---------   ------   ----
--------        -----         -------         -----
BALANCE, December 31, 1998.........       25       1,000       9      --
 --           --              --            --
 Issuance of preferred stock:
   Series B........................    1,696       9,194      --      --
 --           --              --            --
   Series C........................    4,470      45,950      --      --
 --           --              --            --
 Issuance of common stock for
   cash............................       --          --   8,856       1
 38           --              --            --
 Issuance of common stock for
   services and subscription.......       --          --     307      --
200         (100)             --            --
 Common stock issued upon exercise
   of stock options................       --          --     262      --
197           --              --            --
 Issuance of Series C preferred
   stock and common stock warrants
   for service contract............       --       2,624      --      --
693           --              --            --
 Issuance of common stock warrants
   for services....................       --          --      --      --
1,230           --              --            --
 Deferred compensation related to
   the issuance of common stock....       --          --      --      --
1,387           --          (1,387)           --
 Deferred compensation related to
   stock options granted...........       --          --      --      --
2,226           --          (2,226)           --
 Amortization of deferred
   compensation....................       --          --      --      --
 --           --             479            --
 Net loss..........................       --          --      --      --
 --           --              --            --
                                     -------   ---------   ------   ----
--------        -----         -------         -----
BALANCE, December 31, 1999.........    6,191      58,768   9,434       1
5,971         (100)         (3,134)           --
 Issuance of preferred stock:
   Series C........................      386       3,966      --      --
 --           --              --            --
   Series D........................    6,885      59,970      --      --
 --           --              --            --
 Common stock issued upon warrant
   exercises.......................       --          --   4,187      --
5,273           --              --            --
 Series C preferred stock issued
   upon warrant exercise...........    3,339       7,192      --      --
 --           --              --            --
 Issuance of common stock in
   initial public offering.........       --          --   6,300       1
56,668           --              --            --
 Conversion of preferred stock into
   common stock....................  (16,801)   (129,896)  65,485      7
129,889           --              --            --
 Issuance of common stock and
   common stock warrants for cash
   and assets......................       --          --   5,000      --
84,900           --              --            --
 Common stock issued upon exercise
   of stock options................       --          --     514      --
436           --              --            --
 Common stock issued under employee
   stock purchase plan.............       --          --      36      --
370           --              --            --
 Issuance of common stock warrants
   for services....................       --          --      --      --
 94           --              --            --
 Payment of subscription
   receivable......................       --          --      --      --
 --          100              --            --
 Deferred compensation related to
   stock options granted...........       --          --      --      --
792           --            (792)           --
 Amortization of deferred
   compensation....................       --          --      --      --
 --           --           1,169            --
 Net loss..........................       --          --      --      --
 --           --              --            --
                                     -------   ---------   ------   ----
--------        -----         -------         -----
BALANCE, December 31, 2000.........       --          --   90,956      9
284,393           --          (2,757)           --
 Common stock issued upon exercise
   of stock options................       --          --   1,166      --
1,621           --              --            --
 Common stock issued under employee
   stock purchase plan.............       --          --      66      --
519           --              --            --
 Common stock issued upon warrant
   exercises.......................       --          --      24      --
 37           --              --            --
 Common stock issued for cash......       --          --   1,538      --
20,000           --              --            --
 Issuance of common stock warrants
   for services....................       --          --      --      --
  3           --              --            --
 Accelerated vesting of stock
   options.........................       --          --      --      --
2,189           --              --            --
 Amortization of deferred
   compensation....................       --          --      --      --
 --           --             571            --
 Effect of foreign currency
   translation adjustment..........       --          --      --      --
 --           --              --          (585)
 Net loss..........................       --          --      --      --
 --           --              --            --
                                     -------   ---------   ------   ----
--------        -----         -------         -----
BALANCE, June 30, 2001
 (unaudited).......................       --   $      --   93,750   $  9
$308,762        $  --         $(2,186)        $(585)
                                     =======   =========   ======   ====
========        =====         =======         =====


                                                       TOTAL
                                     ACCUMULATED   STOCKHOLDERS'
                                       DEFICIT        EQUITY
                                     -----------   -------------
INCEPTION, October 29, 1998
 Issuance of common stock for
   cash............................   $      --      $     --
 Issuance of Series A convertible
   preferred stock for cash........          --         1,000
 Net loss..........................        (184)         (184)
                                      ---------      --------
BALANCE, December 31, 1998.........        (184)          816
 Issuance of preferred stock:
   Series B........................          --         9,194
   Series C........................          --        45,950
 Issuance of common stock for
   cash............................          --            39
 Issuance of common stock for
   services and subscription.......          --           100
 Common stock issued upon exercise
   of stock options................          --           197
 Issuance of Series C preferred
   stock and common stock warrants
   for service contract............          --         3,317
 Issuance of common stock warrants
   for services....................          --         1,230
 Deferred compensation related to
   the issuance of common stock....          --            --
 Deferred compensation related to
   stock options granted...........          --            --
 Amortization of deferred
   compensation....................          --           479
 Net loss..........................     (15,212)      (15,212)
                                      ---------      --------
BALANCE, December 31, 1999.........     (15,396)       46,110
 Issuance of preferred stock:
   Series C........................          --         3,966
   Series D........................          --        59,970
 Common stock issued upon warrant
   exercises.......................          --         5,273
 Series C preferred stock issued
   upon warrant exercise...........          --         7,192
 Issuance of common stock in
   initial public offering.........          --        56,669
 Conversion of preferred stock into
   common stock....................          --            --
 Issuance of common stock and
   common stock warrants for cash
   and assets......................          --        84,900
 Common stock issued upon exercise
   of stock options................          --           436
 Common stock issued under employee
   stock purchase plan.............          --           370
 Issuance of common stock warrants
   for services....................          --            94
 Payment of subscription
   receivable......................          --           100
 Deferred compensation related to
   stock options granted...........          --            --
 Amortization of deferred
   compensation....................          --         1,169
 Net loss..........................     (94,820)      (94,820)
                                      ---------      --------
BALANCE, December 31, 2000.........    (110,216)      171,429
 Common stock issued upon exercise
   of stock options................          --         1,621
 Common stock issued under employee
   stock purchase plan.............          --           519
 Common stock issued upon warrant
   exercises.......................          --            37
 Common stock issued for cash......          --        20,000
 Issuance of common stock warrants
   for services....................          --             3
 Accelerated vesting of stock
   options.........................          --         2,189
 Amortization of deferred
   compensation....................          --           571
 Effect of foreign currency
   translation adjustment..........          --          (585)
 Net loss..........................     (47,108)      (47,108)
                                      ---------      --------
BALANCE, June 30, 2001
 (unaudited).......................   $(157,324)     $148,676
                                      =========      ========

  The accompanying notes are an integral part of these consolidated financial statements.

                                  EXULT, INC.

                     CONSOLIDATED STATEMENTS OF CASH FLOWS
                             (AMOUNTS IN THOUSANDS)


                                                           OCTOBER 29, 1998
                             SIX MONTHS ENDED
                                                            (INCEPTION) TO
YEAR ENDED     YEAR ENDED    ---------------------
                                                             DECEMBER 31,
DECEMBER 31,   DECEMBER 31,   JUNE 30,    JUNE 30,
                                                                 1998
 1999           2000         2000        2001
                                                           ----------------
------------   ------------   ---------   ---------

                                (UNAUDITED)
CASH FLOWS FROM OPERATING ACTIVITIES:
  Net loss...............................................       $(184)
$(15,212)      $(94,820)    $ (24,704)  $ (47,108)
  Adjustments to reconcile net loss to net cash used in
    operating activities --
    Depreciation and amortization........................          --
    943          8,811         3,563       7,271
    Charge for warrants and options......................          --
  4,547         29,994            --           3
    Accelerated vesting of options.......................          --
     --             --            --       2,189
    Writeoff of intangible assets........................          --
     --             --            --       2,165
  Changes in operating assets and liabilities --
    Investments..........................................          --
     --         (5,000)       (5,000)      2,376
    Receivables..........................................          --
   (824)       (19,307)       (9,495)     (3,471)
    Prepaid expenses and other current assets............          --
   (287)        (5,477)       (3,764)     (1,372)
    Other assets.........................................          (3)
   (410)           455           (92)      1,034
    Accounts payable.....................................           4
  1,449          2,022         3,641       4,448
    Accrued liabilities..................................          34
  2,235         22,588        14,391       6,356
                                                                -----
--------       --------     ---------   ---------
      Net cash used in operating activities..............        (149)
 (7,559)       (60,734)      (21,460)    (26,109)
                                                                -----
--------       --------     ---------   ---------
CASH FLOWS FROM INVESTING ACTIVITIES:
  Purchase of property and equipment.....................          --
 (4,363)       (23,831)      (12,551)    (10,572)
  Cash paid in acquisition of intangible assets..........          --
 (5,210)            --            --         (65)
                                                                -----
--------       --------     ---------   ---------
      Net cash used in investing activities..............          --
 (9,573)       (23,831)      (12,551)    (10,637)
                                                                -----
--------       --------     ---------   ---------
CASH FLOWS FROM FINANCING ACTIVITIES:
  Proceeds from issuance of preferred stock..............       1,000
 55,144         71,128        71,128          --
  Proceeds from issuance of common stock.................          --
    139         73,312        59,345      20,557
  Payment of subscription receivable.....................          --
     --            100           100          --
  Exercise of stock options..............................          --
    197            436           210       1,621
  Payments on long-term obligations......................          --
     --         (4,720)          (35)       (104)
                                                                -----
--------       --------     ---------   ---------
      Net cash provided by financing activities..........       1,000
 55,480        140,256       130,748      22,074
                                                                -----
--------       --------     ---------   ---------
EFFECT OF EXCHANGE RATE CHANGES ON CASH..................          --
     --             --            --        (205)
                                                                -----
--------       --------     ---------   ---------
  Net increase in cash and cash equivalents..............         851
 38,348         55,691        96,737     (14,877)
  Cash and cash equivalents, beginning of period.........          --
    851         39,199        39,199      94,890
                                                                -----
--------       --------     ---------   ---------
  Cash and cash equivalents, end of period...............       $ 851
$ 39,199       $ 94,890     $ 135,936   $  80,013
                                                                =====
========       ========     =========   =========
SUPPLEMENTAL CASH FLOW INFORMATION:
  Cash paid during the period for:
    Interest.............................................       $  --
$      5       $    321     $      16   $      31
                                                                =====
========       ========     =========   =========
    Income taxes.........................................       $  --
$      1       $     34     $      18   $     158
                                                                =====
========       ========     =========   =========
SUMMARY OF NON-CASH INVESTING AND FINANCING ACTIVITIES:
  Common stock issued on subscriptions...................       $  --
$    100       $     --     $      --   $      --
                                                                =====
========       ========     =========   =========
  Preferred and common stock warrants issued in
    connection with a service contract...................       $  --
$  3,317       $     --     $      --   $      --
                                                                =====
========       ========     =========   =========
  Common stock warrants issued for services..............       $  --
$  1,230       $     94     $      --   $       3
                                                                =====
========       ========     =========   =========
  Acquisition of equipment through capital lease.........       $  --
$    139       $     --     $     243   $     517
                                                                =====
========       ========     =========   =========
  Common stock issued for prepaid rent and intangible
    asset................................................       $  --
$     --       $ 44,000     $      --   $      --
                                                                =====
========       ========     =========   =========
  Common stock warrants issued...........................       $  --
$     --       $ 29,900     $      --   $      --
                                                                =====
========       ========     =========   =========
DETAILS OF ACQUISITION:
  November 1999 -- Acquired intangibles and fixed assets
    of Gunn Partners, Inc.
  The following table outlines those assets and
    intangibles acquired and cash paid:
    Fair value of assets and intangibles acquired........       $  --
$ 14,005       $     --     $      --   $      --
    Less: Present value of note issued...................          --
 (8,795)            --            --          --
                                                                -----
--------       --------     ---------   ---------
    Cash paid in acquisition of intangible assets........       $  --
$  5,210       $     --     $      --   $      --
                                                                =====
========       ========     =========   =========


  The accompanying notes are an integral part of these consolidated financial statements.

                                  EXULT, INC.

                   NOTES TO CONSOLIDATED FINANCIAL STATEMENTS
                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

1. DESCRIPTION OF BUSINESS

Organization

       Exult, Inc. and subsidiaries ("Exult" or the "Company") designs, implements, and manages comprehensive web-enabled human resources processes, generally under long-term contracts. In addition, the Company provides consulting services for measuring and improving the efficiency of human capital productivity and human resource, finance and accounting processes.

       Exult was incorporated in the State of Delaware on October 29, 1998. The Company began marketing its services in 1999.

       In August 1999 and November 1999, the Company formed two subsidiaries, Exult Limited in the United Kingdom to establish operations in that country, and Exult Equity Partners, Inc. for the purpose of acquiring most of the assets of Gunn Partners, Inc., a consulting business (Gunn).

2. SUMMARY OF SIGNIFICANT ACCOUNTING POLICIES AND RISK FACTORS

Accounting Estimates

       The preparation of financial statements in conformity with accounting principles generally accepted in the United States requires management to make estimates and assumptions that affect the reported amounts of assets and liabilities and disclosures of contingencies at the date of the financial statements as well as the reported amounts of revenues and expenses during the reporting period. Actual results could differ from estimated amounts.

Reclassifications

       Certain amounts in the 1998 and 1999 financial statements have been reclassified to conform with the 2000 presentation.

Cash Equivalents

       The Company considers all highly liquid temporary cash investments with an initial maturity of three months or less to be cash equivalents. The carrying amount of cash equivalents approximates fair value because of the short maturity period of these investments.

Investments

       As of December 31, 2000, the Company had approximately $5,000,000 invested in certificates of deposit that bore interest at 5.87 percent and matured on January 4, 2001. As of June 30, 2001, the Company had approximately $2,124,000 and $500,000 invested in fixed term deposit accounts which bear interest at 5.125 and 3.87 percent, respectively, and mature in April 2001 and March 2002.

Accounts Receivable

       As of December 31, 2000 and June 30, 2001, approximately $3,922,000 and $4,679,000, respectively, of unbilled receivables was included in accounts receivable. Unbilled receivables consists of net amounts generated in the course of providing services to clients which have not been billed due to the timing in which the Company prepares, records and sends bills to its clients.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

Property and Equipment

       Property and equipment is stated at cost. Depreciation and amortization of property and equipment are recorded using either the double declining balance or straight-line methods over the estimated useful life of the assets. When assets are retired or otherwise disposed of, the cost and related accumulated depreciation are removed and any gain or loss is reflected in the results of operations.

       Maintenance, repairs and minor renewals are charged directly to expense as incurred. Significant additions and improvements to property and equipment are capitalized.

Software Development

       In accordance with Statement of Position (SOP) 98-1, Accounting for the Cost of Computer Software Developed or Obtained for Internal Use, the Company expenses all costs associated with the development or purchase of internal use software other than those incurred during the application development stage. Costs related to application development are capitalized and amortized over the estimated useful life of the software, which ranges from three to five years. The Company adopted SOP 98-1 on January 1, 1999. Prior to 1999, the Company did not engage in the development of software.

Intangibles, Net

       Intangible assets consist of the portion of the purchase price of assets acquired from a client and a business acquired in excess of the fair value of identifiable net tangible assets acquired. Amortization is computed using the straight-line method over the estimated useful lives of the assets. The intangible asset acquired from a client is being amortized as a reduction of revenue over the life of the contract.

Long-Lived Assets

       In accordance with Statement of Financial Accounting Standards (SFAS) No. 121, Accounting for the Impairment of Long-Lived Assets and for Long-Lived Assets to be Disposed of, the Company assesses the recoverability of its long-lived assets on an annual basis or whenever adverse events or changes in circumstances of business climate indicate that expected undiscounted future cash flows related to such long-lived assets may not be sufficient to recover the net book value of such assets. If undiscounted cash flows are not sufficient to recover the recorded assets, an impairment is recognized to reduce the carrying value of the long-lived assets to the estimated fair value. Cash flow projections, although subject to a degree of uncertainty, are based on trends of historical performance and management's estimate of future performance, giving consideration to existing and anticipated competitive and economic conditions. Additionally, in conjunction with the review for impairment, the remaining estimated lives of certain of the Company's long-lived assets are assessed.

Revenue Recognition

       The Company recognizes revenue at the time services are performed and the amount is billable, either on a fee-for-service basis for process management clients or per diem basis for consulting clients. Fee-for-service contracts are generally structured so that the Company receives a fee that is no greater than the client's historical cost of operating the functions assumed by the Company. After the Company has achieved a negotiated minimum cost reduction, in certain instances the Company may be required to share further savings with its clients in a negotiated gain sharing arrangement. The amount of savings to be shared with clients is determined on a periodic basis in accordance with the terms of the applicable contracts. In cases where the Company anticipates that, based upon the amount of costs incurred and

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

estimated future costs to be incurred, amounts will be due to clients, revenue is recorded net of such amounts. To date the Company has not achieved the minimum cost reduction and therefore no gain sharing has been earned by or paid to clients. If the Company miscalculates the resources or time needed to perform under these contracts or is not able to perform human resource management more cost effectively than its clients, the costs of providing services could exceed the fixed amount the Company would receive and a provision for such loss is recorded at the time such determination is made. For consulting contracts, revenue is recognized based on contracted billing rates times actual days worked.

       In the course of acquiring new clients, the Company performs significant due diligence work. In certain cases, the Company may receive a guarantee that its clients will pay or reimburse the Company for work performed in the due diligence phase whether or not a contract is consummated. The Company records these amounts as revenue and the corresponding direct costs as cost of revenue.

Concentration and Other Outsourcing Risk Factors

       During the years ended December 31, 1999 and 2000, approximately 84 percent and 67 percent, respectively, of the Company's revenue was generated from a single process management client. During the six months ended June 30, 2001, two of the Company's process management clients, including the Company's largest client in 1999 and 2000, accounted for approximately 51% and 36% of the Company's total revenue. No other client accounted for 10 percent or more of the Company's total revenue in either year or the six-month period. The Company currently has a total of five process management clients. If any of the three largest process management clients were to substantially reduce or stop using the Company's services, future revenues would be seriously impaired. These contracts are still at early stages. As such, management believes that the Company's ability to secure future clients and revenues will be largely dependent upon managing and administering these clients' human resource processes effectively and efficiently, and achieving service levels and cost savings specified in the contracts. Although these contracts are not scheduled to expire until December 2004, August 2007 and November 2010, the clients may terminate their contracts prior to those dates for significant nonperformance by the Company; for any reason after December 2002, August 2001 and November 2001, respectively, with twelve months prior written notice; or in the event there is a change in control of the Company, as defined.

       The Company has and plans to continue to enter into fixed price or relatively fixed priced process management contracts. These contracts typically are structured so that the Company receives fixed amounts that are generally equal to or less than the client's historical costs incurred in connection with the services the Company is assuming. After the Company has achieved a negotiated minimum cost reduction, in certain instances the Company may be required to share further savings with its clients in a negotiated gain sharing arrangement. If the Company miscalculates the resources or time needed to perform under these contracts or is not able to perform human resource management more cost effectively than its clients, the costs of providing services could exceed the fixed amount the Company would receive. If that occurs, the Company would lose money on the contract. The contracts also contain certain minimum service level requirements that must be met. The Company currently depends on third parties to provide a number of specialized human resource services to the clients, such as recruiting and relocation services. If the Company and its third-party vendors are not able to meet these requirements, the clients can assess penalties against the Company in accordance with the terms of the contracts. The assessment of any penalties could adversely affect future operating results.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

Income Taxes

       The Company recognizes deferred tax assets and liabilities based on differences between the financial reporting and tax bases of assets and liabilities using enacted tax rules and laws that are expected to be in effect when the differences are expected to be recovered. Under the Tax Reform Act of 1986, the benefits from net operating losses carried forward may be impaired or limited in certain circumstances. A valuation allowance has been provided for deferred tax assets when it is more likely than not that all or some portion of the deferred tax asset will not be realized.

Loss Per Share

       Basic loss per share is computed using the weighted average number of shares of common stock outstanding during the period. Diluted loss per share is computed using the weighted average number of shares of common stock and common stock equivalent shares outstanding during the period. Common stock equivalent shares have been excluded from the computations as their effect is antidilutive.

Comprehensive Income (Loss)

       As of October 29, 1998, the Company adopted SFAS No. 130, Reporting Comprehensive Income, which establishes standards for the reporting and display of comprehensive income (loss) and its components in the financial statements. Components of comprehensive income (loss) include amounts that, under SFAS No. 130, are excluded from net income (loss). There were no significant differences between the Company's net loss and comprehensive loss for each of the periods presented.

Stock-Based Compensation

       The Company has elected to follow Accounting Principles Board Opinion
(APB) No. 25, Accounting for Stock Issued to Employees, and related interpretations, in accounting for employee stock options rather than the alternative fair value accounting allowed by SFAS No. 123, Accounting for Stock Based Compensation. APB No. 25 provides that compensation expense relative to the Company's employee stock options is measured based on the intrinsic value of stock options granted. Companies that continue to follow APB No. 25 are required to provide pro forma disclosure of the impact of applying the fair value method of SFAS No. 123. This method recognizes the fair value of stock options granted at the date of grant in earnings over the vesting period of the options.

Foreign Currency Translation

       The functional currency of the Company's foreign subsidiary is the local currency. Assets and liabilities of subsidiaries with international operations are translated into U.S. dollars at year-end exchange rates, and revenues and expenses are translated at average exchange rates prevailing as they occur. Translation adjustments, if material, are included in accumulated other comprehensive income (loss), a separate component of stockholders' equity. Transaction gains and losses arising from transactions denominated in a currency other than the functional currency of the entity involved, which are immaterial, are included in the consolidated statements of operations. The Company has not entered into any foreign currency exchange contracts or other derivative financial instruments.

Segment Information

       The Company has adopted SFAS No. 131, Disclosures about Segments of an Enterprise and Related Information. Management has determined that the Company operates in only one business

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

segment. Prior to 2000, substantially all of the Company's revenue was derived from with the United States. For the year ended December 31, 2000 and the six months ended June 30, 2001, 76 percent and 75 percent, respectively, of the Company's revenue was derived from within the United States with the balance for each period being derived primarily from within the United Kingdom.

Unaudited Interim Financial Information

       The accompanying financial information for the six months ended June 30, 2000 and 2001, is unaudited. In the opinion of management, this information has been prepared on substantially the same basis as the annual consolidated financial statements and contains all adjustments (consisting of normal recurring accruals) necessary to present fairly the financial position and results of operations as of such dates and for such periods.

Recent Accounting Pronouncements

       In March 1998, the American Institute of Certified Public Accountants (AICPA) issued SOP 98-1, Accounting for the Costs of Computer Software Developed or Obtained for Internal Use. SOP 98-1 requires all costs related to the development of internal use software other than those incurred during the application development stage to be expensed as incurred. Costs incurred during the application development stage are required to be capitalized and amortized over the estimated useful life of the software. We adopted SOP 98-1 on January 1, 1999. The adoption of SOP 98-1 did not have a material effect on our consolidated financial position or results of operations.

       In April 1998, the AICPA issued SOP 98-5, Reporting on the Costs of Start-Up Activities. SOP 98-5 was adopted by the Company on January 1, 1999, and requires costs of start-up activities and organization costs to be expensed as incurred. Adoption did not have a material effect on the Company's consolidated financial position or results of operations.

       In June 1998, the Financial Accounting Standards Board issued SFAS No. 133, Accounting for Derivative Instruments and Hedging Activities. SFAS No. 133, as amended by SFAS No. 137, is effective for fiscal years beginning after June 15, 2000. SFAS No. 133 requires that all derivative instruments be recorded on the balance sheet at their fair value. Changes in the fair value of derivatives are recorded each period in current earnings or other comprehensive income
(loss) depending on whether a derivative is designed as part of a hedge transaction and, if so, the type of hedge transaction involved. We adopted SFAS No. 133 on January 1, 2001. The adoption of SFAS No. 133 did not have a material impact on the Company's consolidated financial position or results of operations as it does not currently hold any derivative financial instruments.

       On December 3, 1999, the Securities and Exchange Commission staff released Staff Accounting Bulletin (SAB) No. 101, Revenue Recognition, to provide guidance on the recognition, presentation and disclosure of revenue in financial statements. While SAB No. 101 provides a framework by which to recognize revenue in the financial statements, the Company believes that adherence to this SAB will not have a material impact on the Company's financial statements.

       In March 2000, the Financial Accounting Standards Board issued Interpretation (FIN) No. 44, Accounting for Certain Transactions Involving Stock Compensation -- an Interpretation of APB No. 25. FIN No. 44 clarifies (a) the definition of employee for purposes of applying APB No. 25, (b) the criteria for determining whether a plan qualifies as a non-compensatory plan, (c) the accounting consequence of various modifications to the terms of a previously fixed stock option or award, and (d) the accounting for an exchange of stock compensation awards in a business combination. FIN No. 44 became effective

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

July 1, 2000, but certain conclusions in FIN No. 44 cover specific events that occur after either December 15, 1998, or January 12, 2000. To the extent that FIN No. 44 covers events occurring during the period after December 15, 1998, or January 12, 2000, but before the effective date of July 1, 2000, the effects of applying FIN 44 are recognized on a prospective basis from July 1, 2000. Such effects are considered by management to be immaterial to the Company's financial position and results of operations.

3. DETAIL OF SELECTED FINANCIAL STATEMENT CAPTION INFORMATION (IN THOUSANDS)

Accounts Receivable

       Accounts receivable consists of the following:

                                          DECEMBER 31,    DECEMBER 31,     JUNE
30,
                                              1999            2000
2001
                                          ------------    ------------
-----------

(UNAUDITED)
Billed..................................      $802          $13,791
$16,788
Unbilled................................        --            3,922
4,679
                                              ----          -------
-------
                                              $802          $17,713
$21,467
                                              ====          =======
=======

Property and Equipment

       Property and equipment consists of the following:

                                            DECEMBER 31,    DECEMBER 31,
JUNE 30,
                            USEFUL LIFE         1999            2000
2001
                            ------------    ------------    ------------
-----------

(UNAUDITED)
Furniture and fixtures....    5 years          $1,605         $ 3,323         $
2,984
Equipment, computers and
  software................  3 to 5 years        1,532          10,683
18,447
Leasehold improvements....   Lease term           992           5,063
4,620
Construction-in-progress...                       418           9,401
13,074
                                               ------         -------
-------
                                                4,547          28,470
39,125
Less: Accumulated
  depreciation and
  amortization............                       (107)         (3,525)
(7,198)
                                               ------         -------
-------
Property and equipment,
  net.....................                     $4,440         $24,945
$31,927
                                               ======         =======
=======

Intangible Assets

       Intangible assets consists of the following:

                                          DECEMBER 31,    DECEMBER 31,     JUNE
30,
                                              1999            2000
2001
                                          ------------    ------------
-----------

(UNAUDITED)
Gross intangible assets.................    $13,960         $41,039
$37,002
Less: Accumulated amortization..........       (357)         (4,592)
(5,628)
                                            -------         -------
-------
Intangible assets, net..................    $13,603         $36,447
$31,374
                                            =======         =======
=======

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

Other Assets

       Other assets consists of the following:

                                            DECEMBER 31,   DECEMBER 31,    JUNE
30,
                                                1999           2000
2001
                                            ------------   ------------
-----------

(UNAUDITED)
Prepaid rent, net of current portion......      $ --         $15,189
$14,337
Other.....................................       414           1,815
1,633
                                                ----         -------
-------
                                                $414         $17,004
$15,970
                                                ====         =======
=======

Accrued Liabilities

       Accrued liabilities consists of the following:

                                            DECEMBER 31,   DECEMBER 31,    JUNE
30,
                                                1999           2000
2001
                                            ------------   ------------
-----------

(UNAUDITED)
Accrued employee compensation benefits and
  related costs...........................     $1,174        $ 5,929
$13,184
Accrued outsourcing third-party
  arrangements............................         --          5,562
6,750
Bank liability............................         --          4,513
--
Other accrued liabilities.................      1,096          8,854
11,280
                                               ------        -------
-------
                                               $2,270        $24,858
$31,214
                                               ======        =======
=======

Business Optimization Costs


       Included in selling, general and administration expense for the six months ended June 30, 2001, are $3.4 million of severance costs (including non-cash option acceleration charges of $2.2 million), certain wind-up costs totaling $1.7 million (including severance costs of $1.0 million) associated with the consolidation of a secondary processing center and a $2.2 million non-cash charge relating to the write-off of a research database that the Company has determined is no longer a strategic component of its business. The current fair value of this research database was determined using the undiscounted cash flow method. In connection with the severance costs and the consolidation of the processing center, the Company plans to terminate 122 employees.


4. COMMITMENTS AND CONTINGENCIES

Lease Obligations

       The Company leases space in the building it uses as its international headquarters under a noncancellable operating lease agreement, which expires in April 2003, and leases space in the building it uses as its European headquarters under a noncancellable operating lease agreement, which expires in June 2010. The Company also leases space to house its processing and shared service center staffs in North Carolina, Scotland and Texas under noncancellable operating lease agreements expiring in November 2010, March 2010 and March 2006, respectively. Under the lease agreement for the Scotland facility, the landlord or the Company may terminate the agreement in March 2005 with 12 months prior notice. The Company also leases certain amounts of limited office space for various employees and office equipment under operating lease agreements expiring through October 2003.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

       Future minimum rental commitments under all operating leases as of December 31, 2000, are as follows:

                                                      COMMITMENTS
                                                     --------------
                                                     (IN THOUSANDS)
2001...............................................     $ 5,355
2002...............................................       5,311
2003...............................................       4,549
2004...............................................       4,039
2005...............................................       4,039
Thereafter.........................................      14,668
                                                        -------
Future minimum lease payments......................     $37,961
                                                        =======

       Rental expense for the period from October 29, 1998 (Inception) through December 31, 1998, for the years ended December 31, 1999 and 2000, and for the six months ended June 30, 2001 was $6,000, $272,000, $3,394,000 and $3,648,301,
respectively.

Service Agreement


       In December 1999, the Company entered into a seven-year Framework Agreement with BP p.l.c. (BP) to create a comprehensive human resource services organization and provide a broad range of human resources management services to BP and its affiliates. The terms of the Framework Agreement required the Company to maintain a letter of credit against certain contingencies for the first four years of the contract or until certain net equity requirements are met. In connection therewith, the Company provided an irrevocable two-year letter of credit expiring in January 2001 from a financial institution in the amount of $5,000,000. In February 2000, the Company met the net equity requirements as specified in the Framework Agreement, resulting in the elimination of its obligation to provide letters of credit in connection with the agreement.


Employment Agreements

       The Company entered into employment agreements with key management personnel. These agreements provide for a defined level of compensation and additional compensation in the form of bonuses based on performance. The agreements also provide for severance benefits in the event of termination without cause or in connection with a change in control, as defined.

Bonus Plan

       During 1999, the Company adopted an annual incentive program (Incentive
Plan) for all personnel. The Incentive Plan provides bonuses based upon the achievement of various targets, both financial and non-financial, as well as the participants' contributions to the Company. The Company expensed approximately $997,000, $1,977,000 and $5,268,000 in connection with the Incentive Plan during the years ended December 31, 1999 and 2000 and the six months ended June 30, 2001, respectively, approximately $597,000, $2,477,000 and $5,517,000 of which was included in accrued liabilities as of December 31, 1999 and 2000, and June 30, 2001, respectively.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

5. NOTE PAYABLE

       In connection with the Company's purchase of Gunn's assets, the Company issued a note payable in the amount of $10,000,000. The note is due in two equal installments of $5,000,000 each. The November 2000 payment was made as scheduled with the remaining payment due in November 2001. Interest on the note accrues at an annual rate of approximately 15 percent.

6. STOCKHOLDERS' EQUITY

Preferred Stock

       The Company was originally authorized to issue 50,000 shares of Preferred Stock at $0.01 par value per share. On November 25, 1998, the Company filed a Certificate of the Powers, Designations, Preferences and Rights of the series A convertible Preferred Stock, par value $0.01 per share, designating 25,000 shares of the Company's Preferred Stock as series A convertible Preferred Stock. On April 27, 1999, December 20, 1999, and February 9, 2000, the Company amended and restated its certificate of incorporation to authorize the issuance of 5,000,000, 15,000,000, and 15,000,000 shares of Preferred Stock, respectively, at $0.0001 par value per share. At December 31, 1999, 25,000 shares were designated as series A convertible Preferred Stock, 1,696,369 shares as series B convertible Preferred Stock, and 5,500,000 shares as series C convertible Preferred Stock. On February 9, 2000, the third amended and restated Certificate of Incorporation designated 7,650,533 shares as series D convertible Preferred Stock. Concurrent with the consummation of the Company's June 2000 initial public offering, all of the outstanding shares of Preferred Stock were converted into Common Stock.

Common Stock

       The Company was originally authorized to issue 300,000 shares of Common Stock at $0.01 par value per share. On April 27, 1999, December 20, 1999, and February 9, 2000, the Company amended and restated its certificate of incorporation to authorize the issuance of 25,000,000, 40,000,000, and 500,000,000 shares of Common Stock, respectively, at $0.0001 par value per share.

       Certain stockholders have registration rights associated with their stock.

Stock Split

       On April 26, 1999, the Board of Directors declared a 180-for-1 stock split on all Common Stock and Preferred Stock then outstanding. Further, on January 31, 2000, the Board of Directors declared a 5-for-1 split on all Common Stock then outstanding. All common share and per share data have been retroactively restated to give effect to these splits.

Capital Transactions

       On November 9, 1998, the Company issued 9,000 shares of Common Stock, par value $0.0001 for total consideration of $1.

       On November 25, 1998, the Company issued 25,000 shares of series A convertible Preferred Stock in a private placement with institutional investors for total consideration of approximately $1,000,000. Each share of series A convertible Preferred Stock is convertible into 900 shares of Common Stock.

       On April 1, 1999, the Company issued 8,856,000 shares of Common Stock, par value of $0.0001 per share, to a key employee for total consideration of $39,000. The Company estimated the fair value as

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

of November 1998, when his employment and the stock purchase was negotiated, based on recent cash sales to third parties, adjusting the valuation for differences in rights associated with each class of stock. Of the 8,856,000 shares, 922,500 shares were immediately vested with the balance vesting in 43 equal monthly installments. If the holder's employment terminates for cause or voluntarily, no further shares vest. If the holder's employment terminates for any reason other than cause, including death or disability, 50 percent of all unvested shares will vest, except that all unvested shares will vest upon termination of the holder's employment by the Company without cause or by the holder with good reason in connection with a change in control, as defined. Following termination of employment, the Company has the right to repurchase any or all unvested shares at their original purchase price. Subsequent to the lapse of the Company's repurchase right, the series A institutional investors have a right to purchase the remaining unvested shares.

       On April 27, 1999, the Company issued 1,696,369 shares of series B convertible Preferred Stock in a private placement with institutional investors for total consideration of approximately $9,194,000. Each share of series B convertible Preferred Stock was convertible into five shares of Common Stock. The Company reserved 8,481,845 shares of Common Stock for the conversion.

       On June 6, 1999, the Company issued 306,750 shares of Common Stock to a consultant in connection with services rendered valued at approximately $100,000 and for a subscription receivable of $100,000. The subscription receivable was paid during the first quarter of 2000.

       On June 6, 1999, the Company became obligated to issue warrants exercisable for 691,880 and 182,390 shares of Common Stock at an exercise price of approximately $1.08 and $2.06 per share, respectively, as consideration for consulting services performed. In connection therewith, the Company recorded expenses of $750,000 and $375,000, respectively, which was deemed to be the fair market value of the services performed. The warrants included a provision for a cashless exercise whereby shares to be issued upon exercise of the warrants could be used to pay the exercise price using the fair market value of a share of Common Stock on the date of exercise. On November 2, 2000, the warrants exercisable for 691,880 and 182,390 shares of Common Stock were exercised in full using the cashless exercise feature resulting in the net issuance of 643,617 and 158,149 shares of Common Stock, respectively,

       On July 29, 1999, and on October 12, 1999, the Company issued 70,320 and 46,875 shares of Common Stock, respectively, to a director for the exercise of non-statutory stock options for total consideration of $46,000 and $30,000, respectively. The shares are subject to repurchase under the terms of the 1999 Stock Option/Stock Issuance Plan.

       On September 22, 1999, the Company became obligated to issue warrants exercisable for 47,770 and 46,155 shares of Common Stock at an exercise price of approximately $1.57 and $0.65 per share, respectively, as consideration for consulting services performed. In connection therewith, the Company recorded expenses of $75,000 and $30,000, respectively, which was deemed to be the fair market value of the services performed. The warrant exercisable for 46,155 shares of Common Stock was exercised in full during 2000 generating net proceeds of $30,000. With regard to the warrant exercisable for 47,770 shares of Common Stock, a portion of the warrant has been exercised for 23,885 shares generating net proceeds of $37,000 as of June 30, 2001.

       On October 22, 1999, the Company issued 1,478,600 shares of series C convertible Preferred Stock in a private placement with institutional investors for total consideration of approximately $15,200,000. Each share of series C convertible Preferred Stock was convertible into five shares of Common Stock. The Company reserved 7,393,000 shares of Common Stock for the conversion.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

       On November 17, 1999 the Company issued 58,364 shares of series C convertible Preferred Stock in a private placement with institutional investors for total consideration of approximately $600,000. Each share of series C convertible Preferred Stock was convertible into five shares of Common Stock. The Company reserved 291,820 shares of Common Stock for the conversion.

       On December 7, 1999, the Company issued a Common Stock warrant and a series C Preferred Stock warrant to BP International Limited. The Common Stock warrant had a five-year term and was exercisable for 3,339,220 shares of Common Stock at an exercise price of $1.57 per share. The series C Preferred Stock warrant had a one-year term and was exercisable for 667,844 shares of series C Preferred Stock, which were convertible into 3,339,220 shares of Common Stock, at an initial exercise price of $10.28 which increased at an annual rate of 12 percent compounded daily over the term of the warrant. The value of these warrants is approximately $3,317,000 and was expensed. The value of these warrants was determined using the Black-Scholes options pricing model with the following assumptions: risk free interest rate of 5.82%; expected life of 5 years; weighted average volatility of 77.70% and weighted average dividend yield of 0.00%. On April 28, 2000, BP International Limited exercised the warrants to acquire 3,339,220 shares of Common Stock and 667,844 shares of series C Preferred Stock for net consideration of $5,243,000 and $7,192,000, respectively.

       On December 15, 1999, the Company issued 117,195 shares of Common Stock to a director for the exercise of non-statutory stock options for total consideration of $76,000. The shares are subject to repurchase under the terms of the 1999 Stock Option/Stock Issuance Plan.

       On December 21, 1999, the Company issued 28,160 shares of Common Stock to an officer for the exercise of non-statutory stock options for total consideration of $44,000. The shares are subject to repurchase under the terms of the 1999 Stock Option/Stock Issuance Plan.

       On December 22, 1999, the Company issued 2,932,879 shares of series C convertible Preferred Stock in a private placement with institutional investors for total consideration of approximately $30,150,000. Each share of series C convertible Preferred Stock was convertible into five shares of Common Stock. The Company reserved 14,664,395 shares of Common Stock for the conversion.

       On February 7, 2000, BP International Limited, subject to the terms of a stockholders agreement which contains certain preemptive and anti-dilution provisions, exercised its right to purchase 385,805 shares of series C Preferred Stock for total consideration of $3,966,000.

       On February 10, 2000, the Company issued 6,885,480 shares of series D convertible Preferred Stock in a private placement with institutional investors for total consideration of approximately $59,970,000. Each share of series D convertible Preferred Stock was convertible into one share of Common Stock.

       On June 2, 2000, the Company completed its initial public offering of its Common Stock issuing 6,000,000 shares. On July 6, 2000, Exult issued an additional 300,000 shares of Common Stock in connection with the underwriters' exercise of their over-allotment option. The Company received net consideration after the underwriting discount and offering costs of $56,669,000 for the issuance of the 6,300,000 shares at a gross offering price of $10.00 per share. Concurrent with the consummation of the initial public offering, all of the outstanding shares of the Company's Preferred Stock were converted into 65,484,786 shares of Common Stock.

       On October 12, 2000, Exult and Bank of America signed a non-binding Memorandum of Understanding providing the framework for a broad business relationship, including the provision of business process management services to Bank of America by Exult. The business relationship and process

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

management services transaction were subject to ongoing negotiations and the Memorandum of Understanding established a 60-day time period to reach a definitive agreement. Upon executing the Memorandum of Understanding, Bank of America acquired 5,000,000 investment units, each unit consisting of one share of Exult Common Stock and a warrant to buy one additional share of Exult Common Stock. Each warrant is exercisable for three years at $11.00 per share. The purchase price for the 5,000,000 units was $55,000,000, of which $11,000,000 was paid in cash and the remainder in prepaid rent and intangible assets. In connection with the issuance of the warrants, the Company incurred a charge of $29,900,000 during the fourth quarter of 2000.

       In June 2001, one of the Company's third-party vendors purchased 1,538,461 shares of the Company's Common Stock for $20.0 million, or $13.00 per share, in cash. In certain circumstances, the third-party vendor may be required by the Company to purchase up to an additional $30.0 million of the Company's Common Stock in installments over the next four years.

Common Stock and Stock Option Deferred Compensation

       The Company recorded aggregate deferred compensation for Common Stock and stock options issued of approximately $3,613,000 and $792,000 for the years ended December 31, 1999 and 2000, respectively. The amounts recorded represent the difference between the grant price and the deemed fair value of the Company's Common Stock at the date of grant. Deferred Common Stock and stock option compensation is amortized to expense using the straight-line method over the 48-month vesting period. There were no similar transactions during the six months ended June 30, 2001.

Employee Stock Purchase Plan

       In May 2000, the Company adopted the 2000 Employee Stock Purchase Plan (2000 Stock Purchase Plan). Under the 2000 Stock Purchase Plan, employees may elect to participate by contributing to the plan a portion, not in excess of 10 percent, of their after-tax pay for each pay period during the quarter. The purchase price per share of Exult Common Stock will be the lesser of the fair market value of a share of Exult Common Stock on the first day of the quarter or the fair market value of a share of Exult Common Stock on the last day of the quarter, minus a 15 percent discount. The total number of shares available for purchase under the 2000 Stock Purchase Plan may not exceed 2,000,000 shares. As of December 31, 2000, 36,191 shares have been issued under this plan generating net cash proceeds of $370,000. From January 1, 2001 through June 30, 2001, an additional 65,581 shares have been issued under the 2000 Stock Purchase Plan generating net cash proceeds of $519,000.

7. STOCK OPTION PLANS

1999 Stock Option/Stock Issuance Plan

       In May 1999, the Company adopted the 1999 Stock Option/Stock Issuance Plan (1999 Plan). The 1999 Plan was comprised of two separate equity programs:
(i) the Discretionary Option Grant Program, under which eligible persons could, at the discretion of the Plan administrator, be granted options to purchase shares of Common Stock, and (ii) the Stock Issuance Program under which eligible persons could, at the discretion of the Plan administrator, be issued shares of Common Stock directly, either through the immediate purchase of such shares or as a bonus for services rendered to the Company. Upon the expiration, termination for any reason, or cancellation of unexercised stock options, the shares of Common Stock subject thereto will again be available for issuance under the terms of the 2000 Equity Incentive Plan. Upon any change in the outstanding Common Stock without the Company's receipt of consideration, appropriate adjustments shall be made to each outstanding option.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

       Eligible participants in the Plan were employees, non-employee members of the board of directors of the Company, non-employee members of the board of directors of any parent or subsidiary, and consultants and other advisors who provide services to the Company, or any parent or subsidiary. The Plan is administered by the compensation committee of the Company's board of directors.

       The options were issued as incentive stock options (as defined by the Internal Revenue Code of 1986) or as nonqualified options. Options under the Plan were granted at prices not less than 85 percent of the fair market value at the date of option grant and could become exercisable in installments ranging up to 10 years from the date of grant. If the optionee is a 10 percent stockholder, the exercise price could not be less than 110 percent of the fair market value at the date of option grant. As of December 31, 1999, the non-qualified stock options and incentive stock options are immediately exercisable by the optionee. Upon exercise, and subject to Internal Revenue Service limitations for incentive stock options, the option shares are initially unvested and subject to repurchase by the Company upon termination of employment or services, at the option exercise price per share. The optionee shall acquire a vested interest in, and the Company's repurchase right shall lapse with respect to, 25 percent of the optionee's shares upon completion of one year of service from the date of grant, and the remainder vest either on an annual basis or on a monthly basis over a 36-month period measured from the first anniversary of the grant date. At December 31, 2000 and June 30, 2001, there were 347,731 shares and 154,235 shares, respectively, subject to repurchase.

1999 Special Executive Stock Option Plan

       On November 19, 1999, the Company adopted the Special Executive Stock Option Plan (Executive Plan). Participation in the Executive Plan was limited to officers and other highly compensated employees. The Executive Plan provided that the exercise price for all options must be at least 85 percent of the fair market of the option shares at the time of the option grant. Furthermore, no option may have a term in excess of ten years, and each option will be subject to early termination following the optionee's cessation of services with the Company. The Executive Plan also provides that the exercise price for the shares of Common Stock subject to option grants may be paid in cash or in shares of Common Stock valued at fair market value on the exercise date. Options vest over a period determined by the Company's board of directors. Since December 1999, no options have been granted under this plan.

2000 Equity Incentive Plan

       In May 2000, the Company adopted the 2000 Equity Incentive Plan (2000
Plan). The 2000 Plan is the successor program to the 1999 Plan and the Executive Plan and terminates in May 2010. The 2000 Plan provides various equity incentive programs, including discretionary option grants for employees and consultants and automatic option grants for non-employee directors. The initial number of shares available for grant under the 2000 Plan is 20,000,000 shares, which includes shares subject to outstanding awards under the 1999 Plan and the Executive Plan as of the adoption date of the 2000 Plan. Shares subject to awards that expire or are otherwise cancelled or terminated are again available for future grant. The share reserve under the 2000 Plan automatically increases on the first trading day in January of each year, beginning with calendar year 2001, by an amount equal to 5 percent of the total number of shares of Exult Common Stock outstanding on the last trading day in December of the immediately prior year, but in no event will any such annual increase exceed 6,000,000 shares. In accordance with this provision, the share reserve increased by 4,548,000 shares in January 2001. At December 31, 2000 and June 30, 2001, 2,379,317 shares and 2,036,874 shares, respectively, are available for future grant under the 2000 Plan.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

       The 2000 Plan is administered by the Company's board of directors (the "Plan Administrator"). The Plan Administrator generally determines which eligible individuals receive option grants or other awards, the time or times when the awards are made, the number of shares subject to each award, the exercise price or other amount payable in connection with an award, the status of any granted option as either an incentive stock option or a non-statutory stock option under the federal tax laws, the vesting schedule to be in effect for each award, and the maximum term for which any award is to remain outstanding. The exercise price for any options and the issue price for shares granted pursuant to the 2000 Plan may be paid in cash, vested shares in certain circumstances, and a net-issuance basis. In addition, no participant in the 2000 Plan may be granted stock options, separately exercisable stock appreciation rights and direct stock issuances for more than 1,000,000 shares of Common Stock per calendar year.

       In certain circumstances involving an acquisition or merger of the Company, a sale of substantially all of the Company's assets, a change in more than 30 percent of the ownership of the Company, or a change in control of the Company's board of directors, all vesting of awards under the 1999 Plan, the Executive Plan and the 2000 Plan may be accelerated or extended.

       The following is a summary of transactions relating to the 1999 Plan, the Executive Plan and the 2000 Plan:

                                                                  WEIGHTED
AVERAGE
                                                      SHARES       EXERCISE
PRICE
                                                    ----------
----------------
Options outstanding at January 1, 1999............          --         $   --
  Granted.........................................  10,407,910           0.92
  Exercised.......................................    (262,550)          0.74
  Canceled........................................          --             --
                                                    ----------
Options outstanding at December 31, 1999..........  10,145,360           0.93
  Granted.........................................   7,474,989          10.88
  Exercised.......................................    (513,867)          0.69
  Canceled........................................    (262,216)          5.01
                                                    ----------
Options outstanding at December 31, 2000..........  16,844,266           5.29
  Granted.........................................   5,821,150          11.87
  Exercised.......................................  (1,302,877)          1.32
  Canceled........................................    (930,707)          9.30
                                                    ----------
Options outstanding at June 30, 2001..............  20,431,832         $ 7.23
                                                    ==========         ======
Options exercisable at December 31, 1999..........   5,809,270         $ 0.94
                                                    ==========         ======
Options exercisable at December 31, 2000..........  12,636,685         $ 3.15
                                                    ==========         ======
Options exercisable at June 30, 2001..............  11,633,435         $ 3.67
                                                    ==========         ======

Of the options exercisable as of December 31, 2000 and June 30, 2001, options to acquire 3,428,717 shares and 6,465,069 shares, respectively, are vested.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

       The following table shows pro forma net loss as if the fair value method had been used to account for stock-based compensation expense (in thousands):

                                          DECEMBER 31,    DECEMBER 31,     JUNE
30,
                                              1999            2000
2001
                                          ------------    ------------
-----------

(UNAUDITED)
Net loss, as reported...................    $(15,212)      $ (94,820)
$(47,108)
Pro forma adjustment....................        (243)         (7,076)
(8,907)
                                            --------       ---------
--------
Pro forma net loss......................    $(15,455)      $(101,896)
$(56,015)
                                            ========       =========
========

       The following outlines the significant assumptions used to calculate the fair value information presented utilizing the Black-Scholes approach with ratable amortization as of December 31, 1999 and 2000, and June 30, 2001:

Risk-free interest rate.........................  5.63% to 6.20%
Expected life...................................       4.00
Expected volatility.............................      77.70%
Expected dividends..............................        --

8. INCOME TAXES

       The Company did not record a tax provision at December 31, 1998, 1999 and 2000, and June 30, 2001, as it had incurred only operating losses as of these dates.

       The components of the Company's net deferred income tax assets are as follows (in thousands):

                                          DECEMBER 31,    DECEMBER 31,     JUNE
30,
                                              1999            2000
2001
                                          ------------    ------------
-----------

(UNAUDITED)
Net operating loss carryforwards........    $ 4,826         $ 28,785       $
43,997
Gross deferred tax assets...............      1,107            2,028
4,743
                                            -------         --------
--------
                                              5,933           30,813
48,740
Less: Valuation allowance...............     (5,933)         (30,813)
(48,740)
                                            -------         --------
--------
  Net deferred tax assets...............    $    --         $     --       $
--
                                            =======         ========
========

       A full valuation allowance is provided because of the uncertainty of realizing the deferred tax assets.

       At December 31, 2000, the Company had federal, state and foreign net operating loss carryforwards of approximately $53.5 million, $67.9 million and $14.5 million, respectively. At June 30, 2001, the Company had federal, state and foreign net operating loss carryforwards of approximately $83.9 million, $90.1 million and $24.1 million, respectively. The federal and state operating loss carryforwards will begin expiring in the years 2020 and 2008, respectively. The foreign net operating loss may be carried forward indefinitely. The realization of future tax benefits from utilization of the net operating loss carryforwards may be subject to certain limitations as a result of ownership changes that have occurred and may occur in the future.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

9. LOSS PER SHARE

       The following is the calculation for net loss per share (in thousands, except per share amounts, rounded):

                                    OCTOBER 29, 1998
     SIX MONTHS ENDED
                                     (INCEPTION) TO     YEAR ENDED     YEAR
ENDED    -------------------
                                      DECEMBER 31,     DECEMBER 31,   DECEMBER
31,   JUNE 30,   JUNE 30,
                                          1998             1999           2000
      2000       2001
                                    ----------------   ------------
------------   --------   --------

        (UNAUDITED)
Basic:
  Net loss........................      $   (184)        $(15,212)
$(94,820)    $(24,704)  $(47,108)
  Weighted average common
     shares.......................             1            6,906         54,491
      22,248     91,693
                                        --------         --------       --------
    --------   --------
  Net loss per common share
     (rounded)....................      $(140.48)        $  (2.20)      $
(1.74)    $  (1.11)  $  (0.51)
                                        ========         ========       ========
    ========   ========
Diluted:
  Net loss........................      $   (184)        $(15,212)
$(94,820)    $(24,704)  $(47,108)
                                        --------         --------       --------
    --------   --------
  Weighted average common
     shares.......................             1            6,906         54,491
      22,248     91,693
  Stock options adjustment........            --               --             --
          --         --
  Convertible preferred stock.....            --               --             --
          --         --
                                        --------         --------       --------
    --------   --------
  Average common shares
     outstanding..................             1            6,906         54,491
      22,248     91,693
                                        --------         --------       --------
    --------   --------
  Net loss per common share
     (rounded)....................      $(140.48)        $  (2.20)      $
(1.74)    $  (1.11)  $  (0.51)
                                        ========         ========       ========
    ========   ========

       At December 31, 1998, 1999 and 2000, the impact of any outstanding shares of Preferred Stock convertible into Common Stock, warrants to purchase Common Stock or Preferred Stock convertible into Common Stock, and stock options to purchase Common Stock was excluded from the respective computations of diluted net loss per common share as the effect is antidilutive.

       Concurrent with the consummation of the June 2000 initial public offering of the Company's Common Stock, all outstanding shares of series A, series B, series C, and series D Preferred Stock were automatically converted into Common Stock at the rate of 900 shares of Common Stock for each share of series A Preferred Stock, five shares of Common Stock for each share of series B and series C Preferred Stock, and one share of Common Stock for each share of series D Preferred Stock.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

10. SELECTED QUARTERLY FINANCIAL DATA (UNAUDITED)

       The following table sets forth selected quarterly financial data for the ten quarters ended June 30, 2001.

                                                  THREE MONTHS ENDED

-------------------------------------------------------
                                MARCH 31,    JUNE 30     SEPTEMBER 30,
DECEMBER 31,
                                  1999         1999          1999
1999
                                ---------    --------    -------------
-------------
                                                  (IN THOUSANDS)
Revenue.......................  $     --     $   213        $ 2,031          $
2,613
Gross profit..................        --          --             --
359
Loss from operations..........      (516)     (2,670)        (3,745)
(8,544)
Net loss......................      (510)     (2,609)        (3,678)
(8,415)
Net loss per share, basic and
  diluted.....................  $ (56.66)    $ (0.29)       $ (0.40)         $
(0.90)
                                ========     =======        =======
=======

                                                THREE MONTHS ENDED

-------------------------------------------------------
                              MARCH 31,    JUNE 30,    SEPTEMBER 30,    DECEMBER
31,
                                2000         2000          2000             2000
                              ---------    --------    -------------
-------------
                                                  (IN THOUSANDS)
Revenue.....................  $   5,577    $  8,172      $ 20,878         $
32,034
Gross profit................       (173)     (4,221)       (9,241)
(12,899)
Loss from operations........    (11,694)    (15,254)      (19,115)
(54,063)
Net loss....................    (10,902)    (13,802)      (17,640)
(52,476)
Net loss per share, basic
  and diluted...............  $   (1.16)   $  (0.40)     $  (0.21)        $
(0.60)
                              =========    ========      ========
========

                                                           THREE MONTHS ENDED
                                                        ------------------------
                                                         MARCH 31,      JUNE 30,
                                                            2001          2001
                                                        ------------    --------
                                                             (IN THOUSANDS)
Revenue...............................................    $ 43,464      $ 64,318
Gross profit..........................................     (11,391)
(8,443)
Loss from operations..................................     (23,384)
(25,468)
Net loss..............................................     (22,307)
(24,801)
Net loss per share, basic and diluted.................    $  (0.24)     $
(0.27)
                                                          ========      ========

For the three months ended December 31, 2000, excluding the $29.9 million warrant charge, loss from operations, net loss and net loss per share would have been $24,163,000, $22,576,000, and $0.26, respectively.

11. BUSINESS ACQUISITION

       On November 22, 1999, the Company entered into an agreement to purchase all the assets and business, except for cash, accounts receivable, and unbilled work-in-progress of Gunn, for an aggregate purchase price of approximately $14,000,000. The purchase price was allocated to various intangible intellectual properties and fixed assets.

                                  EXULT, INC.

                    (DATA AS OF AND FOR THE SIX MONTHS ENDED
                      JUNE 30, 2000 AND 2001 IS UNAUDITED)

       The unaudited pro forma combined consolidated financial information, as though the acquisition had occurred on January 1, 1999, would have resulted in operating results as follows (amounts in thousands except per share data):

                                                       YEAR ENDED
                                                      DECEMBER 31,
                                                          1999
                                                      ------------
Revenue.............................................    $15,245
Net loss............................................    (19,090)
Basic and diluted weighted average net loss per
  common share......................................      (0.25)

The pro forma net loss includes $4,260,000 in amortization of purchased intangibles for the year ended December 31, 1999. This unaudited pro forma combined consolidated financial information is presented for illustrative purposes only and is not necessarily indicative of the consolidated results of operations in future periods or the results that would have actually been realized.

                              [INSIDE BACK COVER]

     The inside back cover contains graphics on a black background. Centered on the page is the blue Exult "E" Servicemark. Below the logo, in smaller font is the word "Exult(R)" and below such word, in smaller white type are the words "Process Excellence, Proven Results".

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 SHARES

                                  [EXULT LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                              MERRILL LYNCH & CO.
                              GOLDMAN, SACHS & CO.
                              SALOMON SMITH BARNEY

                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                               10,000,000 SHARES

                                  [EXULT LOGO]

                                  COMMON STOCK

                             ---------------------

                                   PROSPECTUS
                             ---------------------

                          MERRILL LYNCH INTERNATIONAL
                          GOLDMAN SACHS INTERNATIONAL

                              SALOMON SMITH BARNEY


                                           , 2001

--------------------------------------------------------------------------------
--------------------------------------------------------------------------------

                                    PART II

                     INFORMATION NOT REQUIRED IN PROSPECTUS

ITEM 14. OTHER EXPENSES OF ISSUANCE AND DISTRIBUTION

       The following table sets forth all expenses payable by us (other than underwriting commissions and discounts) in connection with the offering of our common stock being registered hereby. All amounts are estimated except the SEC registration fee and the NASD filing fee.

SEC registration fee......................................  $ 47,524
NASD filing fee...........................................  $ 19,510
Legal fees and expenses...................................  $300,000
Accounting fees and expenses..............................  $100,000
Printing expenses.........................................  $280,000
Miscellaneous.............................................  $ 70,000
                                                            --------
     Total................................................  $817,034
                                                            ========

ITEM 15. INDEMNIFICATION OF DIRECTORS AND OFFICERS

       Under Section 145 of the Delaware General Corporation Law, we may indemnify our directors and officers against liabilities they may incur in such capacities, including liabilities under the Securities Act of 1933, as amended (the "Securities Act"). Our amended and restated bylaws (filed as Exhibit 3.2 to this registration statement) require us to indemnify our directors and officers to the fullest extent permitted by law and require us to advance litigation expenses upon our receipt of an undertaking by the director or officer to repay such advances if it is ultimately determined that the director or officer is not entitled to indemnification. Our bylaws further provide that rights conferred under such bylaws do not exclude any other right such persons may have or acquire under any bylaw, agreement, vote of stockholders or disinterested directors or otherwise.

       Our amended and restated certificate of incorporation (filed as Exhibit
3.1 to this registration statement) provides that, pursuant to Delaware law, our directors shall not be liable for monetary damages for breach of the directors' fiduciary duty of care to us and our stockholders. This provision in the certificate of incorporation does not eliminate the duty of care, and in appropriate circumstances equitable remedies such as injunctive or other forms of non-monetary relief will remain available under Delaware law. In addition, each director will continue to be subject to liability for breach of the director's duty of loyalty to us or our stockholders, for acts or omissions not in good faith or involving intentional misconduct or knowing violations of law, for actions leading to improper personal benefit to the director, and for payment of dividends or approval of stock repurchases or redemption's that are unlawful under Delaware law. The provision also does not affect a director's responsibilities under any other law, such as the federal securities laws or state or federal environmental laws.

       In addition, we have entered into agreements to indemnify our directors and certain of our officers in addition to the indemnification provided for in our bylaws. These agreements will, among other things, indemnify our directors and some of our officers for certain expenses (including attorneys fees), judgments, fines and settlement amounts incurred by such person in any action or proceeding, including any action by or in our right, on account of services by that person as a director or officer of Exult or as a director or officer of any of our subsidiaries, or as a director or officer of any other company or enterprise that the person provides services to at our request.

       The purchase agreement (filed as Exhibit 1.1 to this registration statement) provides for indemnification by the underwriters of us and our officers and directors, and by us of the underwriters, for certain liabilities arising under the Securities Act or otherwise.

       Under our Director's and Officer's liability insurance policy, our directors and officers are insured against the cost of defense, settlement or payment of a judgment under circumstances stated in the policy.

ITEM 16. EXHIBITS

       The following exhibits are filed herewith or incorporated by reference:


         EXHIBIT
         NUMBER                       DESCRIPTION OF EXHIBIT
         -------                      ----------------------
           1.1     Form of U.S. Purchase Agreement
           1.2     Form of International Purchase Agreement
           1.3     Power of Attorney for Sale of Common Stock
           1.4     Custody Agreement
           3.1     Fourth Amended and Restated Certificate of Incorporation(1)
           3.2     Amended and Restated Bylaws(1)
           4.1     See Exhibits 3.1 and 3.2 for provisions of the Exult, Inc.
                   Certificate of Incorporation and Bylaws defining the rights of holders of Exult, Inc.'s Common Stock
           4.2     Specimen Common Stock Certificate(1)
           5.1     Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby
          23.1     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
                   5.1)
          23.2     Consent of Arthur Andersen LLP, independent auditors
          24.1     Power of Attorney(2)


------------

(1) Previously filed with Registrant's Registration Statement on Form S-1, Registration No. 333-31754, and incorporated herein by reference.


(2) Previously filed with this Registration Statement on June 29, 2001.

ITEM 17. UNDERTAKINGS

       (1) The undersigned registrant hereby undertakes that, for purposes of determining any liability under the Securities Act, each filing of the registrant's annual report pursuant to Section 13(a) or Section 15(d) of the Securities Exchange Act that is incorporated by reference in the registration statement shall be deemed to be a new registration statement relating to the securities offered herein, and the offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

       (2) Insofar as indemnification for liabilities arising under the Securities Act may be permitted to directors, officers and controlling persons of the registrant, the registrant has been advised that in the opinion of the SEC such indemnification is against public policy as expressed in the Securities Act and is, therefore, unenforceable. In the event that a claim for indemnification against such liabilities (other than the payment by the registrant of expenses incurred or paid by a director, officer or controlling person of the registrant in the successful defense of any action, suit or proceeding) is asserted by such director, officer or controlling person in connection with the securities being registered, the registrant will, unless in the opinion of counsel the matter has been settled by controlling precedent, submit to a court of appropriate jurisdiction the question whether such indemnification by it is against public policy as expressed in the Securities Act and will be governed by the final adjudication of such issue.

       (3) The undersigned registrant hereby undertakes that:

                (a) For purposes of determining any liability under the Securities Act of 1933, the information omitted from the form of prospectus as filed as part of this Registration Statement in reliance upon Rule 430A and contained in a form of prospectus filed by Exult pursuant to Rule 424(b)(1) or (4) or 497(h) under the Securities Act shall be deemed to be part of this Registration Statement as of the time it was declared effective.

                (b) For the purpose of determining any liability under the Securities Act of 1933, each post-effective amendment that contains a form of prospectus shall be deemed to be a new registration statement relating to the securities offered therein, and this offering of such securities at that time shall be deemed to be the initial bona fide offering thereof.

                                   SIGNATURES


       Pursuant to the requirements of the Securities Act of 1933, as amended, I certify that I have reasonable grounds to believe that Exult, Inc. meets all of the requirements for filing on Form S-3 and has duly caused this Amendment No. 2 to be signed on its behalf by the undersigned, thereunto duly authorized, in the City of New York, State of New York, on July 27, 2001.


                                          EXULT, INC.

                                          By:      /s/ MICHAEL F. HENN
                                            ------------------------------------
                                                   Michael F. Henn
                                                  Chief Financial Officer


       Pursuant to the requirements of the Securities Act of 1933, as amended, this Amendment No. 2 has been signed by the following persons in the capacities and on the dates indicated.



                NAME AND SIGNATURE                                  TITLE
              DATE
                ------------------                                  -----
              ----
                         *                              Chairman, President and
Chief      July 27, 2001
---------------------------------------------------           Executive Officer
                James C. Madden, V                      (Principal Executive
Officer)

                /s/ MICHAEL F. HENN                        Chief Financial
Officer         July 27, 2001
---------------------------------------------------        (Principal Financial
and
                  Michael F. Henn                            Accounting Officer)

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                 J. Michael Cline

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                 Steven A. Denning

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                  Mark F. Dzialga

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                 Michael A. Miles

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                  Thomas J. Neff

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                  John R. Oltman

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                 A. Michael Spence

                         *                                         Director
          July 27, 2001
---------------------------------------------------
                  Josh S. Weston


*By:     /s/ MICHAEL F. HENN
     -------------------------------
             Michael F. Henn
            Attorney-in-fact

                                 EXHIBIT INDEX


EXHIBIT
NUMBER                      DESCRIPTION OF EXHIBIT
-------                     ----------------------
 1.1     Form of U.S. Purchase Agreement
 1.2     Form of International Purchase Agreement
 1.3     Power of Attorney for Sale of Common Stock
 1.4     Custody Agreement
 3.1     Fourth Amended and Restated Certificate of Incorporation(1)
 3.2     Amended and Restated Bylaws(1)
 4.1     See Exhibits 3.1 and 3.2 for provisions of the Exult, Inc.
         Certificate of Incorporation and Bylaws defining the rights of holders of Exult, Inc.'s Common Stock
 4.2     Specimen Common Stock Certificate(1)
 5.1     Opinion of Gibson, Dunn & Crutcher LLP as to legality of the securities registered hereby
23.1     Consent of Gibson, Dunn & Crutcher LLP (included in Exhibit
         5.1)
23.2     Consent of Arthur Andersen LLP, independent auditors
24.1     Power of Attorney(2)


------------

(1) Previously filed with Registrant's Registration Statement on Form S-1, Registration No. 333-31754, and incorporated herein by reference.


(2) Previously filed with this Registration Statement on June 29, 2001.